As filed with the Securities and Exchange Commission on March __, 2001
                                                      Registration No. 333-53008
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 AMENDMENT NO. 1
                                 ON FORM SB-2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                             SOFTQUAD SOFTWARE, LTD.
             (Exact name of registrant as specified in its charter)

             DELAWARE                           7372                    65-0877744
  (State or other jurisdiction       (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

                                 --------------

                            161 Eglinton Avenue East
                                    Suite 400
                         Toronto, Ontario M4P 1J5 Canada
                                 (416) 544-9000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                               Roberto Drassinower
                             Chief Executive Officer
                       161 Eglinton Avenue East, Suite 400
                         Toronto, Ontario M4P 1J5 Canada
                                 (416) 544-9000

 (Name, address, including zip code, and telephone number, including area code,

                              of agent for service)
                                 --------------

                                   Copies to:

          Neill May, Esq.                          Michael J. Shef, Esq.
            Goodmans                      Jenkens & Gilchrist Parker Chapin LLP
   250 Yonge Street, Suite 2400                   The Chrysler Building,
  Toronto, Ontario M5B 2M6 Canada                 405 Lexington Avenue,
          (416) 979-2211                           New York, NY 10174
                                                    (212) 704-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation Of Registration Fee
----------------------------------------------- -------------------------------------------------------------------------------
  Title of Each Class of
    Securities To Be         Amount To Be            Proposed Maximum           Proposed Maximum         Amount of Registration
      Registered            Registered (1)       Offering Price Per Share    Aggregate Offering Price            Fee
----------------------------------------------- -------------------------------------------------------------------------------
  Common Stock, par value
      $.001 per share         10,179,318                 $2.45(2)                 $24,939,329                $6,234.83(3)
----------------------------------------------- -------------------------------------------------------------------------------
  Common Stock, par value
      $.001 per share         5,773,605                  $2.04(4)                 $11,778,154                 $2,944.54
----------------------------------------------- -------------------------------------------------------------------------------

(1) Pursuant to Rule 416(b), there shall be deemed covered hereby all additional securities resulting from anti dilution adjustments.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported on the OTC Bulletin Board on December 26, 2000.

(3)Previously paid.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported on the OTC Bulletin Board on March 23, 2001.

         Pursuant to Rule 416 under the Securities Act, this Registration Statement also registers that number of additional shares of common stock that may become issuable pursuant to anti-dilution provisions of preferred stock, special warrants and warrants held by certain of the selling stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED March __, 2001.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

                                15,952,923 SHARES

                                 [SOFTQUAD LOGO]

                                  COMMON STOCK

                           ---------------------------

     This prospectus covers 15,952,923 shares of SoftQuad Software, Ltd.'s common stock which the selling stockholders listed in this prospectus under "Principal and Selling Stockholders" (or their successors-in-interest) may offer and sell from time to time. Of these shares, 1,036,712 currently are owned by selling stockholders, 5,673,605 are issuable upon exchange of exchangeable shares owned by selling stockholders, 3,195,627 are issuable upon conversion of preferred stock owned by a selling stockholder, 2,951,420 are issuable upon the exercise of special warrants that currently are owned by selling stockholders and 3,095,559 are issuable upon exercise of warrants that currently are owned by selling stockholders. We issued the common stock and other securities currently owned by the selling stockholders in private placements during December 1999, February, April and June 2000. In connection with the private placements, we agreed with the initial purchasers that we would file a registration statement covering the shares of common stock issued to them or issuable upon the conversion or exercise of derivative securities issued to them.

     The selling stockholders may sell their shares, directly or through broker-dealers or underwriters, in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions or otherwise. Sales may be made at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders should deliver a copy of this prospectus when they offer and sell their shares.

     The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will not receive any proceeds from sales of the shares by the selling stockholders. We will be responsible for paying all other expenses relating to the registration of the shares.

     Our common stock currently is quoted on the OTC Bulletin Board under the symbol "SXML." The last reported bid price of our common stock on the OTC Bulletin Board on March 23, 2001 was $2.0625.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

              The date of this prospectus is ___________ __, 2001.

                                TABLE OF CONTENTS

Prospectus  Summary......................................................................................4

Our Business.............................................................................................4

Summary Financial Data...................................................................................5

Risk Factors.............................................................................................6

Special Information About Forward-Looking Statements....................................................14

Use of Proceeds.........................................................................................15

Price Range of Common Stock.............................................................................15

Dividend Policy.........................................................................................15

Management's Discussion and Analysis of Financial Condition and Results of Operations...................16

Business ...............................................................................................23

Management..............................................................................................36

Principal Stockholders..................................................................................42

Selling Stockholders....................................................................................43

Plan of Distribution....................................................................................47

Certain Relationships and Related Transactions..........................................................50

Description of Capital Stock............................................................................52

Delaware Business Combination Provisions................................................................55

Indemnification of Directors and Limitation of Liability................................................55

Where You Can Find More Information.....................................................................57

Transfer Agent and Registrar............................................................................57

Legal Matters...........................................................................................57

Experts.................................................................................................57

Consolidated Financial Statements of SoftQuad Software, Ltd............................................F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date of this prospectus.

                            ------------------------

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information, including our financial statements and the notes to our financial statements contained in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully. In this prospectus, "SoftQuad," "we," "us" and "our" refer to the business that is owned and conducted by SoftQuad Software, Ltd. and its subsidiaries and that was previously owned and conducted by their predecessors and not to the selling stockholders.

                                  OUR BUSINESS

     SoftQuad is a leading developer of software products for the creation and management of content in XML. XML (eXtensible Markup Language) is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business (B2B) e-commerce. Forrester Research estimates that B2B e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute 90 percent of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 2,000 customers in a wide range of industries. Our customers include leading companies such as Amazon.com, Continental Airlines, DaimlerChrysler, Deutsche Bank, IBM, Lucent Technologies, Microsoft, USATODAY.com, Ziff Davis, GE Power, Lotus, Quantas, British Aerospace, British Telecom, Nortel Networks, Ericsson and Nokia. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Vignette, Documentum and Software AG, to develop comprehensive B2B e-commerce solution platforms integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. We released MarketAgility on September 25, 2000.

     Our HoTMetaL product is an HTML (Hyper Text Markup Language)-based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

STATISTICAL DATA

THIS PROSPECTUS INCLUDES STATISTICAL DATA ABOUT THE INTERNET INDUSTRY THAT COMES FROM INFORMATION PUBLISHED BY SOURCES SUCH AS INTERNATIONAL DATA CORPORATION, ALSO KNOWN AS IDC, AND FORRESTER RESEARCH, WHICH ARE PROVIDERS OF MARKET INFORMATION AND STRATEGIC INFORMATION FOR THE INTERNET INDUSTRY. ALTHOUGH WE BELIEVE THAT DATA FROM THESE COMPANIES IS GENERALLY RELIABLE, THIS TYPE OF DATA IS INHERENTLY IMPRECISE. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THIS DATA.

DOLLAR AND SHARE AMOUNTS

     All dollar amounts included in this prospectus are expressed in U.S. dollars. All share and per share amounts have been adjusted to give effect to the five-for-one common stock split that occurred on July 28, 1999.

NAMES

     The names SoftQuad(R), XMetaL(R), HoTMetaL(R) and MarketAgility(TM) are trademarks that belong to us. See "Business--Proprietary Rights and Licensing." This prospectus also contains other names that belong to their respective owners.

OUR PRINCIPAL EXECUTIVE OFFICES

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada. Our telephone number is (416) 544-9000. Our Web site is located at www.softquad.com. Information contained on our Web site does not constitute part of this prospectus.

                             SUMMARY FINANCIAL DATA

     This summary financial data is derived from our financial statements for the fiscal years ended September 30, 2000 and 1999 and for the three-month periods ended December 31, 2000 and 1999, certain of which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those statements.

--------------------------------------- -------------------------------------------- ---------------------------------
                                                    THREE MONTHS ENDED                      YEARS ENDED
                                                       DECEMBER 31,                        SEPTEMBER 30,
--------------------------------------- ------------------------------------------------------------------------------
STATEMENT OF OPERATIONS                         2000                   1999             2000              1999
--------------------------------------- ---------------------- --------------------- ----------------- ---------------
                                             (unaudited)           (unaudited)
--------------------------------------- ------------------------------------------------------------------------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------- ---------------------- --------------------- ----------------- ---------------
Revenues                                       $1,263                  $860            $4,286            $3,291
--------------------------------------- ---------------------- --------------------- ----------------- ---------------
Loss from Operations                           (5,514)                 (604)           (7,137)           (1,560)
--------------------------------------- ---------------------- --------------------- ----------------- ---------------
Net Loss                                       (5,311)                 (626)           (6,717)           (1,629)
--------------------------------------- ---------------------- --------------------- ----------------- ---------------
Basic and Diluted Loss per Share               $(0.41)               $(0.06)           $(0.60)           $(0.37)
--------------------------------------- ---------------------- --------------------- ----------------- ---------------

------------------------------------------------------------ ------------------------ ------------------------
                                                                 AT DECEMBER 31,          AT SEPTEMBER 30
------------------------------------------------------------ ------------------------ ------------------------
BALANCE SHEET                                                         2000                     2000
------------------------------------------------------------ -------------------------------------------------
                                                                   (unaudited)
                                                                             ( in thousands)
------------------------------------------------------------ ------------------------ ------------------------
Cash and Cash Equivalents                                             $12,391                 $16,306
------------------------------------------------------------ ------------------------ ------------------------
Working Capital                                                       10,814                   14,937
------------------------------------------------------------ ------------------------ ------------------------
Total Assets                                                          20,216                   19,048
------------------------------------------------------------ ------------------------ ------------------------
Total Liabilities and Deferred Revenues                                3,082                    3,070
------------------------------------------------------------ ------------------------ ------------------------
Shareholders' Equity                                                  17,134                   15,977
------------------------------------------------------------ ------------------------ ------------------------

                                  RISK FACTORS

     You should carefully consider the following risks before investing in shares of our common stock. The risks described below are not the only ones that we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

     WE  CANNOT   ASSURE  YOU  THAT  THE  MARKET  WILL  ACCEPT  OUR  XMETAL  AND
     MARKETAGILITY PRODUCTS

     We are focusing our business plan on our XMetaL and MarketAgility products and are therefore relying on the market success of these products to propel our growth in the near and medium term. (For a description of XMetaL and MarketAgility, see "Business--Products.") Although we have been able to secure initial sales of the XMetaL product, we cannot assure you that existing customers will deploy XMetaL in larger numbers (which will require a significant commitment and investment of resources by these customers) or that XMetaL will be adopted by new customers or secure widespread market acceptance. Similarly, we cannot assure you that MarketAgility will be adopted by customers or secure widespread market acceptance. The failure of XMetaL and MarketAgility to achieve meaningful market acceptance could have a material adverse effect on our business, operating results and financial condition.

     THE CHANGE IN OUR DIRECTION AND OPERATIONAL FOCUS FROM HTML PRODUCTS TO XML PRODUCTS MAY BE DIFFICULT TO MANAGE

     While we expect our revenue growth to be driven largely by XMetaL and MarketAgility, most of our past revenues have been derived from HoTMetaL. (For a description of HoTMetaL, see "Business--Products.") Target markets, sales, marketing and distribution models for HoTMetaL are quite different from the XMetaL and MarketAgility products and we will require different skills and business practices to market and support the XMetaL and MarketAgility products. Consequently, the transition from the HTML product focus to the XML product focus may be difficult to manage, and our business, operating results and financial condition could be materially adversely affected.

     RELIANCE ON DISTRIBUTION CHANNELS AND TECHNOLOGY PARTNERS MAY AFFECT SALES BECAUSE WE LACK CONTROL OVER THESE CHANNELS

     We rely on reseller, distribution and technology partners to support our own selling efforts. Some of these partners must have the expertise required to work with XML. Because XML is a relatively new technology, expertise is not widespread. If these partners fail to develop, do not acquire appropriate XML expertise or otherwise fail to adequately support our products, our business, operating results and financial condition could be materially adversely affected.

      IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN XML CONTENT CREATION TECHNOLOGY OR A SUPERIOR OR MORE WIDELY ACCEPTED TECHNOLOGY IS DEVELOPED, OUR EXISTING PRODUCTS COULD BECOME OBSOLETE

     The market for our products is marked by rapid technological change, frequent product introductions and Internet-related technology enhancements, uncertain product life cycles, dynamic changes in client demands and constantly evolving industry standards. We cannot be certain that we will successfully develop and market new products or new product enhancements that respond to technological change, evolving industry standards or client requirements. Competing products based on new technologies or new industry standards could render our existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis. E-commerce technology, particularly XML content creation technology, is complex, and new products and product enhancements can require long development and testing periods. If we do not develop and release enhanced or new products on a timely basis, our business, operating results and financial condition could be materially adversely affected.

      WE FACE INTENSE COMPETITION

     The Internet content creation and e-market infrastructure software market is intensely competitive. Our clients' requirements and the technology available to satisfy those requirements continually change. We expect competition to persist and intensify in the future.

     Our principal competitors offering alternatives to XMetaL include Adobe, Corel, Arbortext, Excosoft and Stilo. The market for supply-side e-market infrastructure software, which MarketAgility targets, currently is fragmented, but we anticipate strong competition to develop from new entrants as well as existing software companies. HoTMetaL faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. Most of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies can also leverage extensive customer bases and adopt aggressive pricing policies to gain market share. Potential competitors (which may develop products with features similar to XMetaL and MarketAgility), such as Adobe, Macromedia and Microsoft, may bundle or price their products in a manner that may discourage users from purchasing our products. In addition, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There are no significant barriers to entering the markets which XMetaL, MarketAgility and HoTMetaL serve.

     Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our software. We cannot be certain that we will be able to compete successfully with current or future competitors. If we fail to compete successfully against current or future competitors, our business, operating results and financial condition could be materially adversely affected.

      WE HAVE INCURRED AND EXPECT TO CONTINUE TO INCUR LOSSES

     We have not achieved profitability and we expect to incur net losses for at least the next two quarters. To date, we have funded our operations primarily from the sale of equity and debt securities and borrowings. We incurred losses of $5.3 million and $626 thousand for the three months ended December 31, 2000 and 1999, $1.3 million, 3.0 million and $6.7 million for the nine months ended September 30, 1998 and the years ended September 30, 1999 and 2000, respectively. As of December 31, 2000, our losses have resulted in an accumulated deficit of $15.1 million. We plan to increase our operating expenses to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. As a result, we will need to generate significant revenues to achieve and maintain profitability. If our revenues do not increase along with these expenses, our net losses in a given quarter would be even greater than expected. We cannot be certain that we can sustain revenue growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability in the future.

      OUR OPERATING HISTORY MAKES FINANCIAL FORECASTING DIFFICULT

     We began operations in 1986. However, from 1992 to 1998, we operated as part of NewKidCo. In addition, we currently are transitioning our operations from supporting HoTMetaL to supporting XMetaL and MarketAgility. As a result, it is difficult for us to forecast operating expenses based on historical results. Accordingly, we base our anticipated expenses in part on projected future revenues. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenues are lower than our projections. If revenues do not meet our projections, our business, operating results and financial condition could be materially adversely affected and net losses in any period would be even greater than expected.

      WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     o    varying demand for our products and services;

     o seasonal fluctuations, including those resulting from the introduction of new versions of our products or new products, our clients' calendar year budgeting cycles and slow summer purchasing patterns in Europe;

     o    unexpected delays in introducing new products and services;

     o increased expenses, whether related to sales and marketing, product development or administration;

     o changes in the rapidly evolving market for XML content creation technology and e-market infrastructure software;

     o the mix of product license and services revenue, as well as the mix of products licensed;

     o the mix of services provided and whether these services are provided by staff or third party contractors; and

     o    the mix of domestic and international sales.

     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are, and will continue for the foreseeable future to be, not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. The operating results of companies in the electronic commerce industry have, in the past, experienced significant quarter-to-quarter fluctuations. If our revenues for a quarter fall below our expectations and we are not able to quickly reduce our spending in response, our operating results for the quarter will be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysis and investors and, as a result, the price of our common stock may fall. As with other companies in our industry, our operating expenses, which include selling and marketing, research and development and general and administrative, are based on our expectations of future revenues and relatively fixed in the short term. You should not rely on the results of one quarter as an indication of our future performance.

      IN ORDER TO INCREASE MARKET AWARENESS OF OUR PRODUCTS AND GENERATE INCREASED REVENUE WE NEED TO EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES

     We must expand our direct and indirect sales operations in order to increase market awareness of our products and generate increased revenue. We cannot be certain that we will be successful in this effort. We have recently expanded our direct sales force and plan to hire additional sales personnel. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective clients. New employees require training and take time to achieve full productivity. We cannot be certain that our new employees will become as productive as necessary or that we will be able to hire enough qualified individuals in the future. We also plan to expand our relationships with value-added resellers, systems integrators and other third-party resellers to build an indirect sales channel. In addition, we need to manage potential conflicts between our direct sales force and third party reselling efforts. Finally, XML expertise is often lacking in the value-added resellers, systems integrators and third-party resellers. Because individuals with XML expertise are in increasingly high demand, we cannot be certain that partners will be successful in acquiring XML expertise, either through training employees or by hiring experienced personnel.

      WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON HOTMETAL REVENUES

     We have derived and will continue to derive significant portions of our revenues from HoTMetaL. In recent quarters, worldwide HoTMetaL revenues have declined and HoTMetaL has lost market share. Although we have planned for HoTMetaL's absolute and proportionate share of total revenues to decline over the next several quarters, if HoTMetaL revenues were to decline faster than anticipated, our business, operating results and financial condition could be materially adversely affected.

      IF OUR INTERNATIONAL BUSINESS CONTINUES TO GROW IN ABSOLUTE DOLLARS AND AS A PERCENTAGE OF REVENUE, OUR BUSINESS WOULD BECOME INCREASINGLY SUSCEPTIBLE TO RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We expect revenue outside of North America to continue to account for a significant percentage of our total revenue in the future and we believe that we must continue to expand international sales in order to be successful. International operations are generally subject to a number of risks, including:

     o    expenses associated with customizing products for foreign countries;

     o    laws and business practices that favor local competition;

     o    dependence on local vendors;

     o    multiple, conflicting and changing governmental laws and regulations;

     o    potentially adverse tax consequences;

     o    difficulties in collecting accounts receivable; and

     o    foreign currency exchange rate fluctuations.

     Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets, develop relationships with international service providers and establish relationships with additional distributors and third party integrators. In that case, our business, operating results and financial condition could be materially adversely affected. Even if we are able to successfully expand international operations, we cannot be certain that we will be able to maintain or increase international market demand for our products. In addition, while our financial results are currently reported in U.S. dollars, a significant portion of our sales are denominated in U.K. pounds sterling, the Euro and other currencies. Significant long-term fluctuations in relative currency values may adversely affect our consolidated results of operations. In particular, our consolidated results of operations may be adversely affected by a significant strengthening of the U.S. dollar against U.K. pounds sterling, the Euro or other currencies in which we generate revenues. To date, we have not engaged in any foreign exchange hedging transactions. We intend to consider
entering  into  foreign  exchange  hedging   transactions  in  the  future,   if
appropriate.

      WE MAY BE UNABLE TO ADEQUATELY DEVELOP A PROFITABLE PROFESSIONAL SERVICES BUSINESS WHICH COULD AFFECT BOTH OUR RESULTS AND OUR ABILITY TO ASSIST OUR CLIENTS WITH THE IMPLEMENTATION OF OUR PRODUCTS

     We cannot be certain that we can attract or retain a sufficient number of the highly qualified personnel that our services business needs. Clients that license our XML software products may engage our professional services business to assist with support, training, consulting and implementation. Growth in our product sales therefore depends on our ability to provide our clients with these services and to educate third-party resellers on how to use our products. As a result, we plan to increase the number of service personnel to meet these needs. We expect our services revenue to increase in absolute dollars as we continue to provide consulting and training services that complement our products and as our installed base of clients grows. We cannot be certain that our professional services business will ever achieve profitability. We generally bill our clients for our services on a "time and materials" basis. However, from time to time we enter into fixed-price contracts for services. We cannot be certain that our fees from these contracts will exceed the costs of providing the services. In addition, competition for qualified services personnel is intense. We are in a new market and there are a limited number of people who have the skills to provide the services that our clients demand.

     IN ORDER TO PROPERLY MANAGE GROWTH, WE NEED TO IMPLEMENT AND IMPROVE OUR OPERATIONAL SYSTEMS ON A TIMELY BASIS

     We have expanded our operations rapidly and we intend to continue to expand in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively and to execute our business plan, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition could be materially adversely affected.

      WE MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL, OR ARE UNABLE TO ATTRACT NEW KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL GENERALLY

     Our success depends largely on the skills, experience and performance of some key members of our management, including Roberto Drassinower, our Chairman of the Board and Chief Executive Officer, and Peter Sharpe, our Chief Scientist. If we lose one or more of these key employees, our business, operating results and financial condition could be materially adversely affected. Also, our future success depends on our ability to continue attracting and retaining highly skilled personnel. Like other software companies, we face intense competition for qualified personnel, particularly in the areas of engineering and technology as well as in sales and marketing. Many of our competitors for qualified personnel have greater resources than we have. We cannot be certain that we will be successful in attracting or retaining qualified personnel in the future.

      WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     We believe that we can fund our planned operations for at least the next 12 months from our existing working capital. Nevertheless, we may need, or otherwise seek, to raise additional funds in the future to maintain and grow our business. We cannot assure you that we will be able to obtain additional financing on favorable terms, if at all. If we issue equity securities, stockholders may experience dilution of their holdings. New equity securities may also have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

      WE DEVELOP COMPLEX SOFTWARE PRODUCTS SUSCEPTIBLE TO SOFTWARE ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUES, OR DELAYED OR LIMITED MARKET ACCEPTANCE

     Complex software products such as ours often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues, a delay in market acceptance or other costs, which could have a material adverse effect on our business, operating results and financial condition. In our license and "shrinkwrap" agreements, we seek to limit liability for certain claims associated with product defects, but we cannot assure you that these limitations will be enforceable.

     DELAYS IN RELEASING ENHANCED VERSIONS OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION

      We will need to continue to introduce new versions of our products to add new features, functionality and technology that customers desire. In the past, we have experienced delays in releasing new products. As a result, we cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any such postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products.

     OUR PRODUCT SHIPMENTS COULD BE DELAYED IF THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS IS NO LONGER AVAILABLE

     We integrate third-party software into our software. This third-party software may not continue to be available to us on commercially reasonable terms. If we cannot maintain licenses for key third-party software, such as Accusoft, Ipswitch Inc., Inxight and Ulead, shipments of our products could be delayed until equivalent software is developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

      OUR BUSINESS IS BASED ON PROPRIETARY RIGHTS TO OUR TECHNOLOGY, AND IF WE FAIL TO ADEQUATELY PROTECT THESE RIGHTS, OUR BUSINESS MAY BE SERIOUSLY HARMED

     We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our products from our competitors' products. The use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Attempts may be made to copy or reverse-engineer aspects of our products or to obtain and use information that we regard as proprietary. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary to enforce our intellectual property rights.

     WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT

     In recent years, there has been significant litigation in the United States involving claims of alleged infringement of patents and other intellectual property rights. We could incur substantial costs to defend any such litigation. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future as a result of an alleged infringement of another's intellectual property. If a claim of infringement of intellectual property rights was decided against us, we could be required to:

     o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or

     o    redesign those products or services that incorporate such technology.

     ANTI-TAKEOVER PROVISIONS COULD INHIBIT THE ACQUISITION OF OUR COMPANY

     Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:

     o authorizing our board of directors to fix the rights and preferences of and issue preferred stock;

     o    prohibiting cumulative voting in the election of directors;

     o    limiting  the persons who may call special  meetings of  stockholders;
          and

     o    establishing  advance notice requirements for election to the board of
          directors  or  for   proposing   matters  that  can  be  acted  on  by
          stockholders at special meetings of stockholders.

     o Certain provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Delaware Business Combination Provisions."

     RISKS RELATED TO THE INTERNET INDUSTRY

     OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR COMMERCE AND XML

     Our future success depends heavily on the Internet and XML technology being speedily accepted and widely used for commerce. Any of the following circumstances could have a materially adverse effect on our business, operating results and financial condition:

     o E-commerce or the use of XML for e-commerce do not continue to grow or grow more slowly than expected.

     o Consumers or businesses reject the Internet as a viable commercial medium.

     o E-commerce businesses are unable to achieve adequate profitability or are unable to raise additional capital.

     o The Internet infrastructure is not able to support the demands placed on it by increased Internet usage and bandwidth requirements.

     o Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation cause the Internet to lose its viability as a commercial medium.

     o We incur substantial expenses adapting our solutions to changing or emerging technologies and market conditions, which could occur even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed and the adoption of XML for Internet commerce continues as expected.

     OUR PERFORMANCE WILL DEPEND ON THE NEW MARKET FOR XML-BASED SOFTWARE PRODUCTS AND E-MARKET INFRASTRUCTURE SOFTWARE SOLUTIONS

     The market for XML-based software products and e-market infrastructure software products is new and rapidly evolving. We expect that we will continue to need intensive marketing and sales efforts to educate prospective customers about the uses and benefits of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge or be sustainable. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Similarly, individuals have established patterns of purchasing goods and services and may be reluctant to alter those patterns or to provide personal data in connection with purchasing goods over the Internet. Any of these factors could inhibit the growth of online business generally and the market's acceptance of our products and services in particular.

      LAWS AND REGULATIONS COULD EITHER DIRECTLY RESTRICT OUR BUSINESS OR INDIRECTLY IMPACT OUR BUSINESS BY LIMITING THE GROWTH OF E-COMMERCE

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any new legislation or restrictions arising from current or future government investigations or policy could dampen the growth in use of the
Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. The governments of other states or foreign countries might attempt to regulate Internet communications, commerce and advertising or levy sales or other taxes relating to these activities. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. Governmental bodies have not yet determined in many instances whether and how existing laws such as those governing intellectual property, privacy, libel, taxation and antitrust apply to the Internet and e-commerce. For example, the U.S. Federal Trade Commission is currently examining whether B2B e-commerce exchanges may create opportunities for collusion and price-fixing that violate antitrust laws. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially adversely affected by the adoption, modification or enforcement of laws or regulations relating to the Internet and e-commerce.

RISK RELATED TO THE SECURITIES MARKETS

      OUR STOCK PRICE IS HIGHLY VOLATILE

     The market price of our common stock has been highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Future market prices may fluctuate significantly in response to the following factors, some of which are beyond our control:

     o    variations in quarterly operating results;

     o    changes in market valuations of Internet software companies;

     o announcements by us of significant contracts, strategic partnerships, joint ventures or capital commitments;

     o loss of a major client or failure to complete significant license transactions;

     o    additions or departures of key personnel;

     o sales of our common stock in the future by us and/or by our insiders and significant stockholders; and

     o fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

     POSSIBILITY OF WIDE PRICE SWINGS AND INACCURATE PRICING INFORMATION COULD CREATE A RISK THAT STOCKHOLDERS WILL NOT BE ABLE TO ACCURATELY ASSESS THE MARKET VALUE OF OUR COMMON STOCK

     While our stock trades over-the-counter and is quoted on the OTC Bulletin Board, a relative lack of liquidity or volume and the participation of only a few market makers makes it more likely that wide fluctuations in the quoted price of our common stock could occur. As a result, there is a risk that you will not be able to obtain accurate price quotes or be able to correctly assess the market price of our stock. Increases in the volatility could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might also be unable to accurately value the common stock.

     SUBSTANTIAL  SALES OF OUR COMMON  STOCK  COULD  ADVERSELY  AFFECT OUR STOCK
     PRICE

     Sales of a substantial number of shares of common stock by stockholders under this registration statement or under another registration statement filed pursuant to registration rights agreements or otherwise, or under Rule 144 or other exemptions that may be available under the Securities Act of 1933, could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

     WE HAVE BECOME SUBJECT TO THE SECURITIES AND EXCHANGE COMMISSION'S PENNY STOCK RULES

     We have become subject to the SEC's penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in that security is provided by the exchange system). Unless exempt, the penny stock rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, the rules require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stocks rules, stockholders may have difficulty selling our common stock in the open market as our market price has dropped below $5.00 per share.

              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders. All net proceeds from the sale of common stock will go to the stockholders who offer and sell their shares. We will, however, receive approximately $12.5 million if all of the warrants for the shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the OTC Bulletin Board since January 7, 2000. From January 7, 2000 until February 21, 2000 it was quoted under the symbol "AMRP," from February 22, 2000 until April 10, 2000 it was quoted under the symbol "AMRR" and since April 11, 2000 it has been quoted under the symbol "SXML." The following table sets forth, for the periods indicated, the high and low closing bid prices per share of our common stock as quoted on the OTC Bulletin Board. Quotes on the OTC Bulletin Board may reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                   High                Low
        Quarter ended March 31, 2000(1)           $36.63              $   .125

        Quarter ended June 30, 2000               $25.00              $  10.00

        Quarter ended September 30, 2000          $13.50              $   6.94

        Quarter ended December 31, 2000           $ 8.19              $   1.94

        January 1, 2001 to March 23, 2001         $3.0781             $ 1.8125

-----------------
(1) Prior to March 2, 2000, which was the effective date of the merger between FinanceCo and ASM, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $7.50 and $0.125, respectively. From March 2 through March 31, 2000, the high and low closing bid prices per share of ASM's common stock as quoted on the OTC Bulletin Board were $36.625 and $24.50, respectively.

     As of March 1, 2001, we had 8,229,769 shares of common stock outstanding held by 36 shareholders of record. We estimate that our common stock is held by approximately 900 beneficial holders.

     The last reported bid price of our common stock on the OTC Bulletin Board on March 23, 2001 was $2.0625.

                                 DIVIDEND POLICY

     We have never paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors, and will depend on our financial condition, results of operations and capital requirements, and such other factors as our board of directors deems relevant.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

      SoftQuad(R) is a leading developer of software products for the creation and management of content in XML. XML (eXtensible Markup Language) is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business ("B2B") e-commerce. Our XMetaL(R) product is an advanced, yet easy-to-use, XML content creation solution that allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Our MarketAgility(TM) product, which we released in September 2000, is an XML-based content delivery solution that gives suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems.

      While we currently are focusing our efforts towards our XML products, we have derived and will continue to derive portions of our revenues from HoTMetaL(R), our HTML-based Web page creation and management tool. In recent quarters, total HoTMetaL revenues world-wide have declined and HoTMetaL has lost market share to competitors. We expect revenues from HoTMetaL to continue to decline and revenues from our XML products to grow.

      We generate our revenues from product sales, license fees, maintenance and support contracts, We recognize revenues from product and license agreements on product delivery if an agreement exists with a fixed or determinable fee and collection of the related receivable is reasonably assured. Service revenue consists of fees for product solution services and from maintenance and support agreements. Revenue from maintenance and support agreements is initially recorded as deferred revenue and recognized as revenue over the term of the agreement. Revenue from product solution services is recognized using the percentage of completion method based on a proportion of total hours incurred to total project hours. Our cost of revenues includes costs to manufacture, package, and distribute our products and related documentation, royalty payments to third parties, payments to vendors and inventory write-downs, as well as personnel and other expenses, if any, related to providing product solution services and customer support services.

      Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our development, sales and marketing and product solution services departments, and to establish an administrative organization. As a result, we have incurred significant losses since inception. As of December 31, 2000, we had an accumulated deficit of approximately $15.1 million.

      We believe that our future success depends on XML technology and our XMetaL and MarketAgility products. We plan to increase our operating expenses and expect to continue to incur operating losses through the third quarter of 2001 with the goal of achieving profitability during the fourth quarter of 2001.

      Because our business has historically been carried on by entities other than SoftQuad Software, Ltd., the historical financial results described in this section for the three months ended December 31, 1999 are the results of SoftQuad Software Inc., our Ontario operating subsidiary.

OUR HISTORY

      COMMENCEMENT OF OUR BUSINESS

     We commenced our business in 1986 under the name SoftQuad Inc. During the 1980s, we developed software products based on SGML (Standard Generalized Markup Language), the predecessor of XML. In 1992, SoftQuad Inc. was acquired by SoftQuad International Inc. (now renamed NewKidCo International Inc.), which is a publicly-traded company listed on the Toronto Stock Exchange. During the early 1990s, we began to focus on HTML-based software, culminating with the launch in 1993 of HoTMetaL. In 1996, we identified a need for a more versatile language than HTML and began to work, together with representatives of other technology companies, on developing XML.

      ESTABLISHMENT OF SOFTQUAD CANADA

     In August 1998, we organized a management buyout of substantially all of the assets and liabilities of SoftQuad Inc. and 100% of the shares of SoftQuad UK Limited, which was SoftQuad International Inc.'s European subsidiary. To facilitate the buyout, on August 7, 1998, they established SoftQuad Software Inc., an Ontario (Canada) corporation ("SoftQuad Canada"). SoftQuad Canada completed the buyout on October 1, 1998. The assets acquired in the buyout included, among other things, the rights to the name "SoftQuad." In May 1999, we launched XMetaL.

      ESTABLISHMENT OF FINANCECO

     In December 1999, a Toronto-based investment dealer agreed to act as agent in facilitating private placement financings of SoftQuad Canada. Pursuant to this agreement, money was first funded by investors to a new Delaware corporation formed to facilitate the financings ("FinanceCo") in exchange for FinanceCo stock and warrants. As of January 17, 2000, FinanceCo entered into agreements with the security holders of SoftQuad Canada to acquire all of the outstanding securities of SoftQuad Canada through FinanceCo's subsidiary, SoftQuad Acquisition Corp., an Ontario (Canada) corporation ("SAC"). Pending completion of that acquisition, FinanceCo loaned the proceeds of completed financings to SoftQuad Canada for operating purposes.

      MERGER WITH THE AMERICAN SPORTS MACHINE, INC.

     On March 2, 2000, FinanceCo merged with and into The American Sports Machine, Inc., a Florida corporation ("ASM"). ASM was organized on June 2, 1995 but, at the time of the merger, had not engaged in an active trade or business other than to seek to merge with a private operating company. At the time of the merger, ASM's common stock was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and its common stock was quoted on the OTC Bulletin Board under the symbol "AMRR." Upon the merger, the separate corporate existence of FinanceCo terminated and ASM continued as the surviving entity. Under the terms of the merger agreement, ASM agreed to seek stockholder approval to rename the merged company SoftQuad Software, Ltd. and to redomicile it to Delaware. In connection with the merger, the security holders of FinanceCo exchanged their securities for equivalent securities of ASM.

      COMPLETION OF THE CANADIAN ACQUISITION

     On April 5, 2000, ASM completed its acquisition of all of the outstanding securities of SoftQuad Canada. In the acquisition, (i) two holders of common shares of SoftQuad Canada exchanged (on a one-for-one basis) their common shares of SoftQuad Canada for shares of ASM's common stock, (ii) because of Canadian tax considerations, the remaining Canadian holders of common shares of SoftQuad Canada exchanged (on a one-for-one basis) their common shares of SoftQuad Canada for exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of our common stock), and (iii) each holder of an option to acquire common shares of SoftQuad Canada exchanged such option for an option issued by ASM with equivalent terms.

      REDOMICILING TO DELAWARE

     To facilitate ASM's redomiciling to Delaware and the change of its name, on March 7, 2000, ASM formed a new Delaware corporation named SoftQuad Software, Ltd. On April 10, 2000, ASM merged with and into this new subsidiary, upon which the separate corporate existence of ASM terminated, and SoftQuad Software, Ltd. continued as the surviving entity.

      ACQUISITION OF ADVANCED DATA ENGINEERING, INC. ("ADEI")

     On November 20, 2000, we completed our acquisition of Advanced Data Engineering Inc. ("ADEi"). Under the acquisition agreement, we agreed to purchase ADEi (through our wholly-owned subsidiary, SoftQuad California Inc.) for a purchase price of $4.8 million, which was satisfied by the issuance of 744,133 common stock. Also pursuant to the agreement, option holders of ADEi converted vested options for ADEi to 80,770 vested options in SoftQuad. The acquisition of ADEi was accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed and is subject to working capital adjustments. Operating results for ADEi are included herein from the date of the acquisition.

     The following pro forma summary represents the consolidated results of operations for the three months ended December 31, 2000 and 1999 as if the acquisition had occurred as of October 1, 1999. These pro forma results have been included for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of the results which may occur in the future.

                                                                                  Pro Forma
                                                                 Three Months Ended        Three Months Ended
                                                                 December 31, 2000          December 31, 1999
                                                                 -----------------          -----------------
                                                                    (in thousands, except per share data)
Total revenue                                                        $  1,435                  $  1,319
Net loss applicable to common shareholders                             (5,808)                     (930)
Basic net loss per common share                                        ($0.44)                   ($0.09)

      OUR CURRENT CORPORATE STRUCTURE

     SoftQuad Software, Ltd. (A Delaware incorporated company) is the parent. It has two wholly-owned subsidiaries: SoftQuad Acquisition Corp. ("SAC") (an Ontario, Canada incorporated company) and SoftQuad California Inc. (a California incorporated company). SoftQuad Acquisition Corp. has one wholly-owned subsidiary: SoftQuad Software Inc. ("SoftQuad Canada") (an Ontario, Canada incorporated company). SoftQuad Software Inc. has one wholly-owned subsidiary:
SoftQuad Limited (an England incorporated company). Our operations are conducted through SoftQuad Software Inc., SoftQuad Limited, and SoftQuad California Inc.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 1999

      REVENUE

     Total revenue increased from $860 thousand in the three months ended December 31, 1999 to $1.263 million in the three months ended December 31, 2000, representing a 47% increase in revenue. This increase is attributable to an increase in license, support and maintenance fee revenues from XMetaL of $555 thousand and an increase in revenues of $249 thousand from our product solution services group due primarily to our acquisition of ADEi on November 20, 2000. This increase was offset by a decrease in HoTMetaL's product license revenue of $401 thousand. For the three months ended December 31, 2000, revenue generated from XMetaL, HoTMetaL and professional services was 69%, 10% and 21% respectively, compared with 28%, 70% and 2% respectively in the first quarter of fiscal 2000. We expect HoTMetaL's license revenues, both in absolute dollars and their proportionate share of total revenues, to decline over the next several quarters.

      We categorize our geographic information into two major market regions: the Americas and Europe. In the first quarter of fiscal 2001, revenue generated from the Americas and Europe was 61% and 39%, respectively, consistent with the first quarter of fiscal 2000.

      COST OF REVENUES

     Cost of revenues increased from $188 thousand for the three months ended December 31, 1999 to $588 thousand for the three months ended December 31, 2000, representing an increase of 213%. This increase is attributable to increased costs associated with product solution services and customer support services as these groups continue to grow and due to our acquisition of ADEi on November 20, 2000. We expect cost of revenues to increase as we continue to invest in product solution services and customer support services by hiring and training new personnel as services revenue associated with XMetaL and MarketAgility continues to increase.

      SELLING AND MARKETING

     Selling and marketing expenses increased from $663 thousand in the three months ended December 31, 1999 to $4.1 million for the three months ended December 31, 2000. The increase is primarily attributable to an increase in selling and marketing personnel and the increased marketing program expenditures associated with XMetaL and increased investor relations activities, including $1,380 million for investor relations services paid through the issuance of shares. We expect selling and marketing spending will increase in absolute dollars as we continue to increase our presence in the e-commerce markets; we expect investor relations costs to decrease over the next several quarters.

      RESEARCH AND DEVELOPMENT

     Research and development expenses increased from $273 thousand in the three months ended December 31, 1999 to $627 thousand for the three months ended December 31, 2000. The increase is primarily attributable to an increase in personnel related costs largely related to the development of our XMetaL and MarketAgility products. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect that research and development expenses will increase in absolute dollars in future periods. To date, all software development costs have been expensed in the period incurred.

      GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $341 thousand in the three months ended December 31, 1999 to $1.4 million for the three months ended December 31, 2000. The increase is primarily attributable to increased personnel related costs (including $64 thousand related to the amortization of stock based compensation), increased costs of legal, accounting and other professional services, and increased facility expenses necessary to support our expanding operations. We expect that general and administrative spending will increase in absolute dollars to support ongoing and expanding operations.

      NET LOSS

     Our net loss increased from $626 thousand or $0.06 per share for the three months ended December 31, 1999 to $5.3 million or $0.41 per share for the three months ended December 31, 2000, reflecting a consistent level of gross profit earned in the three months ended December 31, 2000 offset by higher operating expenses for the same period. We expect to incur net losses for at least the next two quarters.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999

     REVENUE

     Total revenue increased from $3.3 million for the year ended September 30, 1999 to $4.3 million for the year ended September 30, 2000 representing a 30% increase in revenue. This increase is attributable to an increase in license, support and maintenance fee revenues associated with XMetaL coupled with a significant decrease in HoTMetaL product license revenues for the year ended September 30, 2000. XMetaL revenues increased from $356 thousand for the year ended September 30, 1999 to $2.4 million for the year ended September 30, 2000, representing a 574% increase. For the year ended September 30, 2000, revenue generated from XMetaL and HoTMetaL was 57% and 43% respectively, compared with 10% and 90% respectively for the year ended September 30, 1999. We expect XMetaL's product license revenues and related professional services revenues, both in absolute dollars and their proportionate share of total revenues to continue to increase over the next several quarters while HoTMetaL's product license revenues, both in absolute dollars and their proportionate share of total revenues, continue to decline. We also expect to begin to generate both license and related professional services revenues during the second or third quarter of fiscal 2001 from MarketAgility 1.0, which was launched in September 2000.

     SoftQuad also offers customers maintenance and support contracts for which technical support and updates are provided over the life of the contract (usually one year). Given this strategy, ratable revenue recognition is required for maintenance fees earned under these contracts. The increase in deferred revenue in 2000 is consistent with the increase in license sales.

     We categorize our geographic information into two major market regions: the Americas and Europe (including the UK). For the year ended September 30,2000, revenue generated from the Americas and Europe was divided 61% and 39%, respectively, compared with 63% and 37% for the year ended September 30, 1999.

      COST OF REVENUES

      Cost of revenues increased from $636 thousand for the year ended September 30, 1999 to $866 thousand for the year ended September 30, 2000, representing an increase of 36%. The increase is primarily due to higher costs associated with increasing headcount and building infrastructure in the product solution services and customer support services groups. Cost of licenses decreased slightly during the period due to the change in our product mix from HoTMetaL to XMetaL as multiple copies of XMetaL are more frequently shipped on one master disk which reduces both production and distribution costs as a percentage of revenue. We expect cost of revenues to increase, both in absolute dollars and as a percentage of revenue, as we continue to invest in product solution services and customer support services by hiring and training new personnel in anticipation of increased service revenue and customer base associated with XMetaL and MarketAgility.

      SALES AND MARKETING

     Sales and marketing expenses increased from $2.1 million for the year ended September 30, 1999 to $5.2 million for the year ended September 30, 2000, representing an increase of 148%. The increase is primarily attributable to an increase in sales and marketing personnel and increased marketing program expenditures associated with and the launch of XMetaL 2.0 in June 2000 and MarketAgility 1.0 in September 2000. During the year ended September 30, 2000, we increased our headcount by 25 as a result of expanding both the sales and marketing teams in addition to building new business development and product management teams within the sales organization. The increase for the year ended September 30, 2000 was also attributed to increased travel related expenses resulting from increased sales, business development and marketing activities. We expect sales and marketing spending will continue to increase in absolute dollars as we continue to increase due to the planned growth in sales, business development and marketing personnel and due to expected additional increases in marketing programs and other promotional activities.

      RESEARCH AND DEVELOPMENT

     Research and development expenses increased from $1.1 million for the year ended September 30, 1999 to $2.0 million for the year ended September 30, 2000, representing an increase of 82%. The increase is primarily attributable to an increase in personnel related costs largely related to the development of XMetaL2.0 launched June 2000 and MarketAgility 1.0 launched September 2000. For the year ended September 30, 2000, we increased our headcount by 18. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect that research and development expenses will increase in absolute dollars in future periods. To date, all software development costs have been expensed in the period incurred.

      GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $1.1 million for the year ended September 30, 1999 to $3.4 million for the year ended September 30, 2000, representing an increase of 209%. The increase is primarily attributable to increased personnel related costs, increased costs of investor relations, legal and other professional services, increased facility expenses in Toronto and London and increased costs incurred to build our administrative infrastructure. Such expenditures are necessary to support our expanding operations. For the year ended September 30, 2000, we increased our headcount by
12. We expect that general and administrative spending will increase in absolute dollars to support our expanding operations and as we continue to enhance our administrative infrastructure.

      OTHER (INCOME) EXPENSE

      Other income increased to $421 thousand for the year ended September 30, 2000 from a net expense of $68 thousand for the year ended September 30, 1999. The large increase in other income is due to the high level of interest income generated on short-term investments held as a result of the equity transactions completed during fiscal 2000 along with a decline in interest expense due to the repayment of the note payable in June 2000.

      NET LOSS

     Our net loss increased from $1.6 million or $0.37 per share for the year ended September 30, 1999 to $6.7 million or $0.60 per share for the year ended September 30, 2000, reflecting that our higher gross profit earned in the year ended September 30, 2000 was offset by higher operating expenses for the same period. We expect to incur losses for at least the next 18 months.

RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1999 AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998

      The 1999 fiscal year described below represents the twelve months ended September 30, 1999. The 1998 fiscal year described below represents the nine-month period ended September 30, 1998. This short period is a consequence of the October 1998 management buyout of our business from NewKidCo, which had a December 31 fiscal year end. You should take the resulting three-month discrepancy into account when considering each of the following comparisons of our operating results, in addition to any other factors we identify below as having affected specific periods.

      REVENUE

     Total revenue increased from $1.5 million for the nine-month period ended September 30, 1998, to $3.3 million for the year ended September 30, 1999, representing a 120% increase in revenue. This increase is primarily attributable to the higher license and service revenues associated with the launch in May 1999 of the first version of XMetaL and the release of a new version of HoTMetaL in October 1998. The revenue increase derived from XMetaL and the new version of HoTMetaL was partially offset by a revenue disruption resulting from a change in a major distribution relationship. For the nine-month period ended September 30, 1998, all our revenues were derived from HoTMetaL product license revenues.

      COST OF REVENUES

     Cost of revenues increased from $322 thousand for the nine-month period ended September 30, 1998, to $636 thousand for the year ended September 30, 1999, as a result of higher royalties and production costs associated with the release of HoTMetaL in October 1998.

      SALES AND MARKETING

     Sales and marketing expenses increased from $794 thousand for the nine-month period ended September 30, 1998, to $2.0 million for the year ended September 30, 1999. The increase is primarily attributable to an increase in sales and marketing personnel and the increased marketing program expenditures associated with the launches of new versions of HoTMetaL and XMetaL.

      RESEARCH AND DEVELOPMENT

     Research and development expenses increased from $798 thousand for the nine-month period ended September 30, 1998, to $1.1 million for the year ended September 30, 1999. The increase was primarily attributable to the development of XMetaL.

     We expect that research and development expenses will increase in absolute dollars in future periods based on our belief that continued investment in research and development is critical to attaining our strategic objectives. To date, all software development costs have been expensed in the period incurred.

      GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased from $902 thousand for the nine-month period ended September 30, 1998, to $1.1 million for the year ended September 30, 1999. The increase was primarily due to increased personnel and facility expenses necessary to support our expanding operations.

      NET LOSS

     Our net loss increased from $1.3 million for the nine-month period ended September 30, 1998, to $1.6 million for the year ended September 1999 primarily effecting higher sales and marketing and research and development expenses that offset higher revenues generated by XMetaL and the release of a new version of HoTMetaL.

      LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity and debt securities. From December 1999 to date, we raised approximately $22.6 million in net proceeds from equity financings in order to expand our sales and marketing and product development efforts and support our administrative infrastructure.

     For the three months ended December 31, 2000 and 1999, net cash used in operating activities was $3.6 million and $408 thousand respectively. For the three months ended December 31, 2000 and 1999 respectively, the increase in cash used for operating activities was primarily due to a net loss of $5.3 million (including $1.4 million relating to payment of services though an issuance of share capital) and $626 thousand respectively, offset by changes in operating working capital.

     Net cash used in investing activities was $262 thousand and $22 thousand for the three months ended December 31, 2000 and 1999, respectively. Cash used in investing activities for the three months ended December 31, 2000 related to the purchase of ADEi and the purchase of capital assets, mainly computer hardware and software. At December 31, 2000, we did not have any material commitments for capital expenditures.

     Net cash used in financing activities was $62 thousand and net cash provided by financing activities was $2.6 million for the three months ended December 31, 2000 and 1999, respectively. During the three months ended December 31, 1999, funding of $2.6 million was provided by SoftQuad Software, Ltd., prior to its acquisition of SoftQuad Software, Inc.

     At December 31, 2000, we had $12.4 million in cash and cash equivalents and working capital of $10.8 million. This compares to $3.0 million in cash and cash equivalents and working capital of $2.0 million as of December 31,1999.

     We do not have a line of credit for general operating expenses. We do have equipment lines of credit from vendors for certain office equipment. At December 31, 2000, we had no notes or loans payable outstanding.

     We believe that we have sufficient cash and cash equivalents to meet our working capital requirements for at least the next 12 months. Thereafter, additional funds may be required to support our working capital requirements or for other purposes. We may seek to raise such additional funds through public or private equity or debt financings or from other sources. There can be no assurance that additional financing will be available at all, or if available on terms favorable to us, or that any additional financing will not be dilutive.

                                    BUSINESS

OVERVIEW

     SoftQuad is a leading developer of software products for the creation and management of content in XML. XML (eXtensible Markup Language) is a language for the exchange of data on the World Wide Web that is a rapidly emerging standard for business-to-business (B2B) e-commerce. Forrester Research estimates that B2B e-commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute 90 percent of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications will grow from $1.7 billion in 1999 to $13.2 billion in 2003.

     Our XMetaL product is an advanced, yet easy-to-use, XML content creation solution. XMetaL allows authors throughout an organization to create and adapt content for use in e-commerce, e-publishing and knowledge management applications. Since its release in May 1999, XMetaL has received enthusiastic reviews and awards from the media and has been sold to over 1,000 customers in a wide range of industries. Our customers include leading companies such as Amazon.com, Continental Airlines, DaimlerChrysler, Deutsche Bank, IBM, Lucent Technologies, Microsoft, USATODAY.com, Ziff Davis, GE Power, Lotus, Quantas, British Aerospace, British Telecom, Nortel Networks, Ericsson and Nokia. In addition, we have formed strategic alliances with leading software companies that offer complementary products, such as Vignette, Documentum and Software AG, to develop comprehensive B2B e-commerce solution platforms integrating XMetaL.

     Our MarketAgility product is an XML-based content management solution for e-commerce. MarketAgility gives e-commerce suppliers more control over the collection, processing and real-time delivery of product information in XML to e-marketplaces and e-procurement systems. MarketAgility allows suppliers to quickly gather product information from wherever it resides within their enterprises, whether in content management systems, electronic resource planning systems, enterprise databases or Microsoft Word or Excel files. After any non-XML information is converted into XML, Market Agility delivers this information to e-markets in a format that is fully customized for different e-markets in their specific dialect of XML. MarketAgility also allows suppliers to maintain their competitive advantage by rapidly and incrementally updating product and pricing information across all channels. We released MarketAgility on September 25, 2000.

     Our HoTMetaL product is an HTML (Hyper Text Markup Language)-based Web page creation and management tool which gives developers the advanced capabilities and productivity tools needed to create Web sites. As we focus our efforts on providing solutions to the e-commerce industry, we are transitioning our business away from HoTMetaL and towards our XML products.

MARKET ANALYSIS

      INDUSTRY BACKGROUND

     The Internet has emerged as the fastest growing communication medium in history. With over 97 million users at the end of 1998, growing to 320 million users by 2002, as estimated by International Data Corporation, the Internet is dramatically changing how businesses and individuals communicate and share information. The Internet has created new opportunities for conducting commerce, such as business-to-consumer ("B2C") and person-to-person ("P2P") e-commerce. Recently, the widespread adoption of intranets and the acceptance of the Internet as a business communications platform has created a foundation for B2B e-commerce that will enable organizations to streamline complex processes, lower costs and improve productivity.

     With this foundation, Internet-based B2B e-commerce is poised for rapid growth and is expected to present a significantly larger opportunity than business-to-consumer or person-to-person e-commerce. According to Forrester Research, B2B e-commerce is expected to grow from $406 billion in 2000 to $2.7 trillion in 2004 and constitute 90% of the total dollar-value of e-commerce in the United States by 2003. This is expected to create a substantial demand for e-commerce software applications. According to International Data Corporation, the worldwide market for e-commerce software applications is expected to experience tremendous growth, increasing from $1.7 billion in 1999 to $13.2 billion in 2003.

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

      THE IMPACT OF E-PROCUREMENT ON SUPPLIERS

     The growth of B2B e-commerce is dramatically changing today's business environment. Increasingly, buyers and sellers are automating and streamlining their commercial interactions through the use of Web-based e-procurement systems. The reason for adopting and adapting to this new technology is simple: the potential gains, for both buyers and sellers, can be enormous.

     Buyers are realizing dramatic cost savings in both transaction costs and actual product costs by building their own e-procurement systems, or participating in e-marketplaces. The integration of business and transaction processes reduces the time and paperwork associated with procurement. The centralization of supplier and product information into an e-procurement system increases the efficiency with which buyers can source and compare goods. Companies can even improve the quality of their purchases by gaining access to a wider range of suppliers whose products may better suit their needs. For buyers, the return on investment on e-procurement can be dramatic. According to Morgan Stanley Dean Witter, procurement costs can be reduced by as much as 90%.

     Suppliers are realizing benefits from Web-based procurement as well. It gives them access to a broader range of buyers without increasing selling costs. It also can help avoid price-driven competition by allowing suppliers to identify and target buyers whose needs are better met by their products' specific strengths.

     For suppliers, participating in e-procurement systems will increasingly become a necessity. A survey of CFOs carried out by Duke University indicates that the percentage of companies selling over the Web will increase from 24% at the end of 1998 to 56% by the end of 2000. In some industries, large buyers are already creating their own e-procurement systems and demanding that their suppliers integrate with these systems; in others, third party intermediaries are establishing electronic marketplaces to bring buyers and suppliers together. Regardless of which becomes the winning business model, sellers risk losing out to competitors who have taken the necessary steps to enable themselves for e-commerce.

      THE SUPPLIERS' CHALLENGE

     Most of the building blocks necessary for the growth of Web-based procurement are in place. Electronic Data Interchange (EDI) software set the stage for automating order transactions. Enterprise Resource Planning (ERP) software advanced the integration of business processes across multiple divisions and companies. Both systems, however, have proven to be expensive, inflexible and difficult to implement, hampering wide-scale adoption. With the rise of the Web and the ascendancy of XML technologies for both content management and data interchange, electronic procurement through an exchange or directly between buyers and sellers has finally become practical for most businesses. The major challenge that remains for buyers, suppliers, and intermediaries is content management.

     Content management is the process by which vendor information is collected, categorized and delivered to the e-procurement system. Traditionally, suppliers provided this information through the arduous production and distribution of paper catalogs. But, as noted by industry observers like Aberdeen Group, Forrester, and Morgan Stanley Dean Witter, developing electronic versions of these catalogs has proved to be an onerous task. Product information is generally stored in a variety of systems throughout an enterprise and in a variety of formats. Buyers, suppliers, exchanges or other organizations that have created electronic catalogs have found it difficult to transform these disparate sources of information into a consistent and updatable format.

     E-marketplaces are developing their own approaches to help transform supplier data into a consistent and updatable format as part of their procurement solution. However, it is not yet clear that they can develop scaleable solutions. As Morgan Stanley Dean Witter has found, "Getting supplier catalogs loaded quickly is a bottleneck, given the poor condition much of such data are in and the lack of standard product codes for every industry." And, according to the Aberdeen Group, "Because of the complexity of catalog management and the difficulty of dealing with multiple supplier exchange standards, we found that not a single organization had implemented more than 10 to 15 suppliers on their e-procurement system in 1999." These bottlenecks are not only delaying suppliers' entry into these new e-procurement channels, they are placing control of their product information in outside hands, and limiting their ability to keep their product and pricing information current.

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

     In order to participate and compete effectively in the e-marketplace, suppliers must take control over the creation, management and delivery of their product information, including rich content such as graphics and animation.

     A key part of the solution to the content management problem is XML, which is becoming the accepted format for information interchange over the Web. XML is a standardized, interoperable document format that uses custom tags to describe the structure and meaning of information within a document as well as how it should be presented. This provides greater control over how information is collected, combined, formatted and delivered to different audiences for different purposes. Because of this versatility and utility, XML is emerging as the document format used by e-marketplaces.

     But XML is simply a data standard. For suppliers to overcome the challenges of delivering their product information to e-procurement channels, they need to be able to resolve four main issues:

     COLLECTION: Product information is generally stored throughout an enterprise in a number of disparate systems and formats. Product information and specifications may be stored in word processing, desktop publishing and Web formats, while part numbers, pricing and availability information may be stored in relational databases, spreadsheets, accounting and ERP systems, as well as other applications. Suppliers need an effective and efficient way to integrate new e-commerce and e-procurement processes with existing systems and to collect this information for delivery to electronic marketplaces.

     TRANSLATION/NORMALIZATION: Suppliers must be able to deliver product information in the format required by individual e-marketplaces and e-procurement systems. Although XML is becoming the standard format for information interchange over the Web, different e-markets and e-procurement systems use different dialects of XML. In addition, each system uses standardized units of measurement, product coding schemes and product identifiers that may not correspond to those used by a supplier's internal systems. This data has to be standardized for easy transformation to the schemes used by each system.

     MANAGEMENT: In order to be successful in e-markets, suppliers need a secure and effective way to manage and deliver reliable, up-to-date, product information that is personalized for different buying groups. To accommodate regional requirements, language needs and specialized pricing arrangements, suppliers must have the flexibility to create and deliver customized product listings for different e-markets and e-procurement systems. In order to react effectively to market conditions, suppliers must also be able to update product and pricing information rapidly across all channels and target new e-markets as they are identified. Finally, they require assured, secure delivery of approved product information to electronic marketplaces.

     DIFFERENTIATION: In order to compete effectively, retain and enhance margins and build customer loyalty within e-marketplaces, suppliers need new ways to present their products in a manner that will improve branding and differentiate themselves from the competition. Therefore, in addition to basic product, pricing and distribution information, suppliers must be able to include images, marketing information and other rich content.

BUSINESS STRATEGY

     At present, buy-side e-market infrastructure is well supported by companies such as Ariba and Commence One, whereas there are no dominant supply-side infrastructure companies. Our goal is to be a dominant supplier of software products for the creation and management of content by suppliers in e-business. To that end, we have developed XMetaL and MarketAgility which we believe address the four challenges described above for suppliers. In order to be successful, our strategy is to:

     o work with customers in key market sectors to become reference accounts for prospective customers;

     o establish technology partnerships with major vendors of complementary products;

     o    establish strategic partnerships with e-marketplaces;

     o    establish a strong distribution network of value-added resellers;

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

     o    expand our direct sales efforts in North America and internationally;

     o    invest in research and development to sustain leadership; and

     o    maintain a solid financial structure to fund our operations.

TECHNOLOGY BACKGROUND: HTML, SGML AND XML

      HYPER TEXT MARKUP LANGUAGE (HTML)

     HTML is currently the most prevalent language used on the World Wide Web. HTML is used to encode display information on Web pages. Web Browsers, such as Microsoft Internet Explorer and Netscape Navigator, use this display information to format Web Pages on individuals' screens as they browse the Web. HTML uses "tags" to indicate how a particular item should be formatted. It is concerned with the set up or presentation, as opposed to the content or substance, of the information. For example, if a name is to be displayed in bold, HTML dictates that that word should be surrounded by the bold ("b") tag, as follows:

     (begin bold tag) b John Doe (end bold)

     HTML is an international standard governed by the W3C, an industry organization composed of member companies with the objective of developing international standards for the World Wide Web.

      STANDARD GENERALIZED MARKUP LANGUAGE (SGML)

     SGML is the parent technology to HTML. SGML is an open international standard governed by the International Standards Organization. SGML was developed in the 1980 to enable the encoding of important documents in a standard format, which was independent of any particular software vendor. SGML's focus is on encoding the information contained in documents, as opposed to the set up or presentation of that information. Formatting (the laying out of a document on a printed page or display) is accomplished as a separate step, allowing the same information to be displayed on multiple destinations, such as print, CD-ROM and online, from the same source. SGML, like HTML, uses "tags" to label items in a document but, unlike HTML, these tags refer to an item's meaning rather than its format. For example, the name of the author of a given article might be encoded as follows:

       OPEN BRACKET author CLOSE BRACKET John Doe END OPEN BRACKET author CLOSE BRACKET

     SGML is used in a number of high-end publishing and engineering applications for a number of industries, including telecommunications, aerospace, pharmaceuticals, legal and commercial publishing and semiconductors. However, the growth of SGML usage is hampered by the fact that the language was not designed for use on the World Wide Web.

      EXTENSIBLE MARKUP LANGUAGE (XML)

     As noted above, the HTML protocol was designed to allow the display of information on the Web. However, because it is focused on presentation and not content, it does not assist in encoding the meaning of displayed information. The use of the Web for e-commerce imposes new requirements on Web content. These requirements go beyond simple presentation to full-fledged information processing. For example, a purchase order sent to a supplier needs to be processed by that supplier's order entry system, not merely displayed on someone's screen. Also, while HTML is useful for displaying product information to prospective customers, it does not allow a computer program to automatically search and compare products on the Web. As a result, labor-intensive manual searches must be performed.

     Our Chief Scientist, Peter Sharpe, and representatives of several other technology companies identified the need to create a new language that would enable information processing and exchange on the Web using SGML as its foundation. In 1996, this group proposed the concept to the W3C, founded the XML Working Group and produced

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

the XML specification. In February 1998, the XML specification was approved by the W3C and officially designated as a standard by the Director of the W3C.

     XML, like both HTML and SGML, uses "tags" to identify items in an electronic document. XML is "extensible" in the sense that it is capable of being expanded or customized. As such, it allows users to define new tags as required by a given application. For example, tags relating to financial information might be ‹earnings per share › and ‹revenue ›, whereas tags relating to a product catalog might include ‹ product name › and ‹ price›. A typical HTML Web Page might encode a product description as follows:

     ‹b›Hoover Vacuum Cleaner ‹/b›

     ‹p›This vacuum has power and is light weight ‹p›/p

     ‹b›Special Price: $99.95‹b›

(In HTML "open/closed bracket b" denotes bold font and " open/closed bracket p" denotes a paragraph displayed in normal font.)

Using XML, the same information would be encoded as follows:

     ‹product name› Hoover Vacuum Cleaner ‹/product name›

     ‹description›This   vacuum   has  power   and  is  light   weight
     ‹/description ›

     ‹price›$99.95‹/price›

     By clearly tagging electronic content and identifying its constituent components (product name, description and price above), XML enables computer applications to create, share and process information automatically.

     There are a number of organizations devoted to establishing standard tag sets for particular applications, including XML.org (of which we are a founding member), Microsoft's BizTalk and Rosetta.net. We continue to participate in the development and future direction of XML and its related standards, alongside other technology companies.

OUR PRODUCTS

      XMETAL

     Released in May 1999, XMetaL is our flagship product. XMetaL is a software program that enables organizations to create XML content easily and avoid the complexities of formatting languages. As organizations continue to adopt XML, they will need to create valid XML documents that conform precisely to the rules of a specific application. For example, product descriptions for product catalogues, user guides for consumer products, articles, newsletters, purchase orders, bills of material and part specifications all have particular XML rules as to their structure and syntax. XMetaL enables non-technical individuals to create valid XML documents without having to remember and correctly apply all these rules. XMetaL reduces training costs and enables businesses to deploy XML applications broadly, both internally and to business partners.

     Unlike HTML, which has a fixed set of tags which can be easily learned and applied, XML uses arbitrary tags which can vary with each application. XML also incorporates rules about how these tags are to be combined and used. These rules are specific to each application. Consequently, it is much more difficult for people to create valid XML documents.

     XMetaL enables people to create XML content from scratch or by importing information from word processors, spreadsheets and databases. XMetaL requires minimal customization and eliminates lengthy learning curves and training costs associated with alternative options. XMetaL won the Outstanding Product of the Year in the Authoring Tools category at the Web'99 Web Tool Awards presented by Web Techniques, a respected industry journal. XMetaL also was named one of Internet Week's "Best of the Best" and one of the "Most Innovative" software packages in Internet World's Best of the Year Awards. We have announced strategic partnerships with

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

XML solutions vendors such as Vignette, Documentum, and Software AG to integrate XMetaL with these vendors' products.

     XMetaL integrates with content management systems, ensuring that the content coming into those systems adheres to the rules specific to the application in question. XML content is then stored in these systems as reusable components which can be selectively processed and displayed by Web applications. Using this kind of solution, Web architects and designers are free to manage the content, redeploy applications and connect to new partners and new systems, without disrupting the work of content contributors. XMetaL communicates with the content management system to ensure that content is properly stored and allows users to work in a familiar interface.

     On June 26, 2000, we announced the shipping of XMetaL 2.0, a major upgrade to XMetaL.

      MARKETAGILITY

     SoftQuad's MarketAgility is an XML-based content management solution that gives suppliers an efficient and cost-effective way to move product information from their enterprise to multiple e-procurement channels.

     Drawing on SoftQuad's expertise in XML, MarketAgility allows suppliers to:

     o    collect  product   information  from  wherever  it  resides  in  their
          enterprises, whether in content management systems, ERPs, other databases, or Word and Excel files;

     o    transform   and  deliver   product   information   to  e-markets   and
          e-procurement systems using the XML formats and schemas they require;

     o rapidly and incrementally update product and pricing information across all channels;

     o create and manage multiple catalogs that reflect different regional requirements, languages, and pricing information; and

     o differentiate themselves in the e-marketplace by supplementing product data with rich content, created and revised directly in XML using XMetaL technology.

     MARKETAGILITY ARCHITECTURE

     MarketAgility's   architecture  is  made  up  of  three   components:   the
MarketAgility XML Connector, the MarketAgility XML Server and the MarketAgility XML Transporter.

     o    MARKETAGILITY XML CONNECTOR

     The  MarketAgility  XML  Connector  consists  of a  series  of  information
processors  and  XML  composition   tools  that  can  collect,   manipulate  and
standardize product information stored throughout a supplier's enterprise.

     COLLECTING DATA. XML Connector provides secure,  reliable retrieval of both
structured   and   unstructured   data   sources  from  local  and  remote  data
repositories.

     Structured data can be collected from relational databases, ERP systems, office productivity applications like spreadsheets, standardized reports and Web pages, as well as content management systems and enterprise applications.

     The XML Connector can retrieve information from inconsistent formats like desktop publishing and word processing applications, as well HTML and XML pages.

     Because   not  all   information   sources   allow   automated   retrieval,
MarketAgility provides an XML composition workbench where suppliers can extract information from disparate data sources.

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

     ENHANCING AND VALIDATING DATA. MarketAgility's XML composition workbench also features powerful validation, viewing and editing capabilities. Validation ensures that information is consistent with corporate data sources. Suppliers can view collected data to identify exceptional cases and, using MarketAgility's XML content creation tools, modify data directly. These same editing tools allow suppliers to easily supplement their product data with rich content to help better differentiate themselves in e-markets.

     MAPPING AND STANDARDIZING DATA. The XML Connector maps content from its original sources to MarketAgility's internal XML schema. Data is processed to ensure that disparate data representations are harmonized to use standard units of measurement, product coding schemes and product identifiers. This facilitates transformation to the schemes used by individual marketplaces.

     o    MARKETAGILITY XML SERVER

     The XML Server provides server-based control over the storage, management and delivery of product information to multiple e-markets. Built on industry standard databases, and administered through a Web interface, it provides a secure and reliable repository and staging area for the development and management of customized product listings.

     RAPID AUTOMATIC UPDATES. In conjunction with the XML Connector, the XML Server provides a sophisticated mechanism for automatically detecting changes in the original data sources, and providing rapid, incremental updates to collected product information. When changes are detected, the XML Server pulls updated data from original source materials and integrates it into the database. After updates have been validated and approved, using the XML Server's workflow, they are pushed using the XML Server's workflow to marketplaces or e-procurement systems either on demand or during regularly scheduled updates.

     STAGING AND WORKFLOW. The XML Server provides a staging area where suppliers can preview, revise and approve individual product entries and entire product listings. Suppliers can review listings for accuracy before they are sent to e-marketplaces. To support this capability further, the XML Server uses a workflow system for approvals and to ensure only authorized users can access and revise entries.

     o MARKETAGILITY XML TRANSPORTER (COMMUNICATOR /DISPATCHER/ BROADCASTER /PUBLISHER)

     The XML Transporter controls the extraction, transformation and the assured, secure delivery of a supplier's product information from the XML Server to multiple e-marketplaces, e-procurement systems and other electronic distribution channels.

     CUSTOMIZED PRODUCT LISTINGS. The XML Transporter extracts required product data residing on the XML Server based on the needs of different e-markets. Customized datasets can be defined based on parameters such as marketplace, customer, geographic region or language. This process can be automated by incorporating business rules to determine required information, presentation and conditional routing.

     AUTOMATIC TRANSFORMATION. The XML Transporter automatically converts customized product information from MarketAgility's internal data model to those required by specific e-markets. Data is validated according to the schemas used by each marketplace to ensure error free postings and updates.

     ASSURED DELIVERY. Finally, the XML Transporter provides assured, secure delivery of product information to multiple electronic channels, including e-marketplaces and e-procurement systems.

      HOTMETAL

     Our HoTMetaL software program was the first commercially available HTML editor. Currently in its sixth version, HoTMetaL remains a very versatile HTML-based Web page creation and management tool. Its powerful, customizable, and extensible features give developers the advanced capabilities and productivity tools required to quickly create and display Web sites. It is a comprehensive Web publishing solution targeted at the Web developer and has an installed base of over 100,000 users worldwide.

CUSTOMERS AND MARKETS

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

     Our products serve the retail market and the corporate market. We target the retail market with HoTMetaL and the corporate market with our XML products, XMetaL and MarketAgility.

     For the year ended September 30, 2000, there were four customers in the United States and one customer in Europe who each had greater than 10% of total sales in their respective markets. For the year ended September 30, 1999, there were two customers in the United States and one customer in Europe who each had greater than 10% of total sales in their respective markets.

      HOTMETAL

     HoTMetaL has a customer base of Web developers and consumers. HoTMetaL is distributed through retail channels in North America and Europe, with roughly 30% of our sales in fiscal 1999 being through our Web site. Retail distribution partners include Ingram Micro, Techdata, CompUSA, Best Buy, Ingram Micro UK and Computer World.

      XMETAL

     XMetaL is targeted to e-business applications in the following market segments: e-publishing, e-commerce and knowledge management.

     o    E-PUBLISHING

     Web publishers must keep their content fresh in order to increase and sustain readership. Sites change daily, or even several times per day.
Turn-around times are short and publishing deadlines tight. In such an environment, "posting" content manually on a Web site is inefficient and difficult to manage, particularly if content simultaneously comes from numerous external content suppliers and internal contributing writers. Accordingly, high-volume online publishers rely on Web publishing applications, which create Web Pages on a continuous basis from content stored in a database.

     As the Web turns more and more organizations into publishers, for both internal and public Web presence, the demand for these solutions is growing. The central issue is the same - how to allow non-technical writers to contribute content to the Web site without requiring a manual process that slows down the Web group or requires expensive Web design houses to perform routine Web updates. Due to its inherent structure, XML Web content can be automatically read by publishing applications and processed in a streamlined fashion.

     XMetaL, due to its ease-of-use and ability to generate valid XML, is an ideal solution for non-technical writers to create XML Web content to power modern Web publishing and content management systems.

     o    E-COMMERCE

     The central challenge for e-commerce vendors is to find the most direct market for their products online. There are a large number of business models and distribution channels, and new ones emerge all the time (including building a portal or destination web site, participating in affiliate and reseller programs to list products in existing high-traffic sites, participating in electronic markets and vertical portals, or a combination of these techniques). Vendors must be able to tailor product information to specific channels quickly while keeping all information synchronized, up-to-date and consistent.

     Management of this electronic content, therefore, plays a key role in determining the success of an e-commerce strategy. The content being processed includes product descriptions, pricing information, and a whole host of value-added content such as product reviews, product comparisons, links to related products and other commentary.

     As the number of potential channels continues to multiply and the volume of business increases, the need for vendors to build flexible and scaleable electronic catalogues of products and services continues to grow. XMetaL is an ideal solution to create and maintain XML content within these e-commerce applications, because of its flexibility, ease of use and ability to generate valid XML from inputs prepared by non-technical sources.

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

     o    KNOWLEDGE MANAGEMENT

     Knowledge management is the effective gathering and distribution of corporate knowledge to better support employees, partners and customers.
Corporate knowledge includes information about procedures, products and services, case studies, usage scenarios and key competitive issues. Examples of knowledge management applications include customer help desk systems, document management systems, search and retrieval tools, and knowledge bases. Knowledge management applications are important to enable service offerings over the Web, helping customers and distribution partners get accurate, timely information to better support business transactions.

     XML plays an important role in these systems by organizing content fragments, supporting intelligent searching, and allowing control of the flow of content automatically. XMetaL enables information workers to contribute content directly into these knowledge management applications without being aware of their internal structure.

     MARKETAGILITY

     MarketAgility is targeted at suppliers participating in e-marketplaces and e-procurement systems who wish to manage, control and deliver their product information using XML. This segment also is targeted by XMetaL. See "Customers and Markets-XMetaL-E-commerce."

SALES AND MARKETING

     Central to SoftQuad's marketing strategy is the development of partnerships to significantly expand its market reach. To date, XMetaL market development efforts have secured a number of key strategic partnerships with various companies that provide XML-based technologies and services. We are focusing on expanding these relationships with various companies focused on e-procurement, e-markets and XML. We believe that such relationships create opportunities for SoftQuad as well as its partners, and will greatly supplement its direct sales efforts. SoftQuad's partnering efforts focus on three areas: technology partnerships, e-market partnerships and solutions providers.

     o TECHNOLOGY PARTNERS - SoftQuad has and is further expanding partnerships with companies that are involved in the developing and marketing of complementary technologies. Specifically, SoftQuad pursues relationships with companies developing XML technology and XML-based products with which XMetaL software can be integrated. Through such partnerships, we hope to expand the XMetaL and MarketAgility user base. Some of our partners in this category include Vignette, Documentum and Software AG.

     o E-MARKET PARTNERS - SoftQuad is targeting e-markets and e-procurement hubs that are geared towards e-enabling the supplier base of these large enterprises by implementing MarketAgility. We believe that a large opportunity exists here for SoftQuad as these companies have extensive lists of suppliers most of whom are not technologically positioned to efficiently participate in e-markets.

     o SOLUTIONS PROVIDERS - Solutions provider partners, such as systems integrators and valued-added resellers, will integrate XMetaL and MarketAgility solutions into their e-commerce packages. SoftQuad is looking to build its network of solutions provider partners. Many specialize in XML solutions to vertical markets and, in addition, provide value-added services in the form of consulting services, training, installation, technical support, and system configuration. We have signed reseller agreements with a number of XML capable value-added resellers. These organizations combine their own expertise and professional services with market leading products to deliver fully customized solutions to customers. Value-added resellers receive special discounts from us and make a margin on product sales. To date, our network of value-added resellers has over forty members in thirteen countries, including DataChannel, Reed Technology, STEP and Agra Systems. System Integrators, such as consulting firms, would integrate our XML software as part of the total solution they provide to clients. They would work with SoftQuad on a project-by-project basis and jointly ensure successful project implementation and post implementation support.

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

      PROMOTIONAL ACTIVITIES

     Our promotional activities combine awareness campaigns (through public relations and trade show attendances) with targeted lead generation (through direct mail, free evaluations and Web sites). We use professional public relations agencies to manage our media relations program in the United States, Canada and Europe. Media relations activities include drafting press releases, press briefings and encouraging product reviews and corporate profiles. In addition, XML-related trade shows are an important element of the marketing strategy since they provide a one-to-many communications and sales opportunity. XML-specific trade shows include XML 99, XML One and XML World, which are each held twice a year, once in North America and once in Europe. Attendees include individuals responsible for technology purchases in large organizations. Due to our involvement in various industry standards setting committees, a number of our key personnel are routinely invited to deliver papers at conferences and seminars. We intend to complement these speaking opportunities with regional
seminars   which  will   showcase   proven  XML   solutions   using  XMetaL  and
MarketAgility.

OUR COMPETITION

     The market for our products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. To read more about risks resulting from our competition, see "Risk Factors--We Face Intense Competition."

      XMETAL COMPETITION

     Alternative solutions to XMetaL presently include modified SGML authoring tools, enhanced text editors which require a high degree of knowledge of XML and solutions based on word processors. Although some of these alternatives are functionally similar to XMetaL, we believe that none adequately offers all the features embedded in XMetaL.

     o    SGML AUTHORING TOOLS

     Traditional SGML authoring tools are very specialized and require an author who is experienced not only in SGML, but also in the particular document types being used. The high set-up, deployment and installation costs typical of these tools are justified only in specialized applications. Recent attempts by SGML tool providers to support XML have not, in our view, altered these fundamental characteristics in their products. Products in this category include Excosoft's Documentor, Adobe's FrameMaker+SGML, Interleaf Panorama, and ArborText's Adept Editor. Market penetration of these products is, we believe, limited in our target markets.

     o    TEXT BASED XML EDITORS

     Most of the XML authoring software introduced to date consists of enhanced text editors of various kinds. These programs require a high degree of understanding of XML and are not generally suitable for commercial content authoring by ordinary business users. They are used primarily by software developers creating XML data-oriented systems. Products in this category include Vervet Logic's XML Pro and Stilo.

     o    MICROSOFT WORD

     Microsoft Word is not an XML authoring application; it does not support the definition of tags, nor does it create validated XML content, both of which are essential attributes of a commercial grade XML editor. Microsoft Office 2000 will not create valid XML content, but uses XML as a storage format. Microsoft Word's design and architecture is optimized for paper publishing, where presentation, not structure, is the primary concern.

     As a result, Microsoft Word documents must undergo a conversion process to be translated into XML. Conversion is expensive, labor-intensive, time-consuming and error-prone. Conversion is employed effectively in applications where the documents being converted do not change often and have a useful life of several years, such as repair and maintenance procedures for a particular model of airplane that might be in service for a decade or more. On the Web, where lead-time is short and the emphasis is on new, up-to-the-minute information, continuous conversion of new content is unworkable.

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

      MARKETAGILITY COMPETITION

     The marketplace for MarketAgility is a new and developing environment. Many vendors have or are developing XML-based solutions to address content collection, translation and management. E-marketplaces and e-procurement systems continue to evolve and their capability to accept rich content continues to evolve. Competition for MarketAgility may come from e-market and e-procurement infrastructure software vendors, e-catalog aggregators and e-catalog software solution vendors, ERP vendors, e-publishing solutions vendors and content management, document management, workflow and workgroup software solutions vendors. MarketAgility's competitive advantage is its ability to collect and translate into XML both structured and unstructured content. Current solutions for the collection and translation of unstructured content are labor-intensive and not very scaleable.

      HOTMETAL COMPETITION

     HoTMetaL faces strong competition from products such as Microsoft's FrontPage, Macromedia's Dreamweaver and Adobe's GoLive. As a result, HoTMetaL revenues have declined in recent quarters. As we focus our efforts on our XML products, we expect sales of HoTMetaL to continue to decline.

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete is dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the  proprietary  rights of others.  We rely on a  combination  of trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently own no patents. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license or "shrinkwrap" agreements that impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important to establishing and maintaining a technology leadership position than legal protections.

     We also have rights in the trademarks that we use to market our products. These trademarks include SoftQuad, HoTMetaL, MarketAgility and XMetaL. We have applied to register our trademarks in the United States, Canada, the United Kingdom and the European Union. We have received registrations for SoftQuad, HoTMetaL and XMetaL, among others.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States and Canada. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. If we fail to meaningfully protect our proprietary rights, our business, operating results and financial condition could be materially adversely affected.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by us with respect to our current or future products. We expect that developers of Web-based commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products in different segments of the software industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect our business, financial condition and operating results.

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to key third-party software, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

REVENUES

     We presently derive revenues from the sale of software product licenses for our HoTMetaL and XMetaL products, as well as from support and maintenance agreements. Our HoTMetaL product is priced at $129 per license and XMetaL is priced at $495 per license. Product license revenue is recognized on delivery if an agreement exists with a fixed or determinable fee and collection of the related receivable is reasonably assured. More specifically, revenue is recognized upon shipment to a channel distributor; we apply a 10% provision allowance for potential returns. Actual returns of product are then applied against this provision allowance. Typically, the provision allowance grows throughout the year. When a new version of the product is shipped, the returns of the older version from the distributor and retailer's inventories are applied against this provision allowance. We also derive revenues from product upgrades. HoTMetaL customers generally do not purchase annual maintenance agreements, while the majority of XMetaL customers do purchase annual maintenance agreements. The pricing of maintenance agreements is based on a percentage of the associated product license agreement. We record cash receipts under maintenance agreements as deferred revenue. Deferred revenue is recognized as support revenue on a straight line basis over the term of the maintenance agreements, typically one year. The timing and amount of cash receipts from clients can vary significantly depending on specific payment and contract terms and can have a significant impact on the amount of deferred revenue in any given period.

     Cost of revenue consists of costs to manufacture, package and distribute products and related documentation, royalties to third party vendors and inventory write-downs. Since inception, we have incurred substantial costs to develop our technology and products, and to recruit and train engineering, sales and marketing, and administrative personnel. As a result, we have incurred net losses in each fiscal quarter since inception except for the quarter ended December 31, 1998. At December 31, 2000, we had an accumulated deficit of $15.1 million.

GOVERNMENT REGULATION

         We are not currently subject to direct regulation other than federal, state and provincial regulations generally applicable to businesses. Changes in the regulatory environment relating to the Computer, Software or Internet industries could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business. Additionally, legislative proposals from international, federal, state and provincial governmental bodies in the areas of content regulation, intellectual property and privacy rights, as well as federal and state tax issues could impose additional regulations and obligations upon all software developers. We cannot predict the likelihood that any such legislation will pass, or the financial impact, if any, the resulting regulation or taxation may have.

EMPLOYEES

     As of March 1, 2001, we had a total of 117 full-time employees. Of these employees, 36 were in development, 38 in sales and marketing, 17 in our Product Solution Services and Customer Support Services groups, and 26 in finance, information technology, and administration. Our future success depends in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time we also employ independent contractors to support our product solution services, product development, sales, marketing and business development activities. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe relations with our employees are good.

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

OFFICE LOCATIONS

     We maintain our principal executive offices at 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada, which consists of approximately 8,541 square feet of office space under a lease expiring January 31, 2002. Our research and development group is primarily located in a 10,697 square foot facility located in Vancouver, Canada under a lease expiring August 30, 2002. Our Product Solution Services group is located in a 2,300 square foot facility located in Petaluma, California under a lease expiring January 1, 2004. We also lease 3,000 square feet of office space for our European headquarters in London, England, under a 5-year lease expiring May 31, 2005.

LEGAL PROCEEDINGS

     We are not a party to any pending material legal proceedings.


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


                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets out certain information regarding the directors, executive officers and key employees of SoftQuad Software, Ltd. as of February 28, 2001.

         NAME                          AGE                      POSITION
-----------------------                 --     -------------------------------------------------------------
Roberto Drassinower (1)                 37      Chief Executive Officer and Director

Andrew Muroff (1)                       32      President and a Director

David R. Lewis                          56      Chief Financial Officer,  Secretary and Treasurer

Bruce Sharpe                            46      Chief Technology Officer

Peter Sharpe                            48      Chief Scientist

Margo Day                               40      Executive Vice President of Strategy & Business Development

Pamela Geoga                            49      Vice President of Sales

Nick Mongston                           40      Managing Director, SoftQuad Limited

Joan Dea (2) (3)                        37      Director

Robert Bagga (2)                        31      Director

Lawrence Goldberg                       45      Director

Brock Armstrong (3)                     54      Director

(1)  Member of the Executive Committee
(2)  Member of the Compensation Committee
(3)  Member of the Audit Committee

ROBERTO DRASSINOWER has been the Chief Executive Officer and a director of SoftQuad Software, Ltd., since its inception in April 2000. He also served as the President of SoftQuad Software Ltd. from its inception until October 2000. Mr. Drassinower has also served as the Chief Executive Officer of SoftQuad Canada since its inception in October 1998, and as President from its inception to October 2000. He began his career with SoftQuad in January 1996, when it was part of SoftQuad International Inc. Over the last three years, Mr. Drassinower has been instrumental in refocusing our business on our XML products. From January 1995 to December 1995, Mr. Drassinower served as President of Carolian Systems, a UNIX network management company. While with Carolian Systems, Mr. Drassinower was responsible for research and development, technical support and developing a successful corporate sales team serving customers such as Compaq, Pepsi and 3M. Mr. Drassinower has worked in the software industry since 1985 and has over seven years experience managing technology businesses. In addition, Mr. Drassinower has over five years experience as a software engineer and systems designer.

ANDREW MUROFF, MBA, has served as the President and a director of SoftQuad Software, Ltd. since October 2000. Mr. Muroff has many years of experience in leading mergers and acquisitions efforts, for high-tech public companies having led and closed about $100 million in acquisitions for a publicly traded company as well as having headed up business development for an international internet service provider. Before joining SoftQuad as President, Mr. Muroff was Director of Corporate and Legal Development of CYBERPLEX, Inc (CX:TSE), an international internet professional services firm, from January 1999 to October 2000. From May 1996 to December 1998, Mr. Muroff was Director of Business Development at
Managed Network Systems, Inc., an international internet communications provider, where he cultivated key strategic partnerships. Mr. Muroff is a member of the Michigan Bar and holds an MBA degree from the University of Windsor, a BA in Economics from the University of Western Ontario and a law degree from the Detroit College of Law at Michigan State University.

DAVID R. LEWIS, B.ENG., CA, has served as the Chief Financial Officer, Secretary, and Treasurer of SoftQuad Software, Ltd. since November 2000. Mr. Lewis, has nearly 30 years of business experience including more than 15 years in the high-tech industry with specific software and Internet experience in the B2C and B2B global marketplaces. Since 1992, he has been CFO to a number of Nasdaq-listed companies, accumulating strong global experience in the software and B2C/B2B marketplaces. Prior to joining SoftQuad, from July 1999 to October 2000 he was CFO, Corporate Secretary, and Treasurer for SUMmedia.com Inc., a publicly traded (OTC Bulletin Board: ISUM), global, internet media and marketing company in the content management applications and solution sectors. From March 1999 to July 1999, Mr. Lewis was Chief Financial Officer of Alya International, Inc. (OTCBB: ALYA), a publicly listed software company engaged in the electronic security industry. From March 1998 to December 1999, Mr. Lewis was Chief Financial Officer, Corporate Secretary, and Director of Net Nanny Software International Inc. (V. NNS; OTCBB:NNSWF), a publicly listed software company involved in the personal computer e-commerce business. From September 1996 to February 1998, Mr. Lewis was Chief Financial Officer, Director and Corporate Secretary for Big Server Software Inc., a software company which developed enterprise-wide business databases. From July 1994 to February 1996, Mr. Lewis was Chief Financial Officer of Weir Jones Automotive Inc., a developer of patented automotive security devices. Mr. Lewis is a Chartered Accountant and holds a Bachelor of Engineering from Dalhousie University.

BRUCE SHARPE has served as the Chief Technology Officer of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd., and elected as a director of SoftQuad Software, Ltd. on its inception in April 2000. He held the same position when our business was conducted by SoftQuad International Inc. from January 1996 to October 1998. His responsibilities include product development activities, product design, feature selection, project management and quality assurance. From October 1993 to December 1995, Mr. Sharpe was the Director of R&D at Gravis Computer Technologies Ltd., a manufacturer of PC peripherals. Mr. Sharpe holds a Ph.D. in mathematics from the University of British Columbia. He is the brother of Peter Sharpe.

PETER SHARPE has served as the Chief Scientist of SoftQuad Canada since its inception in October 1998. He was appointed to the same position with SoftQuad Software, Ltd. on its inception in April 2000. He held the same position when our business was conducted by SoftQuad International Inc. from August 1996 to October 1998. Mr. Sharpe is the head designer and lead programmer of our products, including HoTMetaL and XMetaL. Mr. Sharpe was one of the founders of SoftQuad International Inc., and held the position of Director of SGML Development from February 1986 to May 1996. Mr. Sharpe was one of the original creators of XML and worked with other industry participants to define the XML standard as a founding member of the World Wide Web Consortium and its XML Technical Working Group. Mr. Sharpe holds a Masters of Science-Mathematics from the University of Toronto. He is the brother of Bruce Sharpe.

MARGO DAY has served as Vice President, Business Development of SoftQuad Software, Ltd. from April 2000 to October 2000. and Executive Vice President Strategy & Business Development from October 2000. From August 1999 to March 2000, Ms. Day was Vice President and Managing Director of Go2Net, one of the Internet's leading networks. While with Go2Net, she created HyperMart Business Unit, a leading small business e-commerce solutions-hosting community that now boasts more than 800,000 members. From November 1998 to July 1999, Ms. Day was Executive Vice President of Medweb, a provider of web-based telemedicine solutions. From April 1992 to September 1998, Ms. Day was with Lotus Development Corp., a provider of knowledge management, e-business, desktop and collaborative software and professional services, where she held increasingly senior roles, including Senior Director for North American small and medium business, sales and field marketing, Director of Enterprise Sales and Director of US Business Partner Sales.

PAMELA GEOGA has served as Vice President, Sales of SoftQuad Software, Ltd. since March 2000. For 25 years until July 1998, Ms. Geoga worked for IBM Corporation and its subsidiary Lotus Development Corp. As Vice President, North America, for Lotus, a position she held from May 1988 to July 1998, Ms. Geoga led sales and service teams of up to 800 professionals generating annual revenues of approximately $600 million. Under her direction, the North American division evolved from a group of independent operating units into a fully integrated operation with dynamic, cross-organizational teams focused on specific market segments. She also introduced the Lotus Solution Sales process, a process which became a standard for IBM senior executives worldwide. Ms. Geoga holds a Bachelor of Science degree from Western Michigan University.

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

NICK MONGSTON has served as Managing Director of SoftQuad Limited. (our UK subsidiary) since December 1999. From 1996 to 1999, Mr. Mongston served as UK sales and marketing manager and from 1991 to 1996 he served as Dealer Account Manager for Bayer Corporation (AGEA Division) in London, England. During this time, Mr. Mongston was responsible for functional and strategic management of the sales and marketing function.

JOAN DEA has been a director of SoftQuad Software, Ltd. since June 2000. Ms. Dea is currently a Vice President and an officer of The Boston Consulting Group ("BCG"). Ms. Dea became an officer of BCG in 1994 after its merger with The Canada Consulting Group. She had been with Canada Consulting since 1989 and was a manager at the time of the merger. At BCG, Ms. Dea has co-led the development of BCG's global e-ventures business, which incubates and builds e-commerce businesses. Some of the e-commerce ventures Ms. Dea has been instrumental in building include a comprehensive consumer electronics navigation and retail site, a licensing marketplace for pharmaceutical companies and a B2B exchange. Ms. Dea also has extensive international consulting experience assisting corporations improve their competitiveness and performance. From 1995 to 1999, Ms. Dea built and led BCG's Canadian financial services practice. Ms. Dea holds a B.A. Economics and Political Science from Yale University and an MSc Economics (International Relations) from the London School of Economics.

ROBERT BAGGA has been a director of SoftQuad Software, Ltd. since July 2000. Mr. Bagga is currently the Chief Executive Officer of iJoin.com, Inc., a provider of online B2B creative solutions. Mr. Bagga founded Barter Business Exchange in 1993, and held the position of Chief Executive Officer until March 1999, when he successfully negotiated the merger of Barter Business Exchange with Seattle-based International Barter Corporation. The company created by the merger, Ubarter.com, quickly became one of the world's largest B2B barter companies. After the merger, Mr. Bagga held the position of Chief Operating
Officer of Ubarter.com until March 2000, when he became the Chief Executive Officer of iJoin.com. Mr. Bagga studied economics at York University. He has served on the Board of Directors of the International Reciprocal Trade Association, where he headed the Certification Committee responsible for the Certified Trade Broker Program, and is currently a member of the Young Entrepreneurs Organization.

LAWRENCE GOLDBERG has been a director of SoftQuad Software, Ltd. since November 2000. Mr. Goldberg has been the Executive Vice President and Chief Financial Officer of Pinetree Capital Corp since February 2000. From September 1996 to January 2000, Mr. Goldberg was Chief Financial Officer of KL Group Inc., a company selling Java related development tools and components. From February 1995 to June 1996, he was Senior Vice President of Newstar Technologies Inc., which developed and sold application software directed at the commercial/residential property management industry. Mr. Goldberg, a Chartered Accountant, brings with him over 20 years of experience in the software industry. In addition to his responsibilities at Pinetree, Mr. Goldberg sits on the Boards of many of Pinetree's investee companies, acting as an advisor to management of those companies.

BROCK ARMSTRONG has been a director of SoftQuad Software, Ltd. since November 2000. Mr. Armstrong is President and Chief Executive Officer of DC DiagnostiCare Inc. since January 2000. From October 1998 to December 1999, Mr. Armstrong was President of ING Equitable Life and Chief Executive Officer - Annuities of ING US Retail Financial Services, both US subsidiaries of ING Group, a global financial services company. From April 1997 to October 1998, Mr. Armstrong was Senior Vice President of The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. From August 1994 to April 1997 Mr. Armstrong was Executive Vice President of London Insurance Group, a Canadian financial services company with operations in Canada, the United States and Asia.. Mr. Armstrong is a Chartered Accountant and holds an Honours Bachelor of Business Administration degree from the University of Western Ontario.


BOARD OF DIRECTORS

     There currently are six directors of SoftQuad Software, Ltd. Directors hold office until the next annual meeting of stockholders or until their successors are elected or appointed. Executive officers are appointed by and serve at the discretion of the board of directors.

      BOARD COMMITTEES

     The board of directors currently has an audit committee consisting of Joan Dea and Brock Armstrong, neither of whom is an employee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions.

     The board of directors also has a compensation committee consisting of Joan Dea and Robert Bagga. The compensation committee makes recommendations regarding compensation and benefits, including stock options, given to our employees.

     DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation for their services as members of the board of directors, although members are reimbursed for actual and reasonable out of pocket expenses in connection with attendance at board of directors and committee meetings. Directors are eligible to participate in our 2000 Stock Option Plan and may receive options at the discretion of the board of directors. For a description of this plan, please see "Stock Option Plan." On February 25, 2000, in consideration for their agreement to serve as directors, we granted to each of Sheldon Inwentash and Michael Mendelson (or their nominees), and Joan Dea options to purchase 80,000 shares of common stock, all at an exercise price of $1.44 per share. Messrs. Inwentash and Mendelson no longer are directors. On July 27, 2000, in consideration for his agreement to serve as a director, we granted to Robert Bagga options to purchase 80,000 shares of common stock, at an exercise price of $7.50 per share. On December 13, 2000, in consideration for their agreement to serve as directors, we granted to each of Lawrence Goldberg and Brock Armstrong options to purchase 80,000 shares of common stock, all at an exercise price of $3.25 per share. All of these options become exercisable as to one-third of the underlying shares on each of the yearly anniversaries of the date of grant. They expire ten years from the date of grant.

EXECUTIVE COMPENSATION

The following table sets forth, for 2000 and 1999, information concerning total compensation paid to our chief executive officer and each of the other executive officers who received in excess of $100,000 for services rendered during the fiscal year ended September 30, 2000, in all capacities to SoftQuad (the "Named Executive Officers"). In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits totaling less than 10% of the total salary and bonus reported. The columns for "Other Annual Compensation" and "All Other Compensation" have been omitted because there is no such compensation required to be reported.

                           Summary Compensation Table
                           --------------------------
                                                               Annual Compensation                    Long-Term
                                                                                                    Compensation
                                                                                                        Awards
----------------------------------------- -------- ----------- ----------- -------------------- -----------------------
Executive                                  Year      Salary      Bonus        Other Annual       Number of Securities
                                                                              Compensation        Underlying Options
----------------------------------------- -------- ----------- ----------- -------------------- -----------------------
Roberto Drassinower                       2000     $102,092       $77,050        $120,000(1)            400,000
Chief Executive Officer                   1999      $80,000       $27,000                               550,010
                                                                                                           -
Bruce Sharpe                              2000      $80,400       $30,150                                50,000
Chief Technology Officer                  1999      $66,000          -                                  333,330
                                                                                                           -
Peter Sharpe                              2000      $80,400       $30,150                                50,000
Chief Scientist                           1999      $66,000          -                                  333,330
                                                                                                           -
Nick Mongston                             2000      $98,150       $40,540                                60,000
Managing Director of                      1999           -           -                                     -
SoftQuad Limited

Jonathan Sachs (2)                        2000      $98,300       $13,400                                50,000
Vice President of Marketing               1999      $61,000          -                                  333,330
(1)      Represents housing loan.

(2)      Jonathan Sachs left SoftQuad effective October 2000.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth each grant of stock options during the fiscal year ended September 30, 2000 to the Named Executive Officers. The percentage of total options set forth below is based on an aggregate of 2,568,700 options granted to employees during the fiscal year ended September 30, 2000. The market value on the date of grant has been determined by our board of directors.

                                                            OPTION GRANTS IN FISCAL 2000
                                                                 (INDIVIDUAL GRANTS)

                                 NUMBER OF           PERCENT OF TOTAL OPTIONS     EXERCISE
                           SECURITIES UNDERLYING     GRANTED TO EMPLOYEES IN       PRICE            EXPIRATION
NAME                          OPTIONS GRANTED              FISCAL 2000           ($/SHARE)             DATE
-------------------------- ----------------------- ---------------------------- ---------------- ---------------------
Roberto Drassinower                400,000                   15.6%                   $1.44              2/25/10
Bruce Sharpe                        50,000                    1.9%                   $1.44              2/25/10
Peter Sharpe                        50,000                    1.9%                   $1.44              2/25/10
Nick Mongston                       60,000                    2.3%                   $1.44              2/25/10
Jonathan Sachs                      50,000                    1.9%                   $1.44              2/25/10

OPTION VALUES

     The following table sets forth the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of September 30, 2000. No officer exercised any options during the fiscal year ended September 30, 2000. The value of unexercised in-the-money options is based on the fair market value of our common stock on September 30, 2000 of $7.00, as quoted on the OTC Bulletin Board, minus the actual exercise price.

                                             NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                        OPTIONS AT SEPTEMBER 30, 2000           AT SEPTEMBER 30, 2000 ($)
                                        --------------------------------    -----------------------------
                                          Exercisable  Unexercisable         Exercisable    Unexercisable
                                        -------------  -----------------    --------------- -------------
Roberto Drassinower                       340,010          610,000            $2,378,000        $3,694,000
Bruce Sharpe                              193,330          190,000            $1,352,000          $278,000
Peter Sharpe                              193,330          190,000            $1,352,000          $278,000
Nick Mongston                                -              60,000            $       -           $334,000
Jonathan Sachs                            193,330          190,000            $1,352,000          $278,000

STOCK OPTION PLAN

     As of February 25, 2000, our 2000 Stock Option Plan (the "Plan") was approved by our board of directors and our stockholders. The Plan permits the grant of non-qualified stock options and incentive stock options, within the meaning of Section 422 of the Internal Revenue Code. We have reserved 4,899,500 shares of common stock for issuance under the Plan. However, the board of directors has the right, from time to time, to increase this number subject to the approval of our stockholders. Common stock issued on exercise of options under the Plan may be authorized and unissued shares of the common stock, issued shares of common stock held in our treasury or shares of common stock acquired on the open market.

     Unless otherwise determined by the board of directors, the Plan is administered by a committee comprised of two or more persons not employed by SoftQuad as designated by the board of directors. Subject to the provisions of the Plan, the committee may establish from time to time any regulations, provisions, proceedings and conditions of awards that, in its sole opinion, it deems advisable for the administration of the Plan. The persons eligible to participate in the Plan include our officers and employees who are regularly employed on a salary or hourly basis, our non-employee directors and our consultants. Subject to the limitations described below, the committee has the complete discretion and authority to determine, among other things, the persons to whom options shall be granted, the times when such options shall be granted, the number of options, the exercise price of each option, the period(s) during which an option shall be exercisable, the restrictions to be applicable to options and other terms and provisions relating to the options. The committee also has the authority to establish the procedures for exercising options.

     The exercise price of any incentive stock option granted under the Plan may not be less than 100% of the fair market value of the common stock on the date the option is granted. If the person to whom an incentive stock option is granted owns shares of our stock possessing more than 10% of the total combined voting power of all of the classes of stock, the exercise price may not be less than 110% of the fair market value of the common stock on the option grant date and the term of the option cannot exceed five years. The exercise price may be paid in cash or in outstanding shares of common stock. To the extent that the aggregate of all incentive stock options granted to an individual during any calendar year exceeds $100,000 in value, based on the fair market value of the shares of common stock subject to such options as at the date(s) of grant of such option(s), the excess shares of common stock are not deemed to be purchasable pursuant to incentive stock options, but are deemed to be purchasable pursuant to non-qualified options.

     Concurrently with the award of an option, the committee may in its discretion award additional options in an amount equal to the number of shares of our common stock, if any, that would be acquired on the exercise of the primary option plus, to the extent authorized by the committee, the number of shares of common stock that would be used to satisfy any tax withholding requirements related to the exercise of the primary option. The grant of such secondary options becomes effective upon the exercise of the primary option and may be, at the discretion of the committee, treated as an incentive stock option.

     In the event there is any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, a combination of shares or other form of substitution, the number and kind of shares of our stock into which options may be exercised and the price per share thereof are to be appropriately adjusted. Upon certain defined events causing a change in control of SoftQuad, an option or other award under the Plan becomes fully exercisable or fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. In the event of a merger or other reorganization, the agreement of merger or reorganization may provide that outstanding options and other awards under the stock option plan shall be assumed by the surviving corporation or its parent, shall be continued by us if we are the surviving corporation, shall have accelerated vesting and then expire early, or shall be canceled for a cash payment.

     Our board of directors has the authority to amend or terminate the Plan, provided any amendment or termination does not impair the rights of any holder of any outstanding options without the written consent of that holder, and that any required stockholder approvals are obtained.

                             PRINCIPAL STOCKHOLDERS

     The following table sets out information known to us regarding the beneficial ownership of our common stock as March 1, 2001 by:

     o each person known to us to be the beneficial owner of more than 5% of our common stock;

     o    each of our directors and Named Executive Officers; and

     o    all of our directors and executive officers as a group.

     The number of shares of common stock deemed to be beneficially owned by the respective person or entity in the table below and in "Selling Stockholders" includes shares issuable upon the exchange of exchangeable shares of SAC, conversion of preferred stock, and the exercise of options, special warrants and warrants held by the respective person or entity that may be exchanged, converted or exercised within 60 days after March 1, 2001. For purposes of calculating each person's or entity's percentage ownership, the number of outstanding shares includes the 8,229,769 shares of common stock and 5,673,605 exchangeable shares of SAC (which have voting and economic rights functionally equivalent to, and are exchangeable on a one-for-one basis with, shares of common stock) outstanding on March 1, 2001, plus shares issuable upon the conversion or exercise of that person's or entity's preferred stock, options, special warrants and warrants that are exchangeable, convertible or exercisable within 60 days after March 1, 2001. Except as indicated in the footnotes below, to our knowledge, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned by them. Footnotes to the table describe (i) the nature of any position, office or other material relationship which a selling stockholder has had with SoftQuad Software, Ltd. or any of its predecessors or affiliates and (ii) whether any of the shares beneficially owned are issuable upon the conversion of preferred stock or the exercise of special warrants or warrants.

     The address of each of our directors and executive officers is c/o SoftQuad Software, Ltd., 161 Eglinton Avenue East, Suite 400, Toronto, Ontario M4P 1J5 Canada. The addresses of the other principal stockholders are included in footnotes.

                                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS                                                      BENEFICIAL OWNERSHIP    PERCENT OF CLASS
--------------------------------------------------------------------- ----------------------- ------------------------
James Clark (1)                                                                    3,220,285           23.2%

Pinetree Capital Corporation (2)                                                   2,710,128           19.5%

VC Advantage Limited  Partnership,  Thomson Kernaghan & Co. Ltd. and               1,599,778           9.9%
CALP II LP (3)

Hammock Group Ltd. (4)                                                             1,545,667           9.9%

Roberto Drassinower (5)                                                              721,203           5.0%

Jonathan Sachs (6)                                                                   492,857           3.5%

Bruce Sharpe (7)                                                                     422,857           3.0%

Peter Sharpe (7)                                                                     422,857           3.0%

All current directors and executive  officers of SoftQuad as a group               1,730,250           11.4%
(12 persons) (8)

(1) Mr. Clark's address is Prasanmir Place 164/5 Sukhimrit Soi 23 Bangkok, Thailand 10110.

(2) Includes 2,570,560 exchangeable shares of SAC. Pinetree's address is 130 King Street West, Suite 2810, Toronto, Ontario M5X 1A9, Canada.

(3) Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under an agreement with SoftQuad (the "TK Conversion Cap Agreement"), Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant or special warrant if, after having given effect to the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II, considered as a group, would beneficially own 5,285,715 shares of common stock, including 1,806,738 shares of common stock issuable upon conversion of preferred stock, 91,422 shares of common stock issuable upon exercise of special warrants and 1,787,777 shares of common stock issuable upon exercise of warrants. The address for each of Thomson Kernaghan, VC Advantage and CALP II is Thomson Kernaghan & Co. Limited, 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2, Canada.

(4) Under an agreement with SoftQuad (the "Hammock Conversion Cap Agreement"), Hammock agreed not to have the right to convert any preferred stock or exercise any warrant if, after having given effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the Hammock Conversion Cap Agreement, Hammock would beneficially own 1,545,667 shares of common stock, including 1,267,889 shares of common stock issuable upon conversion of preferred stock and 277,778 shares of common stock issuable upon exercise of warrants. Hammock's address is c/o Thomson Kernaghan & Co. Limited, 365 Bay Street, 10th Floor, Toronto, Ontario M5H 2V2, Canada.

(5) Includes 142,860 exchangeable shares of SAC and 578,343 shares of common stock issuable upon exercise of options.

(6) Includes 142,860 exchangeable shares of SAC and 349,997 shares of common stock Jonathan Sachs left SoftQuad October 2000.

(7) Includes 142,860 exchangeable shares of SAC and 279,997 shares of common stock issuable upon exercise of options.

(8) Includes 428,580 exchangeable shares of SAC and 1,301,670 shares of common stock issuable upon exercise of options.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of March 1, 2001 and the number of shares of common stock being offered by the selling stockholders. Unless the context indicates otherwise, as used in this registration statement, the term "common stock" includes shares of SoftQuad Acquisition Corp., a subsidiary of SoftQuad, that are exchangeable at any time into, and have voting rights equivalent to the common stock. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. All information with respect to share ownership has been furnished by the selling stockholders. The information under the columns "Number of Shares to be Beneficially Owned After the Offering" and "Percent of Class After the Offering" is provided in accordance with SEC rules and is based on 23,145,980 shares of common stock outstanding after the offering on the assumption that:

o all of the shares that may be offered by the selling stockholders actually are sold;

o the selling stockholders do not acquire beneficial ownership of any other shares or dispose of any shares other than in this offering; and

o    we do not issue or cancel any other shares.

                                                  ----------------- ------------------ --------------- ---------------
                                                                                         NUMBER OF
                                                     NUMBER OF                          SHARES TO BE
                                                       SHARES                           BENEFICIALLY     PERCENT OF
                                                    BENEFICIALLY    NUMBER OF SHARES    OWNED IF ALL     THE CLASS
                                                    OWNED BEFORE       THAT MAY BE       SHARES ARE      AFTER THE
NAME                                                THE OFFERING         OFFERED            SOLD          OFFERING
------------------------------------------------    ------------         -------            ----          --------
VC Advantage Limited Partnership, Thomson           5,285,715         4,422,639           863,076           3.7%
Kernaghan & Co. Limited and CALP II LP (1)

Pinetree Capital Corporation (2)                    2,710,128         2,670,560            39,568           0.2%

Hammock Group, Ltd. (3)                             1,545,667         1,545,667             ___             ___

Thomson Kernaghan & Co.                             1,000,000         1,000,000             ___             ___
Limited (as agent) (4)

Roberto Drassinower (5)                               721,203           142,860           578,343           2.5%

Signature Explorer Fund (6)                           500,010           500,010             ___             ___

Jonathan Sachs (7)                                    492,857           142,860           349,997           1.5%

Bruce Sharpe (8)                                      422,857           142,860           279,997           1.2%

Peter Sharpe (8)                                      422,857           142,860           279,997           1.2%

O'Donnell Canadian Emerging                           420,000           420,000             ___             ___
Growth Fund (9)

NewKidCo. International (10)                          351,850           351,850             ___             ___

Vision Capital Investments (11)                       350,000           350,000             ___             ___

Beacon M. International (12)                          294,957           294,957             ___             ___

Beluga NV (13)                                        250,002           250,002             ___             ___

Third Point Advisors LLC (14)                         200,010           200,010             ___             ___

Bissett & Associates (15)                             199,500           199,500             ___             ___

Acquity Investment Management Inc. (16)               160,005           160,005             ___             ___

David Sack (17)                                       150,000           150,000             ___             ___

Tropical Cove (17)                                    150,000           150,000             ___             ___

Lauren Wood (18)                                      142,860           142,860             ___             ___

Devin Huber (19)                                      121,000           121,000             ___             ___

F.G. Ghantous Investments Inc. (20)                   120,000           120,000             ___             ___

                                       44

Infotech Capital Ventures, Inc. (21)                  118,469           118,469

Royal Trust Corporation of Canada for PH&N            105,105           105,105             ___             ___
   Canadian Equity Plus Pension Trust (22)

Ansbacher (Bahamas) Limited (23)                      100,005           100,005             ___             ___

Casurina Limited Partnership (23)                     100,005           100,005             ___             ___

Lawvest Company Limited (23)                          100,005           100,005             ___             ___

Peconic Fund, Ltd. (24)                               100,005           100,005             ___             ___

Allan Guttman (25)                                    100,000           100,000             ___             ___

Bob Simon (25)                                        100,000           100,000             ___             ___

Digital Capital Ventures, Inc. (26)                    98,469            98,469             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       93,450            93,450             ___             ___
   Canadian Small Float Fund (27)

Royal  Trust  Corporation  of  Canada  for  PH&N       81,600            81,600             ___             ___
   Canadian Equity Fund (28)

Claret Asset Management Corp. (29)                     80,010            80,010             ___             ___

Vincent Vazquez (30)                                   75,000            75,000             ___             ___

Nick Mylonakis (31)                                    71,100            71,100             ___             ___

Royal Bank of Canada (32)                              69,000            69,000             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       67,500            67,500             ___             ___
Canadian Equity Plus Pension Trust (33)

Elljay, Inc (34)                                       67,140            67,140             ___             ___

Tyler Armstrong (35)                                   66,600            66,600             ___             ___

Alberto Amato (36)                                     50,000            50,000             ___             ___

Howard Goldstein (36)                                  50,000            50,000             ___             ___

Barry Gomez (36)                                       50,000            50,000             ___             ___

Steve Hammersmith (36)                                 50,000            50,000             ___             ___

Sandy Jacobs (36)                                      50,000            50,000             ___             ___

Greg Lerner (36)                                       50,000            50,000             ___             ___

Ofer Levy (36)                                         50,000            50,000             ___             ___

Lipston Group S.A. (36)                                50,000            50,000             ___             ___

MPI Group S.A. (36)                                    50,000            50,000             ___             ___

Barry Pike (36)                                        50,000            50,000             ___             ___

                                       45

Selfridge LP (36)                                      50,000            50,000             ___             ___

Cona Capital Ltd. (37)                                 40,500            40,500             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       27,000            27,000             ___             ___
   Canadian Equity Plus Fund (38)

Benitz & Partners Limited (39)                         26,100            26,100             ___             ___

Royal  Trust  Corporation  of  Canada  for  PH&N       25,350            25,350             ___             ___
   Balanced Fund (40)

Craig Rimer (41)                                       25,000            25,000             ___             ___

New Paradigm Inc. (42)                                 20,010            20,010             ___             ___

Clive Kinross (43)                                     12,500            12,500             ___             ___

Andrew Prenick (43)                                    12,500            12,500             ___             ___

                                                  ----------------- ------------------ --------------- ---------------
                     TOTALS                        18,343,901        15,952,923          2,390,978         10.3%

(1) Two executive officers of Thomson Kernaghan (including its Chairman) also are executive officers of the general partner of VC Advantage Limited Partnership and the general partner of CALP II LP. Accordingly, Thomson Kernaghan, VC Advantage and CALP II may be considered a group which beneficially owns all of the shares beneficially owned by any of them. Under the TK Conversion Cap Agreement, Thomson Kernaghan, VC Advantage and CALP II agreed not to have the right to convert any preferred stock or exercise any warrant or special warrant if, after having given effect the conversion or exercise, all of them considered as a group would be deemed to beneficially own more than 9.9% of the then outstanding common stock.

(2) Includes 2,570,560 shares of common stock issuable upon the exchange of 2,570,560 exchangeable shares.

(3) Under the Hammock Conversion Cap Agreement, Hammock agreed not to have the right to convert any preferred stock or exercise any warrant if, after having given effect to the conversion or exercise, it would be deemed to beneficially own more than 9.9% of the then outstanding common stock. If not for the Hammock Conversion Cap Agreement, Hammock would beneficially own 1,545,667 shares of common stock, including 1,267,889 shares of common stock issuable upon conversion of preferred stock and 277,778 shares of common stock issuable upon exercise of warrants.

(4) Consists of 1,000,000 shares of common stock issuable upon the exercise of special warrants held by Thomson Kernaghan as agent for certain non-US persons. Thomson Kernaghan disclaims beneficial ownership of these shares.

(5) Consists of 142,860 exchangeable shares of SAC and 578,343 shares of common stock issuable upon exercise of options.

(6) Consists of 333,340 shares of common stock issuable upon exercise of special warrants and 166,670 shares of common stock issuable upon exercise of warrants

(7) Consists of 142,860 exchangeable shares of SAC and 349,997 shares of common stock.

(8) Consists of 142,860 exchangeable shares of SAC and 279,997 shares of common stock issuable upon exercise of options.

(9) Consists of 280,000 shares of common stock issuable upon exercise of special warrants and 140,000 shares of common stock issuable upon exercise of warrants.

(10) Consists of 351,850 shares of common stock issuable upon the exchange of 351,850 exchangeable shares.

(11) Consists of 350,000 shares of common stock issuable upon the exchange of 350,000 exchangeable shares.

(12) Consists of 294,957 shares of common stock issuable upon the exchange of 294,957 exchangeable shares.

(13) Consists of 166,668 shares of common stock issuable upon exercise of special warrants and 83,334 shares of common stock issuable upon exercise of warrants.

(14) Includes 66,670 shares of common stock issuable upon exercise of warrants.

(15) Consists of 133,000 shares of common stock issuable upon exercise of special warrants and 66,500 shares of common stock issuable upon exercise of warrants.

(16) Consists of 106,670 shares of common stock issuable upon exercise of special warrants and 53,335 shares of common stock issuable upon exercise of warrants.

(17) Consists of 150,000 shares of common stock issuable upon the exchange of 150,000 exchangeable shares.

(18) Consists of 142,860 shares of common stock issuable upon the exchange of 142,860 exchangeable shares.

(19) Consists of 121,000 shares of common stock issuable upon the conversion of preferred stock.

(20) Consists of 80,000 shares of common stock issuable upon exercise of special warrants and 40,000 shares of common stock issuable upon exercise of warrants.

(21) Consists of 118,469 shares of common stock issuable upon the exchange of 118,469 exchangeable shares.

(22) Consists of 70,070 shares of common stock issuable upon exercise of special warrants and 35,035 shares of common stock issuable upon exercise of warrants.

(23) Consists of 66,670 shares of common stock issuable upon exercise of special warrants and 33,335 shares of common stock issuable upon exercise of warrants.

(24) Includes 33,335 shares of common stock issuable upon exercise of warrants.

(25) Consists of 100,000 shares of common stock issuable upon the exchange of 100,000 exchangeable shares.

(26) Consists of 98,469 shares of common stock issuable upon the exchange of 98,469 exchangeable shares.

(27) Consists of 62,300 shares of common stock issuable upon exercise of special warrants and 31,150 shares of common stock issuable upon exercise of warrants

(28) Consists of 54,400 shares of common stock issuable upon exercise of special warrants and 27,200 shares of common stock issuable upon exercise of warrants.

(29) Consists of 53,340 shares of common stock issuable upon exercise of special warrants and 26,670 shares of common stock issuable upon exercise of warrants.

(30) Consists of 75,000 shares of common stock issuable upon the exchange of 75,000 exchangeable shares.

(31) Consists of 47,400 shares of common stock issuable upon exercise of special warrants and 23,700 shares of common stock issuable upon exercise of warrants.

(32) Consists of 46,000 shares of common stock issuable upon exercise of special warrants and 23,000 shares of common stock issuable upon exercise of warrants.

(33) Consists of 45,000 shares of common stock issuable upon exercise of special warrants and 22,500 shares of common stock issuable upon exercise of warrants.

(34) Consists of 44,760 shares of common stock issuable upon exercise of special warrants and 22,380 shares of common stock issuable upon exercise of warrants.

(35) Consists of 44,400 shares of common stock issuable upon exercise of special warrants and 22,200 shares of common stock issuable upon exercise of warrants.

(36) Consists of 50,000 shares of common stock issuable upon the exchange of 50,000 exchangeable shares.

(37) Consists of 27,000 shares of common stock issuable upon exercise of special warrants and 13,500 shares of common stock issuable upon exercise of warrants.

(38) Consists of 18,000 shares of common stock issuable upon exercise of special warrants and 9,000 shares of common stock issuable upon exercise of warrants.

(39) Consists of 17,400 shares of common stock issuable upon exercise of special warrants and 8,700 shares of common stock issuable upon exercise of warrants.

(40) Consists of 16,900 shares of common stock issuable upon exercise of special warrants and 8,450 shares of common stock issuable upon exercise of warrants.

(41) Consists of 25,000 shares of common stock issuable upon the exchange of 25,000 exchangeable shares.

(42) Consists of 13,340 shares of common stock issuable upon exercise of special warrants and 6,670 shares of common stock issuable upon exercise of warrants.

(43) Consists of 12,500 shares on common stock issuable upon the exchange of 12,500 exchangeable shares.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered hereby on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling stockholders. Sales of the shares offered hereby may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in any securities exchange or market in which our common stock may in the future be traded, in privately negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of these methods of sale, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares offered hereby for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);
     o the number of shares involved; o the initial price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
     o    other facts material to the transaction.

     In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as set out below or as otherwise set out in this prospectus, to our knowledge there are and have been no material interests, direct or indirect, of our directors and senior officers, any of our stockholders who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of our outstanding shares of common stock, or any known associate or affiliate of such persons, in any transaction that materially affected or could materially affect SoftQuad.

FINANCINGS

     We have engaged in financing transactions in which the amount involved exceeded $60,000 with the following persons who beneficially owned more than 5% of our common stock: Beacon M International Investments Inc. ("Beacon"), Hammock Group Ltd ("Hammock"), Pinetree Capital Corp. ("Pinetree"), Thomson Kernaghan & Co. Limited, VC Advantage Limited Partnership ("VC Advantage"), CALP II LP and James Clark. One of our former directors, Sheldon Inwentash, is a director and officer of, and owner of a greater than 10% equity interest in, Pinetree. In addition, we have engaged in transactions in which the amount involved exceeded $60,000 with KBL Capital Partners Inc. and KBL Technology Funding Inc. Each of Mr. Inwentash and Michael Mendelson, who also was one of our directors, is a director and officer of KBL Capital Partners. In addition, each of Michael Mendelson and Pinetree is an owner of a greater than 10% equity interest in KBL Capital Partners. Mr. Mendelson is also a director and officer of, and owner of a greater than 10% interest in, KBL Technology Funding. Mr. Clark was chairman and a director of SoftQuad Canada from July, 1998 until August 1, 2000. The following is a description of these transactions:

     On November 6, 1998, we issued 2,285,700 shares of common stock to James Clark, at a price of approximately $0.23 per share, for aggregate gross proceeds of $525,711.

     On April 9, 1999, we issued 1,947,040 shares of common stock to Pinetree and 623,055 shares of common stock to James Clark, each at approximately $0.43 per share, for aggregate gross proceeds of $1,105,141. In connection with the issuance of these shares, we issued warrants to purchase 973,520 shares of common stock to Pinetree, and warrants to purchase 311,530 shares of common stock to Mr. Clark, each with an exercise price of $0.43 and we paid an investment advisory fee to KBL Capital Partners of $41,563, plus 58,410 shares of common stock and warrants to purchase 233,645 shares of common stock with an exercise price of $0.43 per share. After the completion of this financing, we entered into an advisory services agreement with KBL Capital Partners under which KBL Capital Partners was to receive $3,330 per month for a term of twelve months (automatically renewable subject to termination by us), together with an advisory fee of $13,300 for advisory services in connection with structuring and venture financing, and an advisory fee of $500,000 for services in connection with preparation, structuring and executing a series of private placements. This advisory services agreement was subsequently amended on July 31, 1999 to extend its initial term to July 31, 2000, which term has subsequently been renewed, and to increase the monthly fee to $6,650 per month. In December 2000, the agreement with KBL Capital Partners was terminated.

     On May 14, 1999, we issued 228,160 shares of common stock to Beacon, at approximately $0.43 per share, for aggregate gross proceeds of $98,110. In connection with that transaction, we issued warrants to purchase 114,080 shares of common stock to Beacon with an exercise price of $0.43 per share, and paid an investment advisory fee to KBL Capital Partners of $4,870, plus 6,845 shares of common stock and warrants to purchase 18,255 shares of common stock with an exercise price of $0.43 per share.

     On July 30, 1999, KBL Technology Funding acted as agent in connection with the issuance by us of $697,522 of debt. In connection with this issuance, we issued 1,025,000 warrants to purchase shares of common stock to KBL Technology Funding at an exercise price of $0.43 and paid KBL Capital Partners a placement fee of $67,114 plus warrants to purchase 102,500 shares of common stock at an exercise price of $0.43.

     On September 30, 1999, KBL Technology Funding (as agent), James Clark, Pinetree and Beacon sold their warrants to us in exchange for shares of common stock on a 1-for-1 basis, with 1,025,000 shares issued to KBL Technology Funding (as agent), 311,530 shares issued to James Clark, 723,520 shares issued to Pinetree and 718,480 shares issued to Beacon.

     On December 16, 1999, VC Advantage purchased 736,702 shares of our common stock at a price of approximately $1.3574 per share, aggregating $1,000,000. On December 16, 1999, VC Advantage also purchased 1,473,405 shares of Class A preferred stock at approximately $1.3574 per share, aggregating $2 million. In connection with this transaction, VC Advantage received warrants, exercisable on or before December 16, 2002, with an exercise price of $1.3574 per share, to purchase an aggregate of 442,022 shares of common stock of FinanceCo, a special purpose vehicle created to facilitate this financing. In addition, Thomson Kernaghan, for its services as agent in respect of these transactions, received warrants to purchase an aggregate of 221,011 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $210,000).

     On February 25, 2000, in consideration for advisory services rendered, we granted to each of Sheldon Inwenash and Michael Mendelson options to purchase 120,000 shares of common stock, and we granted to Bo Manor (an employee of KBL Capital Partners) options to acquire 60,000 shares of common stock, all at an exercise price of $1.44 per share.

     On February 28, 2000, VC Advantage purchased 1,033,333 shares of Class B preferred stock and Hammock purchased 688,889 shares of Class B preferred stock at a price of $2.90 per share, for aggregate gross proceeds of $5 million. In connection with this transaction, VC Advantage and Hammock received warrants, exercisable on or before February 28, 2003, to purchase an aggregate of 694,445 shares of common stock, with an exercise price of $1.53 per share (Hammock received 277,778 and VC Advantage received 416,667), and Thomson Kernaghan, for its services as agent in respect of this purchase, received warrants to purchase 347,223 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $350,000).

     On February 29, 2000, in connection with our sale of 1,000,000 special warrants at a price of $2.50 per special warrant, Thomson Kernaghan received an agency fee of warrants to purchase 100,000 shares of common stock, with an exercise price of $2.50 per share, exercisable on or before February 28, 2003, and a fee in the amount of 8% of the offering (for an aggregate of $200,000).

     On April 18 and 20, 2000, we issued an aggregate of 200,010 shares of common stock for a purchase price per share of $7.50, special warrants to acquire 1,906,660 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 1,053,335 shares of common stock at an exercise price of $12.50 per share, for gross proceeds of $15,800,025. On June 5, 2000, we issued special warrants to acquire 44,760 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 22,380 shares of common stock at an exercise price of $12.50 per share, for gross proceeds of $335,700. Thomson Kernaghan, for its services as agent in respect of these private placements, received $1,290,858 plus compensation options exercisable at no cost for warrants to purchase 215,143 shares of common stock with an exercise price of $7.50 per share, exercisable at any time on or prior to the second anniversary of the date of effectiveness of the registration statement filed for the shares underlying these warrants.

     On May 29, 2000, we issued 88,409 shares of common stock to Thomson Kernaghan in consideration of financial advisory services provided pursuant to a financial advisory services agreement dated as of December 10, 1999.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $0.001 par value.

COMMON STOCK

     As of March 1, 2001, there were 8,229,769 shares of common stock issued and outstanding. In addition 5,673,605 exchangeable shares of SAC were issued and outstanding, each of which is intended have economic and voting rights equivalent to shares of our common stock. These exchangeable shares are described below under "Exchangeable Shares of SAC."

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, as may be declared from time to time by the board of directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock, if any, then outstanding.

PREFERRED STOCK

     As of March 1, 2001, there were 1,473,405 shares of Class A preferred stock and 1,722,222 shares of Class B preferred stock issued and outstanding.

     The shares of Class A preferred stock and Class B preferred stock are convertible at any time at the option of the holder, on a 1-for-1 basis, into shares of common stock. The number of shares of common stock into which Class A preferred stock and Class B preferred stock is convertible is subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial one-to-one relationship between the shares of such preferred stock and the common stock. The holders of Class A preferred stock and Class B preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which such preferred stock is convertible on all matters to be voted on by the stockholders. With respect to dividends, Class A preferred stock and Class B preferred stock rank equally with each other and our common stock. With respect to distributions upon liquidation, the holders of Class A preferred stock and Class B preferred stock are entitled to receive an initial preferred distribution before any payment is made in respect of shares of common stock of $1.3574 and $2.9032 per share, respectively.

SPECIAL VOTING STOCK

     As of March 1, 2001, the one authorized share of special voting stock has been issued to Montreal Trust Company of Canada in its capacity as trustee for the benefit of holders of exchangeable shares of SAC. The special voting share is the vehicle through which holders of exchangeable shares are able to exercise their voting rights, as described below under "Exchangeable Shares of SAC." The special voting stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time (other than exchangeable shares held by us or our affiliates), which votes may be cast at any meeting at which our common stockholders are entitled to vote. When all exchangeable shares are held by us or our affiliates (as a consequence of their redemption or repurchase), the special voting share will be canceled.

EXCHANGEABLE SHARES OF SAC

     As of March 1, 2001, there were 5,673,605 exchangeable shares of SAC (our subsidiary) issued and outstanding. The exchangeable shares were issued to certain Canadian shareholders of SoftQuad Canada in exchange for their shares of SoftQuad Canada in connection with the acquisition by SAC of all of the outstanding shares of SoftQuad Canada. The exchangeable shares have economic and voting rights functionally equivalent to shares of our common stock, and were issued to Canadian shareholders in lieu of shares of our common stock because of Canadian tax considerations.

     The exchangeable shares are exchangeable at any time at the option of the holder, on a 1-for-1 basis, for shares of common stock. We have entered into a voting and exchange trust agreement with respect to the exchangeable shares with SAC and Montreal Trust Company of Canada, as trustee for the exchangeable shareholders. By furnishing instructions to the trustee under the voting and exchange trust agreement, holders of the exchangeable shares are able to exercise essentially the same voting rights as they would have if they had exchanged their exchangeable shares for shares of our common stock. Holders of exchangeable shares are also entitled to receive from SAC dividends payable in Canadian dollars that are economically equivalent to any cash dividends paid by us on the common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to our capital structure so as to maintain the initial 1-to-1 relationship between the exchangeable shares and the common stock.

     Pursuant to the support agreement between us and SAC, we made the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by us or our affiliates) remain outstanding:

o we will not declare or pay dividends on our common stock unless SAC is able to declare and pay and simultaneously declares and pays an equivalent dividend on the exchangeable shares;

o we will advise SAC in advance of the declaration of any dividend on our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on our common stock;

o we will ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date of such dividend; and

o we will take all actions and do all things reasonably necessary or desirable to enable and permit SAC, in accordance with applicable law, to pay to the holders of the exchangeable shares the applicable amounts in the event of a liquidation, dissolution or winding-up of SAC, a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by SAC.

     The exchangeable share structure support agreement provides that, without the prior approval of SAC and the holders of the exchangeable shares, we will not issue or distribute additional common stock, securities exchangeable for or convertible into or carrying rights to acquire common stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of common stock, nor shall we change the common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. The board of directors of SAC is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to the common stock.

OPTIONS

     As of March 1, 2001, there were options outstanding to purchase 4,496,941 shares of common stock with a weighted average exercise price per share of $2.1432.

SPECIAL WARRANTS

     As of March 1, 2001, 2,951,420 special warrants were outstanding, all of which were held by Canadian residents. Each special warrant entitles the holder thereof to acquire one share of common stock for no additional consideration. The special warrants expire on the fifth business day following the date we obtain a receipt for a final prospectus qualifying the exercise of the special warrants into shares of common stock in the holder's province of residence. The special warrants are exercisable at any time, and are automatically exercised immediately prior to their expiration. The special warrants were sold to certain Canadian purchasers in lieu of shares of our common stock because of Canadian securities law considerations.

WARRANTS

     As of March 1, 2001, there were warrants outstanding to purchase 3,095,559 shares of common stock with a weighted average purchase price per share of $5.6753. Warrants to purchase 663,033 shares expire on December 16, 2002, warrants to purchase 1,141,667 shares expire on February 28, 2003 and warrants to purchase 1,290,858 shares expire on the second anniversary of the effective date of the registration statement covering the shares underlying these warrants. Of the latter 1,290,858 warrants, 215,143 are in the form of compensation options that are exercisable at no cost for the underlying warrants.

     Of the warrants, 1,075,715 have an exercise price that declines by $0.50 each month (or prorated portion thereof), to a minimum of $3.75, until the date (the "Effectiveness Date") on which a registration statement covering the shares underlying such warrants is declared effective by the Securities and Exchange Commission (and, in the case of warrants held by Canadian residents, until a receipt has been issued for a prospectus covering the distribution of such shares has been issued by the securities regulatory authority in the province in which the holder is resident). The exercise price of such warrants as at March 1, 2001 was $10.00. Such warrants expire on the first anniversary of the Effectiveness Date. An extraordinary resolution of the holders of such warrants has been circulated to the holders thereof in accordance with the terms of the governing warrant indenture seeking approval of amendments to the terms of those warrants that would fix the exercise price at $7.50 and extend the expiry of thereof to the third anniversary of the Effectiveness Date; SoftQuad anticipates that the said extraordinary resolution will receive the requisite approval of the holders of two-thirds of the warrants, but there can be no assurance of this. If amendments are made, the weighted average exercise price of the warrants will be $7.50.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of March 1, 2001, we had 27,642,921 shares of common stock outstanding or issuable under derivative securities, comprised of:

     o    8,229,769 shares of common stock issued and outstanding;

     o 3,195,627 shares of common stock issuable upon the conversion of shares of our preferred stock;

     o 5,673,605 shares of common stock issuable upon the exchange of exchangeable shares of SAC;

     o 4,496,941 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price per share of $2.1432

     o 2,951,420 shares of common stock issuable upon exercise of special warrants for no additional consideration; and

     o 3,095,559 shares of common stock issuable upon exercise of warrants with a weighted average exercise price per share of $5.6753.

     Of the 11,689,998 shares outstanding or issuable under derivative securities not covered by this prospectus, 2,000,000 represent shares that were originally issued by ASM to its initial shareholder on June 2, 1995. On December 1, 1998, the initial shareholder agreed to transfer these shares to 25 individuals in exchange for a commitment by these individuals to pay the cost of reactivating the corporation (which had never engaged in an active trade or business), providing for the reinstatement of its charter in Florida (which had been suspended in 1996 for failure to pay annual fees and costs) and bringing its books and records up to date. Before the merger of ASM and FinanceCo, ASM determined that these 2,000,000 shares were not restricted securities within the meaning of Rule 144 in reliance on Rule 144(k). The remaining 9,689,998 shares includes 4,496,941 shares of common stock to be issued under the SoftQuad Software, Ltd. 2000 Stock Option Plan and the remaining 5,193,057 shares are restricted securities and may be publicly sold only in compliance with the applicable provisions of Rule 144, unless sold pursuant to an effective registration statement under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock or (b) the average weekly trading volume during the four calendar weeks preceding such sale, subject to certain other requirements. A person (or persons whose shares are aggregated) who has not been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be our affiliates must always sell pursuant to Rule 144, even after the applicable holding period is satisfied, unless their sales are made pursuant to an effective registration statement under the Securities Act.

     Sales of a substantial number of shares of common stock could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded and the price is already volatile. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

                    DELAWARE BUSINESS COMBINATION PROVISIONS

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

     o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

     o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

     An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

      INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

     Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    pursuant  to  Section  174 of the DGCL  (providing  for  liability  of
          directors  for  unlawful   payment  of  dividends  or  unlawful  stock
          purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

     The Amended and Restated Certificate of Incorporation of SoftQuad provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

     Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. SoftQuad's By-Laws entitle officers and directors of SoftQuad to indemnification to the fullest extent permitted by the DGCL.

     As permitted by Delaware law, our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, including for liabilities incurred under the Securities Act of 1933. Additionally, we have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. In addition, we maintain an insurance policy with respect to potential liabilities of our directors and officers, including potential liabilities under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SoftQuad pursuant to the provisions described above, or otherwise, SoftQuad has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SoftQuad in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     BOARD OF DIRECTORS VACANCIES. Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

     SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, the chief executive officer or a majority of the board of directors.

     AUTHORIZED BUT UNISSUED SHARES. The board of directors can in the future issue the authorized but unissued shares of common stock and preferred stock, and fix the rights and preferences of the preferred stock, without stockholder approval, subject to the limitations imposed by any market on which our stock is listed for trading. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions are described above under "Certain Relationships and Related Transactions--Indemnification of directors and officers and limitation of liability." These provisions may also have the effect of reducing the likelihood of stockholder derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

     Presently, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock covered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information with respect to us and the common stock, you should review the registration statement, including the exhibits to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, as well as the periodic reports and other information we have filed with the SEC, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the SEC located at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Denver, Colorado 80209. We do not have a transfer agent and registrar for our preferred stock or special voting stock and there is no transfer agent and registrar for exchangeable shares of SAC.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this prospectus has been passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Its telephone number is (212) 704-6000.

                                     EXPERTS

     The consolidated financial statements of SoftQuad Software, Ltd. and the related financial statement schedules included in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

FINANCIAL  STATEMENTS FOR THE FISCAL YEARS ENDING SEPTEMBER 30, 2000,  SEPTEMBER
30, 1999, THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998, AND THE UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2000

Note: All financial statements dated as of December 31 are unaudited.

  Report of Independent Auditors....................................................................F-2

  Balance Sheets for the years ended June 30, 2000 and 1999, and for the three months ended
  December 31, 2000.................................................................................F-3

  Statements of Operations for the years ended September 30, 2000 and 1999, the nine month period ended September 30, 1998, and the three months ended December 31, 2000.....................F-5

  Statement of Changes in Stockholders' Equity (Deficiency) for the nine month period ended
  September 30, 1998, the years ended September 30, 1999 and 2000, and for the three months ended December 31, 2000...........................................................................F-6

  Statements of Cash Flows for the years ended September 30, 2000 and 1999, the nine month period ended September 30, 1998, and the three months ended December 31, 2000 and 1999............F-8

  Notes to Financial Statements.....................................................................F-9

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Shareholders of SoftQuad Software, Ltd.


We have audited the accompanying consolidated balance sheets of SoftQuad Software, Ltd. as at September 30, 2000 and 1999 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 2000 and 1999, and for the nine-month period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2000 and 1999 and the results of its operations and its cash flows for the years ended September 30, 2000 and 1999 and for the nine-month period ended September 30, 1998 in conformity with accounting principles generally accepted in the United States of America.

Chartered Accountants

Toronto, Ontario
November 2, 2000, except as to Note 12
which is as of November 20, 2000


SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS)
-------------------------------------------------------------------------------------------------------------------------------

                                                                        December 31,                 September 30,
                                                                     ---------------     ---------------------------------
                                                                           2000                2000                1999
                                                                     ----------------    ----------------    -------------
                                                                       (unaudited)

ASSETS

CURRENT
   Cash and cash equivalents                                         $   12,390,991      $     16,305,820    $      726,784
   Accounts receivable (Note 4)                                           1,193,278             1,146,954           590,432
   Work in process and other inventory                                      130,628                71,954            21,776
   Prepaid expenses and deposits                                            181,181               482,226           137,032
------------------------------------------------------------------------------------------------------------------------------
                                                                         13,896,078            18,006,954         1,476,024

CAPITAL ASSETS (Note 5)                                                     991,125             1,017,061           233,415

GOODWILL (net of cumulative amortization of $245,988 -
   December 31, 2000                                                      5,329,029                23,553            40,831
   $37,495 - September 30, 2000; $20,217 - 1999)

DEFERRED FINANCING COSTS                                                         -                     -             54,441
------------------------------------------------------------------------------------------------------------------------------
                                                                     $   20,216,232      $     19,047,568    $     1,804,711
=============================================================================================================================

-------------------------------------------------------------------------------------------------------------------------------
SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(IN U.S. DOLLARS)
-------------------------------------------------------------------------------------------------------------------------------
                                                                        December 31,                 September 30,
                                                                        ------------     ------------------------------------
                                                                             2000              2000                1999
                                                                     ------------------  ----------------    ----------------
                                                                         (unaudited)
LIABILITIES

CURRENT
   Accounts payable                                                   $     1,523,747   $         834,453    $      347,786
   Accrued legal fees                                                       1,370,444             468,555                -
   Accrued commission                                                              -                   -            145,941
   Accrued royalties                                                               -                   -            133,779
   Other accruals                                                                  -            1,637,492           200,669
   Deferred revenue                                                           188,477             129,844            30,404
   Current portion of notes payable (Note 6)                                       -                   -            697,522
------------------------------------------------------------------------------------------------------------------------------
                                                                            3,082,668           3,070,344         1,556,101
NOTES PAYABLE (Note 6)                                                             -                   -            100,035
------------------------------------------------------------------------------------------------------------------------------
                                                                            3,082,668           3,070,344         1,656,136
------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS (Note 10)

SHAREHOLDERS' EQUITY (Note 7)

SHARE CAPITAL
   Preferred stock, par value $0.001 per share
     Authorized
         50,000,000 preferred shares
     Issued and outstanding
          1,473,405 Class A shares December 31, and September 30, 2000          1,473               1,473                -
          1,722,222 Class B shares December 31, and September 30, 2000          1,722               1,722                -

   Special voting stock, par value $0.001 per share
     Authorized
                  1 special voting share
     Issued and outstanding
                  1special voting share December 31, 2000                           1                  1                 -

   Common stock, par value $0.001 per share
     Authorized
         25,000,000 shares
     Issued and outstanding
         13,543,437 shares at December 31, 2000 (1),                        3,578,100           3,645,906         3,559,074
         12,473,472 shares at September 30, 2000) (1),
         8,993,890 shares at September 30, 1999 (1)
------------------------------------------------------------------------------------------------------------------------------
                                                                            3,581,296           3,649,102         3,559,074
WARRANTS                                                                    3,918,204           3,918,204                -
SPECIAL WARRANTS                                                           13,240,802          13,240,802                -
------------------------------------------------------------------------------------------------------------------------------
                                                                           20,740,302          20,808,108         3,559,074

DEFERRED STOCK COMPENSATION EXPENSE                                          (591,810)           (655,992)         (357,675)

ADDITIONAL PAID-IN CAPITAL                                                 12,138,767           5,699,597                -

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME                                 (41,605)            (73,971)           30,805

DEFICIT                                                                   (15,112,090)         (9,800,518)       (3,083,629)
------------------------------------------------------------------------------------------------------------------------------
                                                                           17,133,564          15,977,224           148,575
------------------------------------------------------------------------------------------------------------------------------
                                                                      $    20,216,232    $     19,047,568    $    1,804,711
------------------------------------------------------------------------------------------------------------------------------

(1) Includes 5,673,605 shares (September 30, 2000 - 5,773,605 shares) reserved for issuance upon the exchange of exchangeable shares.

See accompanying notes to the consolidated financial statements.

------------------------------------------------------------------------------------------------------------------------------
SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLARS)
------------------------------------------------------------------------------------------------------------------------------

                                                                                                                Nine-Month
                                                    Three months ended                                         Period Ended
                                                       December 31,              Year ended September 30,     September 30,
                                                       -----------               ------------------------     ------------
                                                    2000            1999            2000            1999            1998
                                              --------------  --------------  --------------  --------------  ----------
                                               (unaudited)     (unaudited)                                       (Note 3)
                                               -----------
REVENUE
   Licenses                                    $   1,000,038  $      846,086   $  4,241,685    $   3,291,335   $   1,466,138
   Services                                          263,113          14,185         44,077                -               -
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
                                                   1,263,151         860,271      4,285,762        3,291,335       1,466,138
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

COST OF REVENUE
   Licenses                                           84,108         105,880        527,550          572,167         261,632
   Services                                          504,191          81,852        338,612           63,494          60,234
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
                                                     588,299         187,732        866,162          635,661         321,866
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
                                                     674,852         672,539      3,419,600        2,655,674       1,144,272
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

EXPENSES
   Selling and marketing                           4,134,430         662,281      5,239,286        2,052,983         794,065
   Research and development                          626,681         273,105      1,957,856        1,069,449         797,604
   General and administrative                      1,428,050         341,401      3,359,868        1,093,730         901,958
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
                                                   6,189,161       1,276,787     10,557,010        4,216,162       2,493,627
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

LOSS FROM OPERATIONS
                                                  (5,514,309)       (604,248)    (7,137,410)      (1,560,488)     (1,349,355)
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

OTHER (INCOME) EXPENSES
   Interest                                         (202,737)              -       (584,864)          14,063              -
   Other expenses                                          -          22,060        164,343           54,226              -
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
                                                    (202,737)         22,060       (420,521)          68,289              -
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

NET LOSS BEFORE VALUE OF
SHARE CAPITAL ISSUED ON
ACQUISITION OF WARRANTS                           (5,311,572)       (626,308)    (6,716,889)      (1,628,777)     (1,349,355)

VALUE OF SHARE CAPITAL ISSUED ON
ACQUISITION OF WARRANTS                                    -               -              -        1,387,647              -
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------
LOSS ATTRIBUTABLE TO SHAREHOLDERS              $  (5,311,572) $     (626,308)  $ (6,716,889)  $   (3,016,424) $   (1,349,355)
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

LOSS PER SHARE                                 $       (0.41) $        (0.06)  $      (0.60)  $       (0.37)
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                       13,075,835       9,945,977     11,158,648        4,377,000
--------------------------------------------- --------------- --------------- --------------- --------------- ----------------

See accompanying notes to the consolidated financial statements.

--------------------------------------------------------------------------------------------------------------------------------
SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(IN U.S. DOLLARS)
--------------------------------------------------------------------------------------------------------------------------------

                                  Shares/       Amount    Deferred    Additional  Accumulated     Net       Deficit     Total
                                  Warrants      ------     Stock      Paid-In       Other     Investment    -------     ------
                                  (Note 7)              Compensation  Capital   Comprehensive by NewKidCo
                                  -------                 Expense     -------      Income    International,
                                                          -------                  (Loss)        Inc.
                                                                                   -----         ---

BALANCE, JANUARY 1, 1998              -      $    -     $   -       $    -         $ -        $   -       $    -     $    -

COMPREHENSIVE LOSS
  Foreign currency translation        -           -         -            -           53,323       -            -          53,323
  Net loss                            -           -         -            -           -       (1,349,355)       -     ( 1,349,355)
                                                                                                                     ----------

TOTAL COMPREHENSIVE LOSS                                                                                             ( 1,296,032)

NET CONTRIBUTIONS BY
  NEWKIDCO INTERNATIONAL.,
  INC.                                                                    -           -       1,435,078        -       1,435,078
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1998           -      $    -     $   -       $    -         $ 53,323  $   85,723   $    -     $   139,046
--------------------------------------------------------------------------------------------------------------------------------

BALANCE, OCTOBER 1, 1998                  1  $        1 $   -       $    -         $ -       $    -       $    -     $         1
                                                                                                                     -----------

COMPREHENSIVE INCOME LOSS
  Foreign currency translation        -           -         -            -           30,805       -            -          30,805
  Net loss                            -           -         -            -           -            -       (3,016,424) (3,016,424)
                                                                                                                     -----------

TOTAL COMPREHENSIVE LOSS                                                                                              (2,985,619)
                                                                                                                     -----------
PREMIUM ON REDEMPTION
  OF COMMON STOCK                     -           -         -            -           -            -          (67,205)    (67,205)

ISSUANCE OF COMMON STOCK
  For cash                        5,863,509   1,726,861     -            -           -            -            -       1,726,861
  On acquisition of assets
  (Note 2)                          703,705     161,374     -            -           -            -            -         161,374
  Repurchase of stock              (703,705)   (162,809)    -            -           -            -            -      (  162,809)
  On acquisition of warrants      3,130,380   1,387,647     -            -           -            -            -       1,387,647
  As deferred stock compensation      -         446,000  (446,000)       -           -            -            -             -
    Amortization of stock based
      compensation                    -           -        88,325        -           -            -            -          88,325
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1999       8,993,890   3,559,074  (357,675)       -           30,805       -       (3,083,629)    148,575

COMPREHENSIVE LOSS
  Foreign currency translation        -           -         -            -         (104,776)      -            -        (104,776)
  Net loss                            -           -         -            -           -            -       (6,716,889) (6,716,889)
                                                                                                                      ----------

TOTAL COMPREHENSIVE LOSS                                                                                              (6,821,665)
                                                                                                                      ----------

ISSUANCE OF COMMON STOCK
  For cash                          936,711         936     -          793,048       -            -            -         793,984
  As deferred stock compensation                         (622,985)     622,985       -            -            -             -
  Amortization of stock based
    compensation                      -           -       324,668        -           -            -            -         324,668
  In satisfaction of debt           342,870      85,756     -          138,007       -            -            -         223,763
  Resulting from reverse takeover 2,200,000         140     -            -           -            -            -             140

ISSUANCE OF SPECIAL
  VOTING STOCK                            1           1     -            -           -            -            -               1

ISSUANCE OF PREFERRED STOCK
    Class A                       1,473,405       1,473     -        1,153,347       -            -            -       1,154,820
    Class B                       1,722,222       1,722     -        2,992,210       -            -            -       2,993,932

ISSUANCE OF WARRANTS              3,095,558   3,918,204     -            -           -            -            -       3,918,204

ISSUANCE OF SPECIAL WARRANTS      2,951,420  13,240,802     -            -           -            -            -      13,240,802
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2000      21,716,077 $20,808,108 $(655,992)  $5,699,597    $ (73,971) $    -     $(9,800,518) $15,977,224
--------------------------------------------------------------------------------------------------------------------------------

SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
(IN U.S. DOLLARS)
--------------------------------------------------------------------------------------------------------------------------------
                                 Shares/     Amount     Deferred   Additional  Accumulated      Net       Deficit     Total
                                 Warrants    ------       Stock      Paid-In      Other     Investment    ------      -----
                                 (Note 7)              Compensation  Capital  Comprehensive by NewKidCo
                                 -------                 Expense     -------     Income     International,
                                                         -------                 (Loss)        Inc.
                                                                                 ------        ----
COMPREHENSIVE LOSS
  Foreign currency translation                                                      32,366                              32,366
  Net Loss                                                                                            (5,311,572)   (5,311,572)
                                                                                                                    ----------
TOTAL COMPREHENSIVE LOSS                                                                                            (5,279,206)
ISSUANCE OF COMMON STOCK
  In satisfaction of debt          300,000       3,800               1,380,000                                       1,383,800
  On acquisition                   744,133     (71,608)              5,046,973                                       4,975,365
  On exercise of employee
  options                           25,832           2                  12,197                                          12,199
  Amortization of stock based
    compensation                                           64,182                                                       64,182
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000
(unaudited)                    $22,786,042 $20,740,302  $(591,810) $12,138,767    $(41,605)         $(15,112,090)  $17,133,564
-------------------------------------------------------------------------------------------------------------------------------

SOFTQUAD SOFTWARE, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLARS)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  Nine-Month
                                                           Three Months Ended                                    Period Ended
                                                              December 31,             Year ended September 30,  September 30,
                                                                                   ----------------------------
                                                           2000           1999          2000           1999          1998
                                                           ----           ----     -------------- ------------- ---------
                                                               (unaudited)                                         (Note 3)
NET INFLOW (OUTFLOW) OF CASH RELATED
   TO THE FOLLOWING ACTIVITIES

OPERATING
   Net loss                                               $(5,311,572)  $ (626,308)   $(6,716,889) $(1,628,777)   $(1,349,355)
   Items not affecting cash:
      Loss on disposal of capital assets                         -             -           59,253       10,140          -
      Compensation under stock option plan                     64,182       39,081        324,668       88,325          -
      Services paid through issuance of share capital       1,380,000          -
      Amortization of capital assets                          127,300       22,272        191,138       77,337        122,196
      Amortization of goodwill                                208,493        5,100         17,278       20,217          -
      Amortization of deferred financing costs                   -          16,562         54,441       11,562          -
      Changes in non-cash operating working
      Capital items
      Accounts receivable                                     (39,760)       4,200       (556,523)    (254,355)      (372,447)
      Work in process and other inventory                     (22,100)     (36,300)       (50,178)      72,850        (18,904)
      Prepaid expenses and deposits                           302,475       15,200       (345,194)       2,783        (63,008)
      Accounts payable and accrued liabilities               (323,320)     148,700      2,025,829      138,831        463,603
      Deferred revenue                                         (9,938)       3,283         99,440       30,404         (3,890)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                      (3,624,240)    (408,210)    (4,896,737)  (1,430,683)    (1,221,805)
--------------------------------------------------------------------------------------------------------------------------------

INVESTING
   Acquisition of net assets excluding cash                  (164,577)         -            -         (122,013)         -
   Purchase of capital assets                                 (97,860)     (22,360)    (1,034,037)     (67,948)       (23,361)
   Proceeds from disposal of capital assets                      -             -            -            4,886          -
--------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                        (262,437)     (22,360)    (1,034,037)    (185,075)       (23,361)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING
   Issuance of share capital                                  (62,300)         -       22,412,142    1,888,236          -
   Redemption of common shares                                   -                          -         (162,809)         -
   Increase in amounts due to Finance Co.                        -       2,639,000
   Repayment of notes payable                                    -         (50,000)      (797,557)       -              -
   Increase in notes payable                                     -             -            -          797,557          -
   Deferred financing costs                                      -             -            -          (66,003)         -
   Contributions by NewKidCo International, Inc.                 -             -            -            -          1,435,078
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                     (62,300)   2,589,000     21,614,585    2,456,981      1,435,078
--------------------------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                        34,148       84,066       (104,775)    (114,439)      (189,912)
--------------------------------------------------------------------------------------------------------------------------------

NET CASH (OUTFLOW) INFLOW                                  (3,914,829)   2,242,496     15,579,036      726,784          -

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD             16,305,820      726,784        726,784        -              -
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $12,390,991  $ 2,969,280    $16,305,820   $  726,784     $    -
--------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS INCLUDES:
   Cash                                                   $   637,748  $ 2,969,280    $   223,960   $  726,784     $    -
   Short-term deposits                                     11,753,243          -       16,081,860        -              -
--------------------------------------------------------------------------------------------------------------------------------
                                                          $12,390,991  $ 2,969,280    $16,305,820   $  726,784     $    -
--------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTARY CASH FLOW INFORMATION
   Interest paid                                          $      -     $       -      $    27,862   $    -         $    -
   Interest received                                      $   215,700  $       -      $   612,726   $   14,083     $    3,811
   Value of share capital issued on acquisition of
   warrants                                               $      -     $       -      $     -       $1,387,647     $    -
   Value of common stock  recorded on stock
   compensation expenses                                  $    64,182  $       -      $   622,985   $  446,000     $    -
   Issuance of share capital as payment for debt          $ 1,380,000  $       -      $   313,504   $    -         $    -
   Issuance of common shares on acquisition of ADEi       $ 4,979,167  $       -      $     -       $              $
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED
(IN U.S. DOLLARS)
--------------------------------------------------------------------------------
1.     DESCRIPTION OF BUSINESS

       SoftQuad Software, Ltd. (the "Company"), through its direct and indirect subsidiaries, develops, markets and supports digital content authoring and publishing software tools and provides related services that enable non-technical and expert users to create and publish multi-platform, standards-based, formatted, interactive, digital content via the Internet, Web, intranets, CD-Rom and paper.

2.     COMMENCEMENT OF OPERATIONS

       On October 1, 1998 the Company's indirect subsidiary, SoftQuad Software Inc. ("SoftQuad Canada") acquired substantially all the operating assets and liabilities of 1225322 Ontario Inc. (formerly "SoftQuad Inc."), a subsidiary of NewKidCo International, Inc. ("NewKidCo"), a Canadian public company, and immediately commenced operations.

       The assets and liabilities were acquired for share consideration of $161,374 and are comprised of the following:

      Cash                                                       $      44,551
      Accounts receivable                                              583,598
      Inventory                                                         56,244
      Prepaid expenses and deposits                                     98,981
      Capital assets                                                   259,379
      ---------------------------------------------------------- --------------
                                                                     1,042,753
      Accounts payable and accrued charges                            (942,427)
      Goodwill                                                          61,048
      ---------------------------------------------------------- --------------
      Net assets acquired and purchase price                     $     161,374
      ---------------------------------------------------------- --------------

3.     SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States of America.

       Basis of presentation

       The statements of operations and cash flows for the nine-month period ended September 30, 1998 are presented as the business operated by NewKidCo prior to the sale to SoftQuad Canada and include revenues from the sale of digital content authoring and publishing software tools, the related costs of product sold, shipping, royalties, software agreement costs, direct advertising and marketing expenditures, salary and benefit costs for staff involved directly with the operations of the business, administrative and overhead costs, consulting fees and direct occupancy costs. The allocation of the various expenses is based on management's best estimates and may not be representative of the overhead expenses had the business been operated as a separate entity.

       The statement of shareholders' equity for the nine-month period ended September 30, 1998 presents the cumulative losses of the business and contributions of NewKidCo prior to the formation of the Company.

       The  financial  statements  include  the  accounts of the Company and its
       wholly  owned   subsidiaries,   SoftQuad  California  Inc.  and  SoftQuad
       Acquisition  Corp., SoftQuad  Acquisition  Corp.'s  subsidiary,

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

3.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       SoftQuad Canada and SoftQuad Canada's  subsidiary  SoftQuad (UK) Limited.
       All  significant   intercompany   accounts  and  transactions  have  been
       eliminated.

       Reverse takeover accounting

       The current corporate structure of the Company and its direct and indirect subsidiaries, is the result of a series of transactions through which the former shareholders of SoftQuad Canada and the former shareholders of a company that had been formed to facilitate certain financings of SoftQuad Canada ("FinanceCo") acquired control of the Company.

       On January 17, 2000, the shareholders of SoftQuad Canada irrevocably agreed to tender their shares for securities exchangeable for shares of FinanceCo. On March 2, 2000, FinanceCo merged with The American Sports Machine, Inc. Upon consummation of the merger, the former shareholders of SoftQuad Canada and the former shareholders of FinanceCo owned approximately 91% of the common stock of the Company and, accordingly, the merger was accounted for as a reverse takeover transaction.

       As a result of the application of reverse takeover accounting:

       (i) the consolidated financial statements of the combined entity are issued under the name of the Company, but are considered a continuation of the financial statements of FinanceCo and its consolidated subsidiaries, SoftQuad Acquisition Corp., SoftQuad Canada and SoftQuad (UK) Limited; and

       (ii)  the  assets  and   liabilities  in  the   consolidated   financial
             statements are included at their historical carrying value.

       Cash equivalents

       For purposes of the statements of cash flows, highly liquid investments with maturities of three months or less are considered cash equivalents.

       Inventory

       Inventory is valued at the lower of cost, determined on a first-in first-out basis, and net realizable value.

       Capital assets

       Capital assets are stated at cost. Amortization is provided on a declining-balance basis, except for leasehold improvements that are amortized on the straight-line basis, at the following rates per annum:

                          Computer hardware                -       30%
                          Furniture and fixtures           -       20%
                          Computer software                -       30%
                          Leasehold improvements           -       Lease term

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

       Goodwill

       The excess of purchase consideration over fair market value of net identifiable assets acquired is recorded as goodwill. Goodwill is being amortized on a straight-line basis over three years.

       Revenue recognition and deferred revenues

       The Company recognizes revenue in accordance with applicable accounting regulations, including American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," as amended. Revenue from sale of products is recognized when a contract has been executed, the product has been delivered, the sales price is fixed and determinable and collection of the resulting receivable is probable.

       Revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, post contract customer support, installation, training) is allocated to each element based on vendor specific objective evidence of relative fair value of the elements. The revenue allocated to post contract support is recognized ratably over the term of the support and revenue allocated to service elements (such as training and installation) is recognized as the services are performed. When arrangements contain multiple elements and vendor specific objective evidence exists for all undelivered elements, the Company recognizes revenue for the delivered elements using the residual method. For arrangements containing multiple elements for which vendor specific objective evidence does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until vendor specific objective evidence exists or all elements have been delivered.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

3.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Research and development

       Research costs are expensed as incurred.

       Development costs that meet the criteria for deferral under GAAP are deferred and amortized based on the estimated sales revenue of the products, to a maximum period of three years. Other development costs that do not meet these criteria are expensed as incurred. During the period, in management's opinion, no costs met the criteria for deferral.

       Income taxes

       The Company  accounts  for income  taxes  under  Statement  of  Financial
       Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109, requires the Company to use an asset and liability approach to recognize deferred tax assets and liabilities for the future tax consequences of events that have been recognized at different times in the financial statements than in the tax returns. These differences relate primarily to different amortization methods used for financial reporting and income tax purposes.

       Foreign currency translation

       Effective October 1, 1999, the Company changed its reporting currency to the U.S. dollar. Accordingly, historical balance sheet figures previously reported in Canadian dollars were translated into U.S. dollars at the rate of exchange prevailing at year-end, while revenue and expenses were translated at average rates for the periods. The adjustment resulting from translating the financial statements is reflected as a component of comprehensive income in the shareholders' equity on the balance sheet.

       Comprehensive income

       The Company has adopted the requirements of SFAS 130, "Reporting Comprehensive Income". SFAS No. 130, requires that a statement of comprehensive income be displayed with the same prominence as other financial statements. Comprehensive income, which incorporates net income, includes all changes in equity during a period except those resulting from investments by and distributions to owners.

       Stock based compensation

       The Company grants stock options for a fixed number of shares to its key officers, directors, employees, advisors and consultants at a fixed price. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") for those options issued to employees and directors, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires the use of option valuation models. However options granted to advisors and consultants are accounted for under SFAS No. 123. Under APB 25, no compensation expense is recognized when the exercise price of the Company's employee stock options granted equals the estimated market price of the underlying stock on the date of the grant.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

       Loss per share

       All share and per share amounts presented herein give effect to the five for one stock split approved by the board of directors on July 28, 1999.

       Loss per share has been calculated using the weighted average number of common shares outstanding. The effect on the loss per share of the exercise of all dilutive securities including preferred shares, warrants, special warrants and stock options referred to in Note 7 is anti-dilutive.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

3.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Use of estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       Long-lived assets

       The Company accounts for its investments in long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). Under SFAS 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes there has been no material impairment of the long-lived assets as of September 30, 2000.

       Interim financial statements

       The interim financial statements of the Company are unaudited, and in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for the interim reporting period. The financial data disclosed in these notes to the financial statements for these interim periods are also unaudited. Operating results for the three months ended December 31, 2000 and December 31, 1999 are not necessarily indicative of results that may be expected for any future periods.

       Recently issued accounting standards not yet implemented

       The Company will be required to adopt the following recently issued accounting standards for United States reporting purposes in future years.

       SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" will be effective for fiscal 2001. It requires that all derivatives be recognized as either assets or liabilities and measured at fair value. The criteria for determining whether all or a portion of a derivative instrument may be designated as a hedge has changed.
       Derivatives that are fair market value hedges, together with the financial instrument being hedged, will be marked to market with adjustments reflected in income. Derivatives that are cash flow hedges will be marked to market with adjustments reflected in comprehensive income. As at September 30, 2000, the Company has not entered into any derivative contracts. Further, as at September 30, 2000, the Company has completed a review of all contracts for embedded derivatives and none were noted. Thus, the adoption of FAS133 will have no impact on either the Company's statement of operations or financial position.

       Recently issued accounting standards not yet implemented (continued)

       In June 2000, the Securities and Exchange Commission issued Staff Bulletin No. 101B "Second Amendment: Revenue Recognition in Financial
       Statements" ("SAB 101B"). SAB 101B amends Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101") to further defer the implementation date of SAB 101 for registrants with fiscal years that begin

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

       between December 16, 1999 and March 15, 2000. SAB 101 provides guidance on recognition, presentation and disclosure of revenue in financial statements of all public registrants. Changes in the Company's revenue recognition policy resulting from the interpretation of SAB 101 would be reported as a change in accounting principle. The change in revenue recognition policy could result in a cumulative adjustment in the quarter the Company adopts SAB 101. The Company has assessed the implications of SAB 101, and management believes the adoption of this statement will have no impact on the Company's consolidated financial position, results of operations or cash flows.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

4.     ACCOUNTS RECEIVABLE
                                                                                            September 30,
                                                                  December 31,      ------------------------------
                                                                      2000               2000             1999
                                                                  (unaudited)       -------------    -------------
      Trade                                                      $     1,995,208    $   1,147,884    $    591,216
      Less allowance for doubtful accounts                                (1,930)            (930)           (784)
      ---------------------------------------------------------- ------------------ ---------------- -------------
                                                                 $     1,193,278    $   1,146,954    $    590,432
      ---------------------------------------------------------- ------------------ ---------------- -------------

5.     CAPITAL ASSETS
                                                                September 30, 2000                 September 30, 1999
                              December 31, 2000                 ------------------                 ------------------
                                  Accumulated Net Book              Accumulated  Net Book             Accumulated   Net Book
                        Cost     Amortization   Value      Cost     Amortization   Value      Cost   Amortization    Value
                                  (unaudited)           ----------------------------------------------------------------------
                        ------------------------------
Computer hardware    $  709,308    195,45     $513,856    $624,513    $ 108,545  $ 515,968 $  130,888 $ 35,086  $   95,802
Furniture and
fixtures                281,408     62,666     218,742     270,749       47,159    223,590     75,565   11,659      63,906
Computer software       242,265     72,833     169,432     236,355       56,938    179,417    105,421   31,714      73,707
Leasehold
improvements            112,216     23,140      89,095     112,235       14,149     98,086      -        -           -
----------------------------------------------------------------------------------------------------------------------------
                     $1,345,       354,09      991,125  $1,243,852   $  226,791  $1,017,061 $ 311,874 $ 78,459  $  233,415
--------------------------------------------------------------------------------------------------------------------------------

6.     NOTES PAYABLE

                                                                                               September 30,
                                                                           December 31,   -------------------------
                                                                               2000         2000           1999
                                                                           (unaudited)    --------------------------
      Note payable bearing interest at 12% per annum,
         interest payable quarterly commencing October 15,
         1999, secured by a general security agreement,
         maturing July 15, 2000, repaid February 12, 2000                 $       -       $     -        $   697,522

      Note payable, non-interest bearing, unsecured,
         maturing November 6, 2001                                                -             -            100,035
      ------------------------------------------------------------------- --------------- -------------- ------------
                                                                                  -             -            797,557
      Less current portion                                                        -             -            697,522
      ------------------------------------------------------------------- --------------- -------------- ------------
      Long-term portion                                                   $       -       $     -        $   100,035
      ----------------------------------------------------------------------------------- -------------- ------------

       On June 5, 2000, the non-interest bearing note payable was paid in full.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.     SHARE CAPITAL

       Authorized

       The Company's authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, 25,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $0.001 par value.

i)       Common stock
         ------------

             The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding.

ii)      Preferred stock
         ---------------

             The  shares  of Class A  convertible  preferred  stock  and Class B convertible preferred stock are convertible at any time at the option of the holder, on a one-for-one basis, for shares of common stock. The number of shares of common stock into which Class A convertible preferred stock and Class B convertible preferred stock is convertible is subject to adjustment or modification in the event of a stock split or other change to the Company's capital structure so as to maintain the initial one-to-one relationship between the shares of such preferred stock and the common stock. The holders of Class A convertible preferred stock and Class B convertible preferred stock are entitled to the number of votes per share equal to the number of shares of common stock into which such preferred stock is convertible on all matters to be voted on by the stockholders. With respect to dividends, Class A convertible preferred stock and Class B convertible preferred stock rank on parity with each other and the Company's common stock. With respect to distributions upon liquidation, the holders of Class A convertible preferred stock and Class B convertible preferred stock are entitled to receive an initial preferred distribution before any payment is made in respect of shares of common stock of $1.3574 and $2.903226 per share, respectively.

iii)     Special voting stock
         --------------------

             The one authorized share of special voting stock has been issued to Montreal Trust Company of Canada in its capacity as trustee for the benefit of holders of exchangeable shares of SoftQuad Acquisition Corp. The special voting share is the vehicle through which holders of exchangeable shares are able to exercise their voting rights. The special voting stock has attached to it a number of votes equal to the number of exchangeable shares outstanding from time to time, which votes may be cast at any meeting at which the Company's common stockholders are entitled to vote.

iv)      Exchangeable shares
         -------------------

             The exchangeable shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of common stock. The Company, SoftQuad Acquisition Corp. and

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.    SHARE CAPITAL (continued)

             Montreal Trust Company of Canada, as trustee for the exchangeable shareholders, have entered into the voting and exchange trust agreement with respect to the exchangeable shares. By furnishing instructions to the trustee under the voting and exchangeable trust agreement, holders of the exchangeable shares are able to exercise essentially the same voting rights with respect to the Company as they would have if they had exchanged their exchangeable shares for shares of the Company's common stock. Holders of exchangeable shares are also entitled to receive from SoftQuad Acquisition Corp. dividends payable in Canadian dollars that are economically equivalent to any cash dividends paid by the Company on the common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to the Company's capital structure so as to maintain the initial one-to-one relationship between the exchangeable shares and the common stock. The book value of the exchangeable shares is $3,145,950 (September 30, 2000 - $3,201,399) and is presently included as a component of common stock on the balance sheet. When the exchangeable shares are exchanged for common stock of the Company, $3,140,275 (September 30, 2000 $3,195,625) of the value of the exchangeable shares will be allocated to additional paid in capital.

      Share transactions

      The Company entered into the following share transactions:

       (a)    On December  16, 1999  FinanceCo  was  incorporated  in the United
              States of America to facilitate the raising of financing for SoftQuad Canada. On incorporation 736,702 shares of common stock and 1,473,405 Class A preferred shares were issued. The estimated costs of $210,000 associated with the issuance were recorded as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $2,790,000. In connection with this transaction, the purchaser and the agent received 442,022 and 221,011 warrants respectively, exercisable at any time, at a price of $1.44 per share, expiring December 10, 2002. The Company also issued 166,500 options to purchase common stock of the Company at $1.44 per share, expiring December 16, 2009.

       (b) On January 17, 2000 the securityholders of SoftQuad Canada entered into agreements with FinanceCo to acquire all the outstanding securities of SoftQuad Canada through FinanceCo's subsidiary SoftQuad Acquisition Corp. Although this acquisition was not formalized until April 5, 2000 it has been deemed effective for financial accounting purposes as of January 17, 2000, the date on which it became irrevocable by the SoftQuad Canada securityholders. As a result there were 5,773,605 shares of common stock reserved for issuance upon the exchange of exchangeable shares of the Company's subsidiary, SoftQuad Acquisition Corp. and 3,435,670 exchangeable shares of the Company's subsidiary were exchanged for shares of common stock in the Company.

       (c) On February 28, 2000, FinanceCo completed the private placement of 1,722,222 Class B preferred shares having a par value of $0.001 at a price of $2.90 per share. The estimated costs of $400,000 associated with the placement were included as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $4,600,000. In connection with this transaction, the purchaser and agent received 694,445 and 347,222 warrants respectively, exercisable at any time, at a price of $1.53 per share, expiring February 28, 2003.

       (d) On February 25, 2000 the Company issued an aggregate of 2,009,000 options to purchase common stock of the Company at $1.44 per share, expiring at various dates from December 2090 to April 2010.

       (e) On February 29, 2000 FinanceCo completed the private placement of 1,000,000 special warrants at a price of $2.50 per special warrant. Each special warrant entitled the holder to acquire one share of common stock of FinanceCo for no additional consideration. The estimated costs of $200,000

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

              associated with this placement were included as a reduction of paid-in and additional paid-in capital for net proceeds of approximately $2,300,000. In connection with this transaction, the agent received 100,000 warrants, exercisable any time, at a price of $2.50 per share, expiring February 28, 2003.

       (f) On March 2, 2000 FinanceCo merged with The American Sports Machine, Inc. to form the Company. Upon consummation of the merger, for financial accounting purposes, the former securityholders of SoftQuad Canada and FinanceCo owned approximately 91% of the common stock of the Company, and, accordingly, the merger was accounted for as a reverse takeover transaction.

       (g) On April 18 and 20 and June 5, 2000, the Company issued an aggregate of 200,010 shares of common stock for a purchase price per share of $7.50, special warrants to acquire 1,951,420 shares of common stock for no additional consideration at a purchase price per share subject to such special warrants of $7.50 per special warrant and warrants to purchase 215,143 and 1,075,715 shares of common stock at an exercise price of $7.50 and $12.50 per warrant (subject to adjustment on a periodic basis until a registration statement has been filed) respectively, for gross proceeds of $16,135,725.

       (h) On May 29, 2000, the Company issued 127,485 shares of common stock in consideration of financial advisory services provided in connection with financing transactions completed during the year.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.     SHARE CAPITAL (CONTINUED)

       (i) During the period from March to December 31, 2000, the Company issued an aggregate of 1,352,470 options to purchase common stock of the Company at prices from $1.94 to $7.50, expiring at various dates from March to December 2010.

       (j) In October, 2000 the Company issued 300,000 shares of common stock in consideration of investor relations services provided.

       (k)    On November 20, 2000 the Company  issued  744,133 shares of common
              stock  in  connection   with  the  acquisition  of  Advanced  Data
              Engineering, Inc.

       (l) In December, 2000 the Company issued 25,832 shares of common stock to employees on the exercise of previously issued options under the Employee Stock Options Plan.

       Stock option plan

       The Company has established a stock option plan (the "Plan") to encourage ownership of the Company's common stock by its key officers, directors, employees, advisors and consultants. The maximum number of shares of common stock that may be reserved for issue under the Plan at September 30, 2000 is 4,899,500 (September 30, 1999 - 1,856,000) with provision that the Board of Directors of the Company has the right from time to time to increase such number subject to the approval of the shareholders of the Company. Options under the Plan vest equally over various periods to a maximum of ten years on the anniversary date of the granting of the option. All options granted under the Plan that have not been exercised on or before the tenth anniversary of the grant will expire on that date subject to earlier termination upon the optionee ceasing to be an officer, director, employee or consultant of the Company.

       The stock options outstanding at September 30, 2000 and 1999 are as follows:

                                                                 ------------         September 30,
                                                                 December 31,   -----------------------------
                                                                     2000            2000            1999
                                                                 ------------   -------------   -------------
                                                                 (unaudited)

      Outstanding options to purchase common shares at
         $0.00013 per share expiring November 6, 2008              1,050,000        1,050,000       1,050,000

      Outstanding options to purchase common shares at
         $0.231 per share expiring May 26, 2009                      239,501          267,000         306,000

      Outstanding options to purchase common shares at
         $0.0066 per share expiring September 29, 2009               500,000          500,000         500,000

      Outstanding options to purchase common shares at
         $1.44 per share expiring at various dates from
         December 2009 to April 2010                                1,829,000       2,009,000           -

      Outstanding options to purchase common shares at
         exercise prices between $1.94 and $7.50 per share
         expiring at various dates from March 2010 to               1,257,270         599,700           -
         September 2010
      --------------------------------------------------------- --------------- --------------- ----------------
                                                                    4,875,771       4,425,700       1,856,000
      --------------------------------------------------------- --------------- --------------- ----------------

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

       The Company applies APB Opinion 25 in accounting for its stock option plan for options issued to employees and members of the Board of Directors.

       During the year ended September 30, 2000, options were issued to contractors and advisors. The Company has accounted for these option grants under SFAS No. 123 "Accounting for Stock-Based Compensation". As a result, share capital and deferred stock compensation expense were each increased by $622,985 during the year ended September 30, 2000.

7.     SHARE CAPITAL (CONTINUED)

       During the year ended September 30, 1999, certain stock options were granted to employees at exercise prices which were less than the estimated market price of the common stock on the day preceding the grant. Accordingly, compensation expense was calculated on the stock options granted on the difference between the option price at the date of the grant and the estimated market price of the stock on that date. As a result, share capital and deferred stock compensation expense were each increased by $446,000 during the year ended September 30, 1999.

       As a result of these transactions, payroll costs will increase and deferred stock compensation expense will decrease over the vesting period of the stock options granted. For the three month period ended December 31, 2000, and the year ended September 30, 2000, payroll costs increased by $nil and $51,215, respectively, in selling and marketing expenses, $nil and $102,430, respectively, in research and development expenses and $64,182 and $171,023, respectively, in general and administrative expenses and deferred stock compensation decreased by $324,668. For the year ended September 30, 1999, payroll costs in general and administrative expenses increased and deferred stock compensation decreased by $88,325.

       Accounting for stock-based compensation

       If the fair values of the options granted to employees and members of the Board of Directors in the period had been recognized as compensation expense, on a straight-line basis over the vesting period of the grant (consistent with the method prescribed by SFAS 123), stock-based compensation costs would have reduced net earnings by $3,719,200 and $2,244,000 and increased the basic loss per share by $0.33 and $0.50 for the years ended September 30, 2000 and 1999, respectively. Further, the stock based compensation costs would have reduced net earnings by $559,000 and nil and increase basic loss per share by $0.05 and nil for the three month periods ended December 31, 2000 and 1999, respectively.

       The fair value of the options was estimated at the date of grant using the minimum-value option pricing model with the following weighted average assumptions for the period: risk-free interest rate of 6.0% (1999
       - 6.5%); expected life of the options of 3 years; expected volatility of 35 percent (1999 - zero percent) and a dividend yield of zero.

       A summary of the status of stock options outstanding as at September 30, 2000 and 1999 and December 31, 2000 and changes during the periods are presented below:

                                                                                    Weighted
                                                                                    Average             Number
                                                                                 Exercise Price       Outstanding
      Granted                                                                  $      0.0408        $  1,856,000

                                      F-21

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

      Forfeited                                                                         -                    -
      Exercised                                                                         -                    -
      ------------------------------------------------------------------------ ------------------- ------------------
      Balance, September 30, 1999                                                                      1,856,000
      Granted                                                                  $      2.8103           2,658,700
      Forfeited                                                                $      1.0119             (89,000)
      Exercised                                                                         -                    -
      ------------------------------------------------------------------------ ------------------- ------------------
      Balance, September 30, 2000                                              $      1.6850           4,425,700
      ------------------------------------------------------------------------ ------------------- ------------------
      Forfeited                                                                $      2.7043            (281,867)
      Granted                                                                  $      3.6792             757,770
      Exercised                                                                $      0.2310             (25,832)
      ------------------------------------------------------------------------ ------------------- ------------------
      Balance, December 31, 2000                                               $      2.0982           4,875,771
      ------------------------------------------------------------------------ ------------------- ------------------

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.     SHARE CAPITAL (CONTINUED)

       The following table summarizes information about the outstanding options as of December 31, 2000:

       Outstanding Options

                                                       Number of            Number of Shares
                            Remaining                Shares Subject     Subject to Exercisable
 Exercise Price       Calculated Life in Years        to Options                Options
--------------------- -------------------------- ------------------- -------------------------
   $ 0.0013                      8.0                      1,050,000             735,000
   $ 0.2310                      9.0                        239,501              62,612
   $ 0.0066                      9.0                        500,000             500,000
   $ 0.9600                     10.0                         80,770              80,770
   $ 1.4400                      9.5                      1,829,000
   $ 1.9400                     10.0                          3,000
   $ 3.2500                     10.0                        260,000
   $ 3.6300                     10.0                          3,000
   $ 6.2700                     10.0                          1,500
   $ 6.4000                     10.0                        205,500
   $ 6.8800                     10.0                          3,000
   $ 7.0000                     10.0                          3,000
   $ 7.5000                      9.5                        697,500
--------------------- -------------------------- ------------------- -------------------------
                                Total                     4,875,771           1,378,382
                                                 ------------------- --------------------

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.     SHARE CAPITAL (CONTINUED)

       Warrants and special warrants

       The following tables summarize warrants and special warrants outstanding as of December 31, 2000(unaudited):

       Warrants

                                                                                       Number            Value
                                                                                  ----------------- -----------------
      Outstanding warrants to purchase shares of common stock
         at $1.44 per share, expiring December 10, 2002                                   663,033   $      271,000

      Outstanding warrants to purchase shares of common stock
         at $1.53 per share, expiring February 28, 2003                                 1,041,667          281,000

      Outstanding warrants to purchase shares of common stock
         at $2.50 per share, expiring February 28, 2003                                   100,000           27,000

      Outstanding warrants to purchase shares of common stock
         at $7.50 per share, expiring on the second anniversary of
         an effective registration statement                                              215,143        1,205,000

      Outstanding warrants to purchase shares of common stock
         at $12.50 per share, expiring on the second anniversary
         of an effective registration statement                                         1,075,715        2,394,000
      --------------------------------------------------------------------------- ----------------- -----------------
                                                                                        3,095,558        4,178,000
      --------------------------------------------------------------------------- -----------------
      Allocated cost of issuance                                                                          (259,796)
                                                                                                    -----------------
      Total                                                                                         $    3,918,204
                                                                                                    -----------------

       Of the warrants, 1,075,715 have an exercise price that declines by $0.50 each month (or prorated portion thereof), to a minimum of $3.75, until the date (the "Effectiveness Date") on which a registration statement covering the shares underlying such warrants is declared effective by the Securities and Exchange Commission (and, in the case of warrants held by Canadian residents, until a receipt has been issued for a prospectus covering the distribution of such shares has been issued by the securities regulatory authority in the province in which the holder is resident). The exercise price of such warrants as at February 9, 2001 was $10.50. Such warrants expire on the first anniversary of the Effectiveness Date. An extraordinary resolution of the holders of such warrants has been circulated to the holders thereof in accordance with the terms of the governing warrant indenture seeking approval of amendments to the terms of those warrants that would fix the exercise price at $7.50 and extend the expiry of thereof to the third anniversary of the Effectiveness Date; SoftQuad anticipates that the said extraordinary resolution will receive the requisite approval of the holders of two-thirds of the warrants, but there can be no assurance of this. If the amendments are made, the weighted average exercise price of the warrants will be $7.50.

       Special warrants

                                                                                       Number            Value
                                                                                  ----------------- -----------------
      Outstanding special warrants to acquire shares of common stock                    2,951,420   $   14,714,650
      --------------------------------------------------------------------------- -----------------

                                      F-24

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

      Allocated cost of issuance                                                                        (1,473,848)
                                                                                                    -----------------
      Total                                                                                         $   13,240,802
                                                                                                    -----------------

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

7.     SHARE CAPITAL (CONTINUED)

       Canadian residents hold all the special warrants. Each special warrant entitles the holder to acquire one share of common stock for no additional consideration. The special warrants expire on the fifth business day following the date of effectiveness in the holder's province of residence of a prospectus qualifying the tradability of the underlying shares of common stock. The special warrants are exercisable at any time, and are automatically exercised immediately prior to their expiration. The special warrants were sold to certain Canadian purchasers in lieu of shares of the Company's common stock because of Canadian securities law considerations.

8.     INCOME TAXES

       The following is a geographic breakdown of consolidated loss before income taxes by income tax jurisdiction:

                                                                                                      Nine-Month
                                                                  Year ended September 30,           Period Ended
                                                             ---------------------------------       September 30,
                                                                   2000              1999                1998
                                                             ---------------   ---------------    ------------------

      United States                                          $       (87,388)  $         -          $        -
      Foreign                                                     (6,629,501)       (1,628,777)         (1,349,355)
      ------------------------------------------------------ ----------------- ------------------ -------------------
                                                             $    (6,716,889)  $    (1,628,777)     $   (1,349,355)
      ------------------------------------------------------ ----------------- ------------------ -------------------

       There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses in all periods.

       Deferred   income  taxes   reflect  the  net  tax  effects  of  temporary
       differences  between the carrying  amounts of assets and  liabilities for financial  reporting  purposes  and  the  amounts  used  for  income  tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                                           September 30,
                                                                               ----------------------------------
                                                                                      2000               1999
                                                                               -----------------   --------------
      Net deferred tax assets:
         Foreign operating loss carry-forwards                                       2,399,000             606,000
         Unclaimed foreign scientific research,
            experimental development expenditures and
            investment tax credits                                                     535,000             387,000
         Other                                                                         105,000               -
      ------------------------------------------------------------------------ ------------------- ------------------
      Deferred tax assets                                                            3,039,000             993,000
      Less valuation allowance                                                      (3,039,000)           (993,000)
      ------------------------------------------------------------------------ ------------------- ------------------
      Net deferred tax assets                                                  $         -         $         -
      ------------------------------------------------------------------------ ------------------- ------------------

       Realization of deferred tax assets is dependent upon future earnings, if any. The timing and amount of such future earnings are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. During the year ended September 30, 2000, the valuation allowance increased by approximately $ 2.0 million.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

8.     INCOME TAXES (CONTINUED)

       The Company and its subsidiaries have the following losses available as at September 30, 2000 for carry forward, which if unused, will expire as follows:

                                                                 United
                                            Canadian             Kingdom
                                        ------------------- ------------------
      2006                              $       374,000     $         -
      2007                                    4,872,000               -
      Indefinite carry-forward                    -               2,324,000
      ----------------------------------------------------- ------------------
                                        $     5,246,000     $     2,324,000
      ----------------------------------------------------- ------------------

       The Company's Canadian subsidiary has investment tax credits that are available for carry-forward to reduce future years' taxes payable expiring in 2009 and 2010. In addition the Company's Canadian subsidiary has unclaimed scientific research and experimental development expenditures that may be carried forward indefinitely to reduce future years' federal taxable income.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

9.     SEGMENTED INFORMATION

       The Company's operations fall into one dominant industry segment, the software industry. The Company manages its operations and accordingly determines its operating segments on a geographic basis. The performance of geographic segments is monitored based on net loss. Inter-segment transactions are reflected at market value. The accounting policies of the geographic segments are the same as those described in Note 3.

                                                                       Three months ended December 31, 2000
                                                                                   (unaudited)
                                                                   North
                                                                  America            Europe              Total
                                                              ----------------- ------------------ ------------------
      Revenue
         Licenses                                             $       549,143   $       450,895    $     1,000,038
         Services                                                     213,276            49,837            263,113
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      762,419           500,732          1,263,151
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Cost of revenue
         Licenses                                                      42,012            42,096             84,108
         Services                                                     471,268            32,923            504,191
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      513,280            75,019            588,299
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      249,139           425,713            674,852
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenses
         Selling and marketing                                      3,646,668           487,762          4,134,430
         Research and development                                     626,681             -                626,681
         General and administrative                                 1,210,655           217,395          1,428,050
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                    5,484,004           705,157          6,189,161
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                   (5,234,865)         (279,444)        (5,514,309)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Other expenses
         Interest                                                    (202,737)            -               (202,737)
         Other expenses                                                     -             -                      -
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                     (202,737)            -               (202,737)
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Net loss                                                $    (5,032,128)  $      (279,444)   $    (5,311,572)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Total assets                                            $    19,490,224   $       726,008    $    20,216,232
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenditures for segment capital assets                 $        80,860   $        17,000    $        97,860
      ------------------------------------------------------- ----------------- ------------------ ------------------

       There were four customers in North America and two customers in Europe who each had greater than 10% of the total sales in their respective market.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

9.     SEGMENTED INFORMATION (CONTINUED)

                                                                       Three months ended December 31, 1999
                                                              -------------------------------------------------------
                                                                                   (unaudited)
                                                                                   -----------
                                                                   North
                                                                  America            Europe              Total
                                                              ----------------- ------------------ ------------------
      Revenue
         Licenses                                             $       516,624   $       329,462    $       846,086
         Services                                                      14,185                 -             14,185
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      530,809           329,462            860,271
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Cost of revenue
         Licenses                                                      12,555            93,325            105,880
         Services                                                      81,852                 -             81,852
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                       94,407            93,325            187,732
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      436,402           236,137            672,539
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenses
         Selling and marketing                                        378,711           283,570            662,281
         Research and development                                     273,105             -                273,105
         General and administrative                                   265,501            75,900            341,401
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      917,317           359,470          1,276,787
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                     (480,915)         (123,333)          (604,248)
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Other expenses
         Other expenses                                                22,060                -              22,060
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                       22,060                -              22,060
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Net loss before value of share capital accrued
         or acquisition of warrants                                  (502,975)         (123,333)          (626,308)

      Value of share capital issued on
         acquisition of warrants                                            -                 -                  -
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Net loss                                                $      (502,975)  $      (123,333)   $      (626,308)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Total assets                                            $             -   $             -    $     4,043,078
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenditures for segment capital assets                 $        22,360   $             -    $        22,360
      ------------------------------------------------------- ----------------- ------------------ ------------------

       There were two customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------


9.     SEGMENTED INFORMATION (CONTINUED)

                                                                          Year ended September 30, 2000
                                                              -----------------------------------------------------
                                                                  North
                                                                 America            Europe             Total
                                                              ---------------- ------------------ -----------------
      Revenue
         Licenses                                             $    2,459,845   $     1,781,840    $     4,241,685
         Services                                                     44,077             -                 44,077
         Inter-segment royalties                                     257,000             -                257,000
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                   2,760,922         1,781,840          4,542,762
      ------------------------------------------------------- ---------------- ------------------ -----------------
      Cost of revenue
         Licenses                                                    243,378           284,172            527,550
         Services                                                    338,612             -                338,612
         Inter-segment royalties                                       -               257,000            257,000
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                     581,990           541,172          1,123,162
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                   2,178,932         1,240,668          3,419,600
      ------------------------------------------------------- ---------------- ------------------ -----------------

      Expenses
         Selling and marketing                                     3,533,511         1,705,775          5,239,286
         Research and development                                  1,957,856             -              1,957,856
         General and administrative                                3,052,081           307,787          3,359,868
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                   8,543,448         2,013,562         10,557,010
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                  (6,364,516)         (772,894)        (7,137,410)
      ------------------------------------------------------- ---------------- ------------------ -----------------

      Other expenses
         Interest                                                   (584,338)             (526)          (584,864)
         Other expenses                                              164,343             -                164,343
      ------------------------------------------------------- ---------------- ------------------ -----------------
                                                                    (419,995)             (526)          (420,521)
      ------------------------------------------------------- ---------------- ------------------ -----------------
      Net loss                                                $   (5,944,521)  $      (772,368)
                                                                                                  $    (6,716,889)
      ------------------------------------------------------- ---------------- ------------------ -----------------
      Total assets                                            $   18,323,028   $       724,540    $    19,047,568
      ------------------------------------------------------- ---------------- ------------------ -----------------

      Expenditures for segment capital assets                 $      847,212   $       186,825    $     1,034,037
      ------------------------------------------------------- ---------------- ------------------ -----------------

       There were four customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

9.     SEGMENTED INFORMATION (CONTINUED)

                                                                           Year ended September 30, 1999
                                                              -------------------------------------------------------
                                                                   North
                                                                  America            Europe              Total
                                                              ----------------- ------------------ ------------------
      Revenue
         Licenses                                             $     2,068,812   $     1,222,523    $     3,291,335
         Services                                                       -                 -                  -
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                    2,068,812         1,222,523          3,291,335
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Cost of revenue
         Licenses                                                     383,311           188,856            572,167
         Services                                                      63,494             -                 63,494
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      446,805           188,856            635,661
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                    1,622,007         1,033,667          2,655,674
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenses
         Selling and marketing                                      1,094,002           958,981          2,052,983
         Research and development                                   1,069,449             -              1,069,449
         General and administrative                                   874,151           219,579          1,093,730
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                    3,037,602         1,178,560          4,216,162
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                   (1,415,595)         (144,893)        (1,560,488)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Other expenses
         Interest                                                      14,063             -                 14,063
         Other expenses                                                54,226             -                 54,226
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                       68,289                -              68,289
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Net loss before value of share capital accrued
         or acquisition of warrants                                (1,483,884)         (144,893)        (1,628,777)

      Value of share capital issued on
         acquisition of warrants                                    1,387,647             -              1,387,647
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Net loss attributable to shareholders                   $    (2,871,531)  $      (144,893)   $    (3,016,424)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Total assets                                            $     1,492,149   $       312,562    $     1,804,711
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenditures for segment capital assets                 $        54,150   $        13,798    $        67,948
      ------------------------------------------------------- ----------------- ------------------ ------------------

       There were two customers in North America and one customer in Europe who each had greater than 10% of the total sales in their respective market.

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

9.     SEGMENTED INFORMATION (CONTINUED)

                                                                       Nine-Month Period September 30, 1998
                                                              -------------------------------------------------------
                                                                   North
                                                                  America            Europe              Total
                                                              ----------------- ------------------ ------------------
      Revenue
         Licenses                                             $       787,110   $       679,028    $     1,466,138
         Services                                                       -                 -                  -
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      787,110           679,028          1,466,138
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Cost of revenue
         Licenses                                                     154,773           106,859            261,632
         Services                                                      60,234             -                 60,234
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      215,007           106,859            321,866
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                      572,103           572,169          1,144,272
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenses
         Selling and marketing                                        582,022           212,043            794,065
         Research and development                                     797,604             -                797,604
         General and administrative                                   481,412           420,546            901,958
      ------------------------------------------------------- ----------------- ------------------ ------------------
                                                                    1,861,038           632,589          2,493,627
      ------------------------------------------------------- ----------------- ------------------ ------------------
      Net loss                                                $    (1,288,935)  $       (60,420)   $    (1,349,355)
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Total assets                                            $       528,305   $       339,446    $       867,751
      ------------------------------------------------------- ----------------- ------------------ ------------------

      Expenditures for segment capital assets                 $        23,361   $         -        $        23,361
      ------------------------------------------------------- ----------------- ------------------ ------------------

       There were two customers in North America and two customers in Europe who each had greater than 10% of the total sales in their respective market.

10.    COMMITMENTS

       The Company is committed to the following minimum lease payments under operating leases for its office premises and certain equipment:

                          2001           $    140,100
                          2002                139,600
                          2003                119,000
                          2004                 92,070
                          2005                 53,500
        ------------------------------------------------
                                         $    544,270

        ------------------------------------------------

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S.DOLLARS)
--------------------------------------------------------------------------------

11.    FINANCIAL INSTRUMENTS

       Fair value

       All financial assets and liabilities are stated at book value which approximate fair value.

       Credit risk

       The Company is subject to risk of non-payment of accounts receivable. The Company mitigates this risk by monitoring the credit worthiness of its customers and limiting its concentration of receivables to any customer or specific group of customers. At December 31, 2000 23% (September 30, 2000 - 34% and 1999 - 32%) of the trade accounts receivable balance was owing from two customers (two customers -September 30, 2000 and 1999).

       Foreign exchange risk

       The Company may  undertake  sales and  purchase  transactions  in foreign
       currencies,   and  therefore  is  subject  to  gains  or  losses  due  to fluctuations in foreign currencies.

  12.    SUBSEQUENT EVENTS

       On November 20, 2000, the Company completed its acquisition of Advanced Data Engineering Inc., (ADEi), a provider of content transformation solutions. The transaction was affected through the issuance of 744,133 common shares, and the exchange of 80,770 vested options, based on the publicly traded price, for all the outstanding shares and vested options of ADEi. The total purchase price is approximately $5.2 million. The acquisition has been accounted for using the purchase method of accounting with substantially all the purchase price allocated to goodwill and the results of ADEi have been included in the statement of operations from the date of acquisition.

       The assets and liabilities were acquired for share consideration of $5,201,000 and are comprised of the following:

                                                        (in thousands of US dollars)
                   ----------------------------------------------- ----------------------------
                   Cash                                                                    $88

                   Accounts receivable                                                     124

                   Costs in excess of billings                                              53

                   Prepaid and other expenses                                               26

                   Capital assets                                                           30
                   ----------------------------------------------- ----------------------------
                                                                                           322
                   Accounts payable and accrued charges                                   (482)

                                      F-33

SOFTQUAD SOFTWARE, LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION RELATING TO DECEMBER 31, 2000 AND 1999 IS UNAUDITED (IN U.S. DOLLARS)
--------------------------------------------------------------------------------

                   Deferred revenue                                                       (78)

                   Goodwill                                                              5,440
                   ----------------------------------------------- ----------------------------

                   Net assets acquired and purchase price                               $5,201

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify the person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or other court shall deem proper. The provisions regarding indemnification and advancement of expenses under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, stockholders' or disinterested directors' vote or otherwise.

     As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation includes a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 145(e) of the DGCL, our certificate of incorporation and our bylaws provide that we shall indemnify our directors and officers, and, to the extent our board at any time authorizes, incorporators, employees or agents, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any officer or director or other person entitled to indemnification in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by us in advance of the final disposition of the action or proceeding, provided that, if required to do so under the DGCL, we receive an undertaking by or on behalf of the officer or director or other person to repay the amount if and to the extent that it is ultimately determined by final judicial decision from which there is no further right of appeal that the officer or director or other person is not entitled to indemnification.

     We have entered into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and key employees for various liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

 Securities and Exchange Commission Registration Fee...........$      9,121.63
 Legal Fees and Expenses.......................................$     25,000.00
 Accounting Fees and Expenses..................................$      5,000.00
 Miscellaneous.................................................$      1,878.37
 Total.........................................................$     41,000.00


ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

     On November 6, 1998, we issued 2,285,700 shares of common stock to James Clark, at a price of approximately $0.23 per share, for aggregate gross proceeds of $525,711. No sales commissions were paid in connection with such transactions. The shares were issued in reliance for the exemption from registration afforded by Section 4(2) of the Securities Act.

     On April 9, 1999, we issued 1,947,040 shares of common stock to Pinetree and 623,055 shares of common stock to James Clark, each at approximately $0.43 per share, for aggregate gross proceeds of $1,105,141. In connection with the issuance of these shares, we issued warrants to purchase 973,520 shares of common stock to Pinetree, and warrants to purchase 311,530 shares of common stock to Mr. Clark, each with an exercise price of $0.43 and we paid an investment advisory fee to KBL Capital Partners of $41,563, plus 58,410 shares of common stock and warrants to purchase 233,645 shares of common stock with an exercise price of $0.43 per share. After the completion of this financing, we entered into an advisory services agreement with KBL Capital Partners under which KBL Capital Partners was to receive $3,330 per month for a term of twelve months (automatically renewable subject to termination by us), together with an advisory fee of $13,300 for advisory services in connection with structuring and venture financing, and an advisory fee of $500,000 for services in connection with preparation, structuring and executing a series of private placements. This advisory services agreement was subsequently amended on July 31, 1999 to extend its initial term to July 31, 2000, which term was subsequently renewed, and increased the monthly fee to $6,650 per month. In December 2000, the agreement with KBL Capital Partners was terminated. No sales commissions were paid in connection with such transactions. The shares and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On May 14, 1999, we issued 228,160 shares of common stock to Beacon, at approximately $0.43 per share, for aggregate gross proceeds of $98,110. In connection with that transaction, we issued warrants to purchase 114,080 shares of common stock to Beacon with an exercise price of $0.43 per share, and paid an investment advisory fee to KBL Capital Partners of $4,870, plus 6,845 shares of common stock and warrants to purchase 18,255 shares of common stock with an exercise price of $0.43 per share. No sales commissions were paid in connection with such transactions. The shares and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On July 30, 1999, KBL Technology Funding acted as agent in connection with the issuance by us of $697,522 of debt. In connection with this issuance, we issued 1,025,000 warrants to purchase shares of common stock to KBL Technology Funding at an exercise price of $0.43 and paid KBL Capital Partners a placement fee of $67,114 and warrants to purchase 102,500 shares of common stock at an exercise price of $0.43. The warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On September 30, 1999, KBL Technology Funding (as agent), James Clark, Pinetree and Beacon sold their warrants to us in exchange for shares of common stock on a 1-for-1 basis, with 1,025,000 shares issued to KBL Technology Funding (as agent), 311,530 shares issued to James Clark, 723,520 shares issued to Pinetree and 718,480 shares issued to Beacon. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 3(a)(9) of the Securities Act.

     On December 16, 1999, VC Advantage purchased 736,702 shares of our common stock at a price of approximately $1.3574 per share, aggregating $1,000,000. On December 16, 1999, VC Advantage also purchased 1,473,405 shares of Class A preferred stock at approximately $1.3574 per share, aggregating $2 million. In connection with this transaction, VC Advantage received warrants, exercisable on or before December 16, 2002, with an exercise price of $1.3574 per share, to purchase an aggregate of 442,022 shares of common stock of FinanceCo. In addition, Thomson Kernaghan, for its services as agent in respect of these transactions, received warrants to purchase an aggregate of 221,011 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $210,000). The shares and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On February 25, 2000, in consideration for advisory services rendered, we granted to each of Sheldon Inwenash and Michael Mendelson options to purchase 120,000 shares of common stock, and we granted to Bo Manor (an employee of KBL Capital Partners) options to acquire 60,000 shares of common stock, all at an exercise price of $1.44 per share. No sales commissions were paid in connection with such transactions. The options were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On February 28, 2000, VC Advantage purchased 1,033,333 shares of Class B preferred stock and Hammock purchased 688,889 shares of Class B preferred stock at a price of $2.90 per share, for aggregate gross proceeds of $5 million. In connection with this transaction, VC Advantage and Hammock received warrants, exercisable on or before February 28, 2003, to purchase an aggregate of 694,445 shares of common stock, with an exercise price of $1.53 per share (Hammock received 277,778 and VC Advantage received 416,667), and Thomson Kernaghan, for its services as agent in respect of this purchase, received warrants to purchase 347,223 shares of common stock on identical terms and received a sales commission of 7% of the offering (for an aggregate of $350,000). The shares and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On February 29, 2000, in connection with our sale of 1,000,000 special warrants to two institutional investors at a price of $2.50 per special warrant, Thomson Kernaghan received an agency fee of warrants to purchase 100,000 shares of common stock, with an exercise price of $2.50 per share, exercisable on or before February 28, 2003, and a fee in the amount of 8% of the offering (for an aggregate of $200,000). The special warrants and warrants were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On April 18 and 20, 2000, we issued an aggregate of 200,010 shares of common stock for a purchase price per share of $7.50, special warrants to acquire 1,906,660 shares of common stock at a purchase price per special warrant of $7.50 and warrants to purchase 1,053,335 shares of common stock at an exercise price of $12.50 per share to forty four (44) accredited investors for gross proceeds of $15,800,025. On June 5, 2000, we issued special warrants to acquire 44,760 shares of common stock at a purchase price per special warrant of $7.50, and warrants to purchase 22,380 shares of common stock at an exercise price of $12.50 per share to one accredited investor, for gross proceeds of $335,700. Thomson Kernaghan, for its services as agent in respect of these private placements, received $1,290,858 plus compensation options exercisable at no cost for warrants to purchase 215,143 shares of common stock with an exercise price of $7.50 per share, exercisable at any time on or prior to the second anniversary of the date of effectiveness of the registration statement filed for the shares underlying these warrants. The shares, special warrants, warrants and options were issued in reliance upon the exemption from registration afforded by
Section 4(2) of the Securities Act.

     On May 29, 2000, we issued 88,409 shares of common stock to Thomson Kernaghan in consideration of financial advisory services provided pursuant to a financial advisory services agreement dated as of December 10, 1999. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     In October 2000, we issued 300,000 shares of common stock to one person in consideration of investor relations services provided. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     On November 20, 2000, we issued 744,133 to six individual shareholders of Advanced Data Engineering, Inc. ("ADEi") in connection with the acquisition of ADEi. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration afforded by
Section 4(2) of the Securities Act.

ITEM  27.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                  EXHIBIT INDEX

Exhibit
Number            Description of Document
------            -----------------------

2.1(1) Acquisition Agreement among SoftQuad Software, Ltd., SoftQuad Acquisition Corp. and SoftQuad Canada, dated December 16, 1999

2.2(2) Plan and Agreement of Merger between The American Sports Machine, Inc. and SoftQuad Software, Ltd., dated March 1, 2000

2.3(2) Agreement and Plan of Reorganization among The American Sports Machine, Inc., SoftQuad Software, Ltd. and its Stockholders, dated March 1, 2000

2.4(4) Plan and Agreement of Merger between The American Sports Machine, Inc. and SoftQuad Software, Ltd., dated March 9, 2000

4.1(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class A Convertible Stock Purchase Agreement, dated December 9, 1999

4.2(1) VC Advantage Limited Partnership's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.3(1) Hammock Group Ltd.'s Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.4(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement with VC Advantage Limited Partnership, dated February 29, 2000

4.5(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Class B Convertible Stock Purchase Agreement with Hammock Group Ltd., dated February 29, 2000

4.6(1) Agent's Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd. pursuant to the Special Warrant Purchase Agreement dated, May 19, 2000

4.7(1) Special Warrant for Thomson Kernaghan & Co. Limited, as agent, to Purchase Shares of Common Stock of SoftQuad Software, Ltd., dated February 29, 2000

4.8(1) Form of Special Warrant to Purchase Shares of Common Stock of SoftQuad Software, Ltd., issued in April 18, 20 and June 5, 2000 private placements

4.9(1) Warrant Indenture Agreement between SoftQuad Software, Ltd. and Montreal Trust Company of Canada, dated April 18, 2000

4.10(2) Form of Subscription Agreement for Canadian Subscribers in April 18, 20 and June 5, 2000 private placements

4.11(2) Form of Subscription Agreement for American Subscribers in April 18, 20 and June 5, 2000 private placements

4.12(2) Registration Rights Agreement between SoftQuad Software Ltd., VC Advantage Limited Partnership and Thomson Kernaghan & Co. Limited, as agent, in connection with the Common Stock Purchase Agreement, dated December 8, 1999 and the Class A Convertible Stock Purchase Agreement, dated December 9, 1999

4.13(2) Registration Rights Agreement between SoftQuad Software Ltd., VC Advantage Limited Partnership and Thomson Kernaghan & Co. Limited, as agent, in connection with the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.14(2)        Registration  Rights  Agreement  between  SoftQuad  Software Ltd.
               Hammock Group Ltd. and Thomson Kernaghan & Co. Limited, as agent, in connection with the Class B Convertible Stock Purchase Agreement, dated February 28, 2000

4.15(2) Registration Rights Agreement between SoftQuad Software, Ltd. and SmallCaps Online LLC, for itself and as agent, dated April 18, 2000

4.16(1) Registration Rights Agreement between SoftQuad Software, Ltd. and Thomson Kernaghan & Co. Limited, for itself and as agent, dated April 18, 2000

4.17(3) Voting Trust and Exchange Agreement, among SoftQuad Software, Ltd., SoftQuad Acquisition Corp., SoftQuad Software, Inc. and Montreal Trust Company of Canada, dated February, 2000

4.18 Registration Rights Letter to holders of exchangeable shares of SAC, dated September 20, 2000 (to be filed by amendment)

5 Opinion of Jenkens & Gilchrist Parker Chapin LLP regarding legality (to be filed by amendment)

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Jenkens & Gilchrist  Parker  Chapin LLP  (included  in
               Exhibit 5)

------------------------------

(1) Incorporated by reference to Exhibits to the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 and December 31, 2000.

(2) Incorporated by reference to Exhibits to the registrant's Current Report on Form 8-K dated March 9, 2000.

(3) Incorporated by reference to Exhibits to the registrant's Current Report on Form 8-K dated April 21, 2000.

(4) Incorporated by reference to Exhibits to the registrant's Definitive Information Statement on Schedule 14C dated March 21, 2000.

(5) Incorporated by reference to Exhibits to the registrant's Annual Report on Form 10-KSB for the year ended September 30, 2000.

(6) Incorporated by reference to Exhibits to the registrant's Current Report on Form 8-K dated December 5, 2000.

(7) Incorporated by reference to the Exhibits to the registrant's Current Report on Form 8-K/A dated February 8, 2001.

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling persons of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;


         (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 on Form SB-2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on March ___, 2001.

                                                  SOFTQUAD SOFTWARE, LTD.

                                                  By:/s/   Roberto Drassinower
                                                    ----------------------------
                                                           Roberto Drassinower
                                                           Chief Executive Officer

     Pursuant to the  requirements of the Securities Act of 1933, this Amendment
No. 1 on Form SB-2 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Date:  March ___, 2001                               /s/   Roberto Drassinower*
                                                     ---------------------------
                                                           Roberto Drassinower
                                                           Chief Executive Officer and Director
                                                           (principal executive officer)

Date:  March___, 2001                                /s/   Andrew Muroff*
                                                     ----------------------------
                                                           Andrew Muroff
                                                           President and Director


Date:  March___, 2001                                /s/   David R. Lewis
                                                     ----------------------------
                                                           David R. Lewis
                                                           Chief Financial Officer
                                                           (principal financial and accounting officer)


Date:  March ___, 2001                               /s/   Joan Dea*
                                                     ----------------------------
                                                           Joan Dea
                                                           Director

Date:  March ___, 2001                               /s/   Robert Bagga*
                                                     ----------------------------
                                                           Robert Bagga
                                                           Director


                                      II-8


Date:  March ___, 2001                               /s/   Lawrence Goldberg*
                                                     ----------------------------
                                                           Lawrence Goldberg
                                                           Director



Date:  March ___, 2001                               /s/   Brock  Armstrong*
                                                     ----------------------------
                                                           Brock Armstrong
                                                           Director

*By: /s/  David R. Lewis
    ---------------------------------------
    David R. Lewis as Attorney in Fact

                                      II-9